  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 1996
                                                      REGISTRATION NO. 333-3051

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                          NAPRO BIOTHERAPEUTICS, INC.
            (Exact Name of Registrant as Specified in Its Charter)

        DELAWARE                     2833                    84-1187753
     (State or Other           (Primary Standard          (I.R.S. Employer
     Jurisdiction of              Industrial             Identification No.)
    Incorporation or          Classification Code
      Organization)                 Number)

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                              GORDON H. LINK, JR.
                            CHIEF FINANCIAL OFFICER
                            6304 SPINE ROAD, UNIT A
                            BOULDER, COLORADO 80301
                          TELEPHONE: (303) 530-3891
                         TELECOPIER: (303) 530-1296
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                               ----------------

                                  Copies to:
           LANCE BALK, ESQ.                 CHARLES W. MULANEY, JR., ESQ.
           KIRKLAND & ELLIS             SKADDEN, ARPS, SLATE, MEAGHER & FLOM
            CITICORP CENTER                     333 WEST WACKER DRIVE
         153 EAST 53RD STREET                  CHICAGO, ILLINOIS 60606
          NEW YORK, NY 10022                  TELEPHONE: (312) 407-0700
       TELEPHONE: (212) 446-4950             TELECOPIER: (312) 407-0411
      TELECOPIER: (212) 446-4900

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                          NAPRO BIOTHERAPEUTICS, INC.

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
              FORM S-1 ITEM                            LOCATION OR
            NUMBER AND CAPTION                    CAPTION IN PROSPECTUS

 1.  Forepart of the Registration Statement and
     Outside Front Cover Page of Prospectus.... Outside Front Cover Page
 2.  Inside Front and Outside Back Cover Pages
     of Prospectus............................. Inside Front Cover Pages;
                                                Outside Back Cover Page
 3.  Summary Information, Risk Factors and
     Ratio of Earnings to Fixed Charges........ Prospectus Summary; Risk Factors
 4.  Use of Proceeds........................... Prospectus Summary; Use of Proceeds
 5.  Determination of Offering Price........... Outside Front Cover Page; Underwriting
 6.  Dilution.................................. Risk Factors; Dilution
 7.  Selling Security Holders.................. Outside Front Cover Page; Principal
                                                Stockholders; Underwriting
 8.  Plan of Distribution...................... Outside Front Cover Page; Underwriting
 9.  Description of Securities to be
     Registered................................ Outside Front Cover Page; Prospectus
                                                 Summary; Description of Capital Stock
10.  Interests of Named Experts and Counsel.... Legal Matters
11.  Information with Respect to Registrant.... Outside Front Cover Page; Prospectus
                                                 Summary; Risk Factors; Price Range of
                                                 Common Stock; Dividend Policy;
                                                 Capitalization; Dilution; Selected
                                                Financial
                                                 Data; Management's Discussion and
                                                 Analysis of Financial Condition and
                                                Results
                                                 of Operations; Business; Management;
                                                 Principal Stockholders; Certain
                                                 Relationships and Related Transactions;
                                                 Description of Capital Stock;
                                                 Financial Statements
12.  Disclosure of Commission Position on
     Indemnification for Securities
     Act Liabilities........................... Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                PRELIMINARY PROSPECTUS, DATED JULY 26, 1996

PROSPECTUS

            [LOGO OF NAPRO BIOTHERAPEUTICS, INC. APPEARS HERE]

                          NaPro BioTherapeutics, Inc.

                                2,000,000 SHARES

                                  COMMON STOCK

  All of the 2,000,000 shares of common stock offered hereby (the "Offering") are being sold by NaPro BioTherapeutics, Inc. (the "Company"). The Company's common stock (the "Common Stock") is quoted on the Nasdaq Small Cap Market (the "Nasdaq Small Cap") under the symbol "NPRO." The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "NPRO," subject to commencement of the Offering. On June 27, 1996, the last reported sale price of the Common Stock on the Nasdaq Small Cap was $14.25 per share. See "Price Range of Common Stock."

  THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 6.

 THESE SECURITIES HAVE NOT BEEN  APPROVED OR DISAPPROVED BY THE  SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES   COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
    PASSED   UPON  THE  ACCURACY   OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                      UNDERWRITING
                                                     DISCOUNTS AND  PROCEEDS TO
                                     PRICE TO PUBLIC COMMISSIONS(1)  COMPANY(2)
- -------------------------------------------------------------------------------
 Per Share.......................... $               $              $
- -------------------------------------------------------------------------------
 Total(3)........................... $               $              $
- -------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company, estimated at $450,000.
(3) The Company and certain stockholders (representing 50,000 shares of Common Stock) have granted the Underwriters a 30-day option to purchase up to an aggregate of 300,000 additional shares of Common Stock on the same terms and conditions set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $         ,
    $          and $         , respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock offered by the Underwriters are subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that delivery of such shares will be made at the offices of the agent of Vector Securities International, Inc., in New York, New
York, on or about       , 1996.

                                  -----------


Vector Securities International, Inc.                          J.P. Morgan & Co.

   , 1996

- -------------------------
                             The Company's paclitaxel is being sold by F.H. Faulding & Co., Ltd. commercially in Australia under the tradename ANZATAX(R) for the treatment of refractory breast and ovarian cancers.
                            ---------------------------------------------------




- -------------------------
The Company is develop-
ing yew bush plantations
in order to have access
to a more stable and re-
liable source of Taxus
biomass for use in pro-
duction of the Company's
paclitaxel.











                            ---------------------------------------------------

The Company's paclitaxel has not been approved by the United States Food and Drug Administration (the "FDA") for sale in the United States and, with the exception of Australia, has not been approved for sale in any other major non-United States market. There can be no assurance that the Company's paclitaxel will be approved by the FDA or any other foreign regulatory agency on a timely basis, or at all. See "Risk Factors--Government Regulation; No Assurance of Regulatory Approval."

                               ----------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Certain statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following: general economic and business conditions; competition; technological advances; ability to obtain rights to technology; ability to obtain and enforce patents; ability to commercialize and manufacture products; ability to obtain raw materials; results of clinical studies; results of research and development activities; business abilities and judgment of personnel; availability of qualified personnel; changes in, or failure to comply with, governmental regulations; ability to obtain adequate financing in the future; and other factors referenced in this Prospectus. See "Risk Factors."

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus including information under "Risk Factors." Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. Special Note: Certain statements set forth below constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page 2 for additional factors relating to such statements.

                                  THE COMPANY

  NaPro BioTherapeutics, Inc. (the "Company") is a natural product pharmaceutical company which is focusing primarily on the development, manufacture and commercialization of paclitaxel (referred to in some scientific and medical literature as "taxol"(/1/)), a naturally-occurring anti-cancer agent found in certain species of yew (Taxus) trees. The Company's paclitaxel is referred to herein as "NBT Paclitaxel."

  The market for paclitaxel is dominated by Bristol-Myers Squibb Company ("BMS"). BMS has publicly announced that worldwide sales of their formulation of paclitaxel were approximately $580 million in 1995 and $200 million in the first quarter of 1996. BMS's paclitaxel is the only United States Food and Drug Administration ("FDA") approved formulation of paclitaxel, which approval is for the treatment of refractory (non-responsive) breast and ovarian cancers. The Company believes that by combining its proprietary extraction, isolation and purification ("EIP(TM)") manufacturing technology and the renewable sources of Taxus biomass being developed by the Company with its long-term, exclusive clinical development, regulatory approval, marketing and distribution agreements with two major international pharmaceutical companies, the Company will be well-positioned to participate in the worldwide paclitaxel market. There can be no assurance, however, that NBT Paclitaxel will prove safe and effective, meet applicable standards necessary for regulatory approvals, or be successfully marketed. See "Risk Factors--Early Stage of Product Development; Dependence on Paclitaxel" and""Risk Factors--Dependence on Strategic Alliances."

  To advance the development and commercialization of NBT Paclitaxel, the Company has entered into 20-year, exclusive agreements with each of F.H. Faulding & Co., Ltd. ("Faulding") and Baker Norton Pharmaceuticals, a subsidiary of IVAX Corporation ("IVAX" and together with Faulding, the "Strategic Partners") for the clinical development, sales, marketing and distribution of NBT Paclitaxel. Faulding, Australia's largest domestic pharmaceutical company, had 1995 sales of approximately $1.3 billion, and IVAX, a diversified international healthcare company, also had 1995 sales of approximately $1.3 billion.

  The Strategic Partners have agreed to fund and undertake the clinical trials required in order to obtain regulatory approvals for the commercialization of NBT Paclitaxel in their respective territories. The Company is responsible for supplying the Strategic Partners with NBT Paclitaxel for all of their clinical and commercial requirements. Under the terms of each agreement, IVAX and Faulding pay a fixed price for NBT Paclitaxel for non-commercial sales. For NBT Paclitaxel sold commercially, Faulding pays the Company a substantial share of gross revenue. For IVAX's commercial sales, IVAX will pay the Company on a cost plus basis for the Company's manufacture of NBT Paclitaxel and in addition will pay the Company a substantial share of IVAX's NBT Paclitaxel profits (as determined pursuant to the IVAX Agreement (as defined herein)).

- --------
(1) TAXOL(R) is a registered trademark of Bristol-Myers Squibb Company for an anti-cancer pharmaceutical preparation containing paclitaxel.

  Faulding obtained regulatory approval and began marketing NBT Paclitaxel as a generic pharmaceutical in Australia in January 1995 for the treatment of refractory breast and ovarian cancers and is seeking approval to sell NBT Paclitaxel in other countries in its defined territory. IVAX filed an investigational new drug exemption ("IND") application for NBT Paclitaxel with the FDA in June 1994. IVAX is currently engaged in Phase II/III clinical trials with NBT Paclitaxel for treating refractory breast and ovarian cancers and believes it may be able to submit a new drug application ("NDA") to the FDA for at least one indication in 1997. There can be no assurance, however, as to the completion of any clinical trials or as to whether IVAX will meet anticipated timetables or be successful in obtaining any necessary regulatory approvals or successfully market NBT Paclitaxel even if approval has been obtained. See "Risk Factors--Government Regulation; No Assurance of Regulatory Approval" and "Risk Factors--Uncertain Efficacy of Paclitaxel; Adverse Side Effects Associated with Use of Paclitaxel."

   The Company's EIP(TM) technology is designed to allow the extraction, isolation and purification of paclitaxel and other taxanes (compounds structurally similar to paclitaxel that can be synthesized into paclitaxel) from renewable sources of biomass such as needles and limbstock harvested from ornamental yew trees and bushes. In order to have access to a more stable and reliable source of Taxus biomass for use in the production of NBT Paclitaxel, the Company has entered into agreements with Pacific Biotechnologies, Inc. ("PBI"), a subsidiary of Pacific Regeneration Technologies, Inc., one of Canada's largest reforestation companies (the "PBI Agreement"), and Zelenka Nursery, Inc. ("Zelenka"), one of the largest horticulture companies in the United States (the "Zelenka Agreement"), each to grow cloned ornamental yew bushes on a large scale. The Company intends to supplement its supply of biomass obtained from PBI and Zelenka by entering into additional agreements with commercial growers of ornamental yew bushes, and, if economical, to develop its own plantations. The Company is currently constructing a large-scale commercial EIP(TM) manufacturing facility with planned capacity to meet the forecasted commercial needs of the Strategic Partners through 1999. In addition, in order to increase production yields of NBT Paclitaxel, and lower its cost of manufacture, the Company is developing a semi-synthetic process for manufacturing NBT Paclitaxel from certain other taxanes contained in renewable biomass sources.
                                ----------------

   The Company was incorporated as a Washington corporation in 1991, and was reincorporated as a Delaware corporation in 1993. The Company has three subsidiaries, NaPro BioTherapeutics (Canada) Inc., a British Columbia company ("NaPro Canada"), NaPro BioTherapeutics (Ireland) Ltd., a company formed under the laws of Ireland and NaPro West, Inc., a Delaware corporation. All references herein to the "Company" include these subsidiaries, unless the context requires otherwise.

   The Company's principal executive offices are located at 6304 Spine Road, Unit A, Boulder, Colorado 80301, and its telephone number is (303) 530-3891.

                                  THE OFFERING

 Common Stock offered.......................... 2,000,000 shares
 Common Stock to be outstanding after the Of-
  fering......................................  12,433,368 shares(1)
 Use of proceeds..............................  To fund capital expenditures, to fund development of
                                                ornamental yew tree plantations
                                                and for general corporate
                                                purposes, including early
                                                development of potential
                                                natural product
                                                pharmaceuticals. See "Use of
                                                Proceeds."
 Nasdaq Small Cap symbol......................  NPRO
 Nasdaq National Market symbol................  NPRO

                                                                       THREE MONTHS
                                YEAR ENDED DECEMBER 31,              ENDED MARCH 31,
                         ------------------------------------------  ---------------
                          1991    1992     1993     1994     1995     1995      1996
                         ------  -------  -------  -------  -------  -------  --------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Sales of products...... $  112  $   363  $ 1,248  $ 1,002  $ 2,623  $ 1,148  $    691
 Other..................     12      202        1        5      --       --        --
                         ------  -------  -------  -------  -------  -------  --------
  Total revenues........    124      565    1,249    1,007    2,623    1,148       691
Operating expenses:
 Research, development
  and cost of prod-
  ucts sold.............    611    1,670    3,505    2,707    4,325    1,074     1,786
 General and administra-
  tive..................    261    1,215    2,690    2,044    2,310      451       704
 Other..................    --       --         7    2,238      272      269       --
                         ------  -------  -------  -------  -------  -------  --------
  Total operating ex-
   penses...............    872    2,885    6,202    6,989    6,907    1,794     2,490
                         ------  -------  -------  -------  -------  -------  --------
Operating loss..........   (748)  (2,320)  (4,953)  (5,982)  (4,284)    (646)   (1,799)
Other income (expense),
 net....................      5       24       45     (152)     213        9        39
                         ------  -------  -------  -------  -------  -------  --------
Loss before extraordi-
 nary expense...........   (743)  (2,296)  (4,908)  (6,134)  (4,071)    (637)   (1,760)
Extraordinary expense...    --       --       --      (512)     --       --        --
                         ------  -------  -------  -------  -------  -------  --------
  Net loss.............. $ (743) $(2,296) $(4,908) $(6,646) $(4,071) $  (637) $ (1,760)
                         ======  =======  =======  =======  =======  =======  ========
Loss per share(2):
  Before extraordinary
   expense.............. $(0.22) $ (0.38) $ (0.79) $ (0.91) $ (0.51) $ (0.08) $  (0.21)
  Extraordinary expense.    --       --       --     (0.08)     --       --        --
                         ------  -------  -------  -------  -------  -------  --------
  Net loss(2)........... $(0.22) $ (0.38) $ (0.79) $ (0.99) $ (0.51) $ (0.08) $  (0.21)
                         ======  =======  =======  =======  =======  =======  ========
Weighted average shares
 outstanding(2).........  3,439    6,103    6,201    6,761    7,973    7,713     8,527

                             SUMMARY FINANCIAL DATA

                                                      MARCH 31, 1996,
                                             ----------------------------------
                                                                   PRO FORMA AS
                                             ACTUAL   PRO FORMA(3) ADJUSTED(4)
                                             -------  ------------ ------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term secu-
 rities..................................... $ 5,590    $ 8,831      $34,886
Working capital.............................   6,731      9,972       36,027
Total assets................................  10,206     13,447       39,502
Long-term obligations, net of current matu-
 rities.....................................   1,739      1,739        1,739
Minority interest(5)........................   3,715      3,715        3,715
Accumulated deficit......................... (20,460)   (20,460)     (20,460)
Stockholders' equity (deficit)..............   3,656      6,897       32,952

- -------
(1) Based upon shares outstanding as of March 31, 1996. Includes 1,647,724 shares of Common Stock issued upon exercise of the Redeemable Warrants (as defined herein) prior to the Warrant Redemption Date (as defined herein). Does not include: (i) 144,288 shares issued but held in treasury; (ii) 125,000 shares of Common Stock issuable upon conversion of the Company's Convertible Preferred Stock, Series A outstanding as of March 31, 1996;
    (iii) 459,092 shares of Common Stock issuable upon conversion of NaPro Canada's Convertible Preferred Stock, Series A outstanding as of March 31, 1996; (iv) 595,440 shares of Common Stock which were subject to outstanding options as of March 31, 1996, at exercise prices ranging from $0.19 to $11.75 per share, with a weighted average exercise price of $5.61 per share; (v) 180,446 shares of Common Stock issuable upon exercise of warrants outstanding as of March 31, 1996, at exercise prices ranging from $0.07 to $9.37 per share, with a weighted average exercise price of $0.74 per share; (vi) 400,000 shares of Nonvoting Common Stock issuable upon exercise of the Faulding Warrants (as defined herein) outstanding as of March 31, 1996, at an exercise price of $5.00 per share; and (vii) 360,000 shares of Common Stock issuable upon exercise of the Whale Warrants (as defined herein) outstanding as of March 31, 1996, at an exercise price of $7.50 per share. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights," "Management--Directors' Compensation," "Management-- 1993 Stock Option Plan," "Management-- Compensation of Executive Officers," "Description of Capital Stock--Company Preferred Stock; NaPro Canada Preferred Stock," and "Description of Capital Stock--Redeemable Warrants."
(2) See Note 1 of the Notes to Financial Statements for information concerning the computation of net loss per share.
(3) Gives pro forma effect to the issuance of 664,140 shares of Common Stock and the receipt of $3,240,700 (net of offering costs of $80,000) in cash pursuant to Cash Exercise (as defined herein) elections and to the issuance of 983,584 shares of Common Stock pursuant to Cash-less Exercise (as defined herein) elections of holders of the Redeemable Warrants prior to the Warrant Redemption Date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Capital Stock--Redeemable Warrants."
(4) As adjusted to give effect to the sale of 2,000,000 shares of Common Stock offered by the Company hereby, at an assumed Offering price of $14.25 per share, after deducting estimated underwriting discounts and commissions and the estimated expenses of the Offering. See "Use of Proceeds" and "Capitalization."
(5) Related to outstanding shares of preferred stock of NaPro Canada exchangeable into an equivalent number of shares of Common Stock of the Company. See Note 6 of Notes to Financial Statements.

                                 RISK FACTORS

  IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY POTENTIAL INVESTORS IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY. SPECIAL NOTE: CERTAIN STATEMENTS SET FORTH BELOW CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE REFORM ACT. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 2 FOR ADDITIONAL FACTORS RELATING TO SUCH STATEMENTS.

  EARLY STAGE OF PRODUCT DEVELOPMENT; DEPENDENCE ON PACLITAXEL. The Company has a limited relevant operating history upon which an evaluation of its prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the evolving, heavily regulated pharmaceutical industry, which is characterized by an increasing number of market entrants, intense competition and a high failure rate. In addition, significant challenges are often encountered in shifting from development to commercialization of new products. Since its inception, the Company has devoted its efforts almost entirely to the development and implementation of its EIP(TM) technology for producing NBT Paclitaxel. The Company currently has no other drugs in clinical trials and has conducted very limited investigation into additional product possibilities. The Company cannot predict when, if ever, it will identify or successfully develop any additional product candidates and any additional products. The Company is exclusively dependent on the sales of NBT Paclitaxel for revenues for the foreseeable future. The Company's production of NBT Paclitaxel continues to be limited to small-scale production for use by the Strategic Partners for research and development and in clinical trials and limited commercial sales. The Company's future growth and profitability will depend upon, among other things, the ability of the Company to complete development of its EIP(TM) technology, develop large scale commercial manufacturing capacity sufficient to meet requirements of the Strategic Partners, operate without infringing on the patent or proprietary rights of others, obtain regulatory approval for its manufacturing processes, including using biomass sources other than the bark of the wild Pacific yew for the production of NBT Paclitaxel, and develop and obtain regulatory approval for its semi-synthetic formulation of paclitaxel, of which there can be no assurance. The Company's growth and profitability is also dependent on the success of the Strategic Partners in advancing NBT Paclitaxel through regulatory processes in the United States and other countries around the world, and in fostering commercial acceptance of NBT Paclitaxel in the oncological market as a form of chemotherapy. This will require substantial additional clinical testing and marketing efforts and the expenditure of significant funds by the Strategic Partners. Although NBT Paclitaxel is currently approved for commercial sale in Australia, the Company does not expect NBT Paclitaxel to receive regulatory approvals in most other countries, including the United States, for at least two years, if at all. Clinical testing of the safety and efficacy of new drugs takes several years, and the time required to commercialize new drugs cannot be predicted with accuracy. Product development of pharmaceuticals is highly uncertain, and unanticipated developments, clinical or regulatory delays, unexpected adverse side effects, inadequate therapeutic efficacy or competitive and technological developments could slow or prevent the product development efforts of the Company and the Strategic Partners and have a material adverse effect on the Company. There can be no assurance that NBT Paclitaxel will receive the necessary regulatory approvals, prove safe and effective, be capable of being produced in commercial quantities at acceptable cost or be successfully marketed by the Strategic Partners in the oncological market. The failure of NBT Paclitaxel to achieve any of the foregoing would have a material adverse effect on the Company and could result in the Company being forced to discontinue operations. See "--Government Regulation; No Assurance of Regulatory Approval" and "Business."

  DEPENDENCE ON STRATEGIC ALLIANCES. The Company has entered into long-term agreements with the Strategic Partners pursuant to which the Strategic Partners have assumed control of the clinical development and commercialization of NBT Paclitaxel in their respective territories, including conducting clinical trials and preparing and filing regulatory submissions. The Company is responsible for the manufacture of NBT Paclitaxel as a pharmaceutical under current good manufacturing practices ("cGMP") to satisfy the Strategic Partners' clinical and commercial needs. The Company has limited independent clinical testing and marketing capabilities and experience and it is unlikely that the Company could achieve a sufficient independent level of such capabilities and experience in the short or medium term. In the event that either of the agreements with the Strategic Partners were to be terminated, there can be no assurance that the Company would be able to enter into new, comparable agreements, or establish its own marketing and sales force to market NBT Paclitaxel effectively on a global basis and compete with BMS and others, any of which would have a material adverse effect on the Company's business, financial condition and results of operations. Sales of NBT Paclitaxel to the Strategic Partners constituted virtually all of the Company's revenues during the year ended December 31, 1995 and during the three months ended March 31, 1996, and the Company expects that sales to the Strategic Partners will continue to constitute substantially all of the Company's revenues for the foreseeable future.

   There can be no assurance that the Strategic Partners will continue to perform their obligations under these agreements, that they will be successful in their clinical trials or in receiving the necessary regulatory approvals for NBT Paclitaxel or that they will be successful in marketing and distributing NBT Paclitaxel, if regulatory approvals are received. The failure of the Strategic Partners to perform any such obligations or to be successful in marketing NBT Paclitaxel would have a material adverse effect on the Company. Furthermore, there can be no assurance that business conflicts will not arise between the Strategic Partners or between the Company and the Strategic Partners over paclitaxel or non-paclitaxel anti-cancer drugs that may be produced by the Strategic Partners. In addition, the agreements with the Strategic Partners are subject to termination under various circumstances. Faulding may terminate its agreement with the Company upon the occurrence of certain events, including the following: (i) if Faulding becomes controlled by a pharmaceutical company that sells paclitaxel in the Faulding territory; (ii) if the Company becomes controlled by IVAX or BMS; (iii) if the Company is purchased by a pharmaceutical company which sells paclitaxel in the Faulding territory and that company refuses to be bound by the terms of the Faulding agreement; or (iv) if the Company is unable to meet the paclitaxel supply requirements of Faulding as defined under the agreement. IVAX may terminate its agreement if the Company materially breaches the agreement. Pursuant to the agreement, a material breach includes the Company's failure to meet the supply requirements of IVAX for a continuing three year period. In addition, if the Company is unable to meet at least 75% of its supply obligations to IVAX for a continuing period of 90 days, IVAX may have the right to obtain certain confidential manufacturing information and to have paclitaxel manufactured by a third party. Termination of the agreements under certain of the circumstances set forth above could prevent the Company from selling NBT Paclitaxel in the Faulding and IVAX territories for two years and three years following termination, respectively. If either of the Strategic Partners terminates or breaches its agreement, such termination or breach would have a material adverse effect on the Company and could result in the Company being forced to discontinue operations. See "Business--Strategic Alliances."

   LIMITED PRODUCT SALES; HISTORY OF SIGNIFICANT OPERATING LOSSES; ANTICIPATED FUTURE LOSSES. Since its inception, substantially all of the Company's revenues have come from sales of NBT Paclitaxel to the Strategic Partners for clinical trials and with respect to Faulding in Australia, limited commercial sales. The Company has generated only limited revenues and has incurred significant operating losses, including operating losses of approximately $5.0 million, $6.0 million and $4.3 million for the years ended December 31, 1993, 1994 and 1995, and $1.8 million for the three months ended March 31, 1996, resulting in an accumulated deficit of $20.5 million as of March 31, 1996. In addition, losses are continuing and will continue until such time, if ever, that the Company is able to generate sufficient revenue from sales of NBT Paclitaxel to cover its expenses. The Company expects to incur significant operating losses at least through 1997, if not longer, as the Company scales up its manufacturing capabilities and develops and secures new sources of biomass to produce NBT Paclitaxel. Furthermore, the Company's ability to achieve profitability depends on the ability of the Strategic Partners to obtain required regulatory approvals in the United States among other places, and successfully market NBT

Paclitaxel as well as to operate in a competitive environment. The Company's profitability will also depend on its ability to establish and operate FDA-approved manufacturing facilities that produce quantities of NBT Paclitaxel in sufficient quantities on a timely basis to supply the Strategic Partners' requirements and to operate without infringing on the patents and proprietary rights of others. There can be no assurance that any of such events will occur, that the Company's revenues will increase or that the Company will ever achieve profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and Financial Statements.

   POTENTIAL LIMITATIONS ON THE AVAILABILITY OF RAW MATERIALS. Through 1994, the Company harvested bark of the wild Pacific yew tree as the primary raw material used in the Company's production of NBT Paclitaxel. Harvesting the bark from Pacific yew trees generally requires cutting down the trees. This practice has been the subject of environmental controversy between pharmaceutical companies, governmental agencies regulating public lands and environmental activist groups due to the prevalence of some wild Pacific yew trees located in old growth forests which are frequently the habitat of the spotted owl and other endangered species. As such, there can be no assurance that the bark of the wild Pacific yew tree will be available for the production of NBT Paclitaxel in the future. The Company is developing its EIP(TM) technology to extract paclitaxel and other taxanes from non-bark sources of ornamental yew trees and bushes. The use of non-bark sources for paclitaxel may require additional regulatory approval, of which there can be no assurance. See "--Government Regulation; No Assurance of Regulatory Approval."

   To improve its access to raw materials for the production of NBT Paclitaxel and to help avoid environmental issues, the Company is implementing a plantation strategy pursuant to which it grows ornamental yew bushes which it believes may provide it with a renewable source of biomass. The Company has entered into the PBI Agreement and Zelenka Agreement pursuant to which PBI and Zelenka, respectively, will grow and harvest ornamental yew bushes for the Company. The Company also intends to supplement its supply of biomass obtained from PBI and Zelenka by entering into additional agreements to purchase biomass and mature yew bushes from commercial growers and, if economical, to develop its own plantations. There can be no assurance that the Company will be able to enter into additional agreements on acceptable terms or at all or that the Company will be successful in developing its own plantations. In addition, there can be no assurance that the arrangements with PBI and Zelenka will prove successful in supplying biomass in adequate quantities or of sufficient quality to satisfy the Strategic Partners' commercial requirements, or that alternate sources of biomass will be available to the Company, if necessary for its operations, on commercially reasonable terms, in sufficient quantities, or at all. The biomass used for NBT Paclitaxel may also be difficult to obtain in the future due to many other factors, including environmental regulation and litigation, geographic location, weather patterns, scarcity, destruction by insects, vandalism, acts of God and fire. Moreover, yew biomass is subject to a very long product cycle (between four and five years) between the planting of the yew trees and bushes and harvesting and accordingly, mature yew trees and bushes, if destroyed or damaged cannot be replaced on a timely basis. The paclitaxel content of the biomass obtained by the Company may also vary as a result of fluctuations in temperature, humidity, soil content and age of the biomass source as well as geographical area. Failure to obtain an adequate supply of quality biomass on a timely basis would limit or preclude the Company's ability to manufacture NBT Paclitaxel, and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Biomass; Manufacturing."

  LIMITED MANUFACTURING EXPERIENCE; DEPENDENCE ON A COMMERCIAL-SCALE PACLITAXEL MANUFACTURING FACILITY; TECHNOLOGICAL CHALLENGES. Although the Company has constructed and currently operates small-scale manufacturing facilities in the United States and Canada, the Company has limited experience in producing NBT Paclitaxel in large-scale commercial quantities adequate to support sales in a major market. Since its inception, the Company has produced NBT Paclitaxel only in quantities necessary for research and clinical trials and limited commercial sales by Faulding in Australia. The Company does not currently have the trained staff or the facilities necessary to manufacture NBT Paclitaxel in large-scale commercial quantities. The Company is currently in the process of constructing a large-scale commercial EIP(TM) manufacturing facility in Boulder, Colorado with the expected capacity to produce a sufficient volume of NBT Paclitaxel to meet the Strategic Partners' needs through 1999. In order to increase its capacity to manufacture NBT Paclitaxel, the Company is currently developing a semi-synthesis process. If the Company successfully develops a semi-synthetic process and receives the required regulatory approvals, the Company intends to either expand its current facility under construction to accommodate semi-synthesis manufacturing or construct a separate semi-synthesis manufacturing facility. There can be no assurance, however, that the proposed large-scale commercial EIP(TM) manufacturing facility or semi-synthesis manufacturing facility will be completed within the time periods indicated, if at all, or be adequate to supply the Strategic Partner's commercial long-term needs. In addition, there can be no assurance that the Company will receive the necessary regulatory approvals for its manufacturing facilities or processes. The success of the Company's manufacturing facilities will depend upon its ability to successfully adapt its EIP(TM) technology for large-scale commercial production of NBT Paclitaxel. The adaptation of such technologies to accommodate increased production volumes may result in significant expense and is subject to numerous risks, including unanticipated problems and delays. There can be no assurance that the Company will successfully adapt its EIP(TM) technology to large-scale commercial production on a timely basis, if at all. There also can be no assurance that the Company will be able to achieve at any facility the product yields and operating efficiencies necessary to produce NBT Paclitaxel at a competitive cost. The Company's failure to adapt its technology for large-scale commercial production and to establish and successfully operate large-scale commercial manufacturing facilities at a competitive cost would have a material adverse effect on the Company. In addition, although the Company performs its own procedures for isolation and purification of paclitaxel and other taxanes, the Company currently has a contract with a third party for the extraction of crude paclitaxel and other taxanes from yew biomass. This contract provides for only small-scale extraction. Accordingly, to meet the expected increase in demand for NBT Paclitaxel if regulatory approvals are obtained, the Company must either contract out its large-scale extraction requirements or build an extraction facility. There can be no assurance that a contract can be obtained on commercially reasonable terms, if at all, or that an extraction facility can be constructed in a timely fashion and receive the necessary regulatory approvals. The failure of the Company to secure a large scale extraction contract or to construct a regulatory-approved extraction facility on a timely basis in order to meet its supply obligations to the Strategic Partners would have a material adverse effect on the Company. See "Business--Biomass; Manufacturing" and "Business--Government Regulation and Product Approvals."

   GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL. The research and development, manufacture, preclinical and clinical testing, distribution and marketing of pharmaceutical products, including NBT Paclitaxel, are subject to extensive regulation by numerous governmental authorities in the United States and other countries. The process of obtaining regulatory approval by the FDA and other required regulatory approvals, is lengthy, expensive and uncertain. Prior to marketing in the United States, product candidates, including NBT Paclitaxel, must undergo extensive preclinical and clinical testing to satisfy the FDA that it is safe and efficacious in each clinical indication (the specific condition intended to be treated), dosage, dose schedule and route of administration for which approval for use is sought. In addition, approval by analogous regulatory authorities in other countries must be obtained prior to commencing marketing of pharmaceutical products in those countries. The approval process varies from country to country and approval for sale in one country may facilitate, but does not ensure approval in other countries. Delays in obtaining regulatory approvals would adversely affect the development, testing and marketing of NBT Paclitaxel and the ability of the Company to generate revenues from the sale of NBT Paclitaxel. While certain of the Company's employees have some experience in conducting and managing the preclinical and clinical testing necessary to obtain regulatory approval, the Company is relying almost exclusively on the Strategic

Partners to manage the process of taking NBT Paclitaxel through the numerous clinical tests and regulatory processes necessary to gain approval for use in those countries that Faulding or IVAX are targeting for commercial sales of NBT Paclitaxel. There can be no assurance that NBT Paclitaxel, or any other product candidate developed by the Company, will prove to be safe and effective in clinical trials or that the Strategic Partners will obtain regulatory approvals for NBT Paclitaxel in a timely manner, or at all. Even if regulatory clearance is obtained, NBT Paclitaxel is subject to continual review, and later discovery of previously unknown defects or failure to comply with the applicable regulatory requirements may result in restrictions on marketing or withdrawal from the market as well as possible civil or criminal sanctions.

   Before receiving FDA approval to market NBT Paclitaxel, the Company and the Strategic Partners will have to demonstrate that NBT Paclitaxel represents a safe and effective therapy. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approvals. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, preclinical and clinical trials and FDA regulatory review. If regulatory approval of NBT Paclitaxel is granted, such approval will be limited to those disease states and conditions for which the product is, as demonstrated through clinical studies, safe and effective. Furthermore, approval may entail ongoing requirements for post-marketing studies. In order for regulatory approval to be obtained, manufacturers of therapeutic products sold in the United States are required to satisfy the FDA that their manufacturing facilities and processes adhere to applicable standards, including cGMP, and to engage in extensive record keeping and reporting. Failure to comply with cGMP regulations may result in restrictions on NBT Paclitaxel's marketing or manufacture and may result in product seizures, product recalls, or withdrawal of the product from the market. Compliance with such regulations is costly and requires substantial time and attention. Following an inspection of the Company's manufacturing facilities in Canada and the United States by an auditor of the Australian Therapeutic Good Administration ("TGA"), Australia's equivalent of the FDA, the TGA issued approvals to the Company as an Australian cGMP compliant paclitaxel manufacturer. None of the Company's manufacturing facilities, however, have been inspected by the FDA.

  The majority of clinical trials performed with NBT Paclitaxel utilize product manufactured from the Company's inventory of bark from the wild Pacific yew tree. The Company intends, however, to include product manufactured from needles and limbstock harvested from ornamental yew trees and bushes in its Drug Master File ("DMF") which the Company will file in support of IVAX'S NDA. United States regulatory approvals by or agreements with the FDA will be required to make these changes in biomass sources. It will be necessary to demonstrate that paclitaxel extracted from a different species, or a different part of the tree is chemically and biologically equivalent to a reference material which has been previously characterized and tested. Similarly, the same type of demonstration must be made for paclitaxel produced using the Company's planned semi-synthesis manufacturing process. It is anticipated that the production of paclitaxel semi-synthetically will not be referenced in the initial NDA filing, but rather in an SNDA to be filed after the initial approval of NBT Paclitaxel, if ever. Each of these changes potentially introduces additional uncertainty in the FDA review process which could delay or inhibit the marketing approval for NBT Paclitaxel. There can be no assurance that regulatory approval will be received on a timely basis, if at all. Failure to receive such approval would have a material adverse effect on the Company's business, financial condition and result of operations.

   The Company is subject to United States laws and regulations applicable to exporting drugs. On April 26, 1996, the export provisions in the Food, Drug and Cosmetic Act (the "FDC Act") were amended in Chapter 1A of Title II, Supplemental Appropriations For The Fiscal Year Ending September 30, 1996, in the "FDA Export Reform and Enhancement Act of 1996" to authorize the export of a drug before marketing approval is obtained in the United States, to any country, if the drug (i) complies with the laws of the importing country, and
(ii) has valid marketing authorization by the appropriate authority in a country listed by the statute, one of which is Australia. The Company has received valid marketing authorization from Australia. Thus, if the other statutory conditions are met, the Company believes that future exports from the United States of NBT Paclitaxel labeled in accordance with the laws of Australia and, for countries other than Australia, of the importing country, should be permissible without an FDA permit or other FDA approval, although no such assurance can be given.

   The Company is also subject to, among others, the regulations of Canada, the Province of British Columbia, the United States Environmental Protection Agency, the Department of Interior (United States Fish and Wildlife Services and the Bureau of Land Management), the Department of Agriculture (United States Forest Service) and other countries and regulatory agencies. Pursuant to the National Environmental Policy Act, certain United States agencies have prepared an Environmental Impact Statement that addresses the impact of harvesting wild Pacific yew trees, including cutting down wild Pacific yew trees on federally-managed land. The Company ceased harvesting bark in August 1994, although the Company has biomass in its inventory obtained from the bark of the wild Pacific yew tree. The Company is also subject to federal, state and local laws and regulations governing the use and disposal of hazardous materials as well as regulations imposed by the Occupational Safety and Health Administration governing worker safety. There can be no assurance that the Company is at all times in complete compliance with all such requirements. The Company has made and will continue to make expenditures to comply with environmental requirements. Compliance with these regulations is time-consuming and expensive. The failure to comply with these regulations, however, could have a material adverse effect on the Company's business, financial condition and results of operations.

   The adoption by federal, state or local governments of significant new laws or regulations or a change in the interpretation or implementation of existing laws or regulations relating to environmental or other regulatory matters, including FDA requirements, could increase the cost of producing NBT Paclitaxel, delay regulatory approval, preclude continued marketing, or otherwise adversely affect the Company's ability to produce or sell NBT Paclitaxel. Adverse governmental regulations which might arise from future legislative or administrative regulations or other actions cannot be predicted. In addition, the Company's activities have been opposed by the Oregon Natural Resources Council ("ONRC") because of their concern over wild Pacific yew in old growth forests. Even though the Company no longer harvests biomass from the bark of the wild Pacific yew and does not intend to do so, there can be no assurance that the ONRC and other environmental activist groups will not oppose other activities of the Company, which may have the effect of delaying or halting production of NBT Paclitaxel, each of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategic Alliances" and "Business--Government Regulation and Product Approvals."

   UNCERTAIN EFFICACY OF PACLITAXEL; ADVERSE SIDE EFFECTS ASSOCIATED WITH USE OF PACLITAXEL. Paclitaxel is not considered to be a long-term cure for cancer. Safety and efficacy trials completed by BMS, however, have demonstrated to the satisfaction of the FDA that paclitaxel is efficacious in treating refractory ovarian and breast cancers in accordance with their guidelines. The Company understands that other clinical trials have indicated that paclitaxel, individually and in combination with other chemotherapeutic agents, may be effective in treating other forms of cancer. Such trials are ongoing, however, and, accordingly, there is no conclusive evidence of paclitaxel's effectiveness in treating other forms of cancer. It may take several years to obtain the final results of such trials, and there can be no assurance that paclitaxel will demonstrate efficacy as a broad-spectrum anti-cancer agent or that it will prove to be more efficacious than other chemotherapeutic agents as single agent therapy in treating any form of cancer. Like chemotherapy agents in general, the present formulation for administering paclitaxel is believed to cause adverse side effects, which, in some patients, are extensive. These side effects include hypersensitivity (allergic) reactions, which require the use of various premedications to minimize the side effects. In addition, paclitaxel has been shown to produce peripheral neuropathy (loss of sensation or pain and tingling in the extremities) and neutropenia (low white blood cell counts) which, as a result, may limit its use in certain cases. There can be no assurance that such side effects or other unintended and/or toxic side effects will not adversely affect the ability of the Strategic Partners to obtain regulatory approval for or to market NBT Paclitaxel. See "Business--Paclitaxel Overview."

   RAPID TECHNOLOGICAL CHANGE; INTENSE COMPETITION. The biopharmaceutical industry is subject to rapid and significant technological change. The Company competes with all entities developing and producing therapeutic agents for cancer treatment or other diseases which may be the subject of future product development efforts of the Company. These entities include numerous academic and research organizations and pharmaceutical and biotechnology companies pursuing production of, among other things, genetically engineered drugs, drugs manufactured through chemical synthesis and cell-tissue growth, as well as companies specifically pursuing the production of paclitaxel for commercial sale from natural product extraction techniques. The Company's competitors may succeed in developing technologies, products and processes that render the Company's processes and/or products obsolete or non-competitive and which may have a material adverse effect on the Company's business, financial condition and results of operations. Many companies and research institutions are seeking means to obtain paclitaxel and other taxanes from renewable biomass components of yew trees and other sources in order to increase potential paclitaxel yields, avoid environmental concerns and reduce the cost of biomass. Although the Company has engineered a technology for the extraction, isolation and purification of NBT Paclitaxel from bark and renewable parts of yew trees and bushes, the development by others of manufacturing methods for paclitaxel-containing biomass sources that are significantly less costly than the Company's could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

   In addition, the Company is aware of several potential competitors that have developed and patented or are developing various processes for producing paclitaxel and paclitaxel-related substances semi-synthetically and through other processes and which have resulted or may result in products that are as effective or more effective than paclitaxel extracted from the bark of yew trees. Although the Company is currently conducting research to increase product yield through a semi-synthesis process incorporating its proprietary and licensed technology, no assurance can be given that technical problems will not be encountered in developing such technology for clinical or commercial use or that any semi-synthesis process that may be developed by the Company will not be deemed to infringe on the proprietary rights of others or will itself be protectable by patents. In addition, although the Company believes the production of fully synthetic paclitaxel is not currently commercially viable, the discovery by a third party of a cost-effective means to fully synthesize paclitaxel in commercial quantities or the manufacture of taxane derivatives or analogs that are more efficacious than NBT Paclitaxel in treating cancer would have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, many of these competitors, including BMS who currently dominates the paclitaxel market, have substantially greater capital resources, research and development capabilities, manufacturing and marketing resources, and experience than the Company. The Company expects BMS to compete intensely to maintain its dominance of the paclitaxel market, including through pursuit of an aggressive patent strategy. The Company's competitors may succeed in obtaining patents which limit or preclude the Company from producing NBT Paclitaxel or in developing products that are more effective or less costly than any that may be developed by the Company, including NBT Paclitaxel, that gain regulatory approval prior to or that are marketed more successfully than the Company's products, any of which would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Uncertainty of Protection of Patents and Proprietary Technology; Reliance on Trade Secrets" and "--Uncertainty Related to Australian Patent Proceedings."

   BMS is already marketing paclitaxel commercially in the United States, Australia, Canada, Europe and certain other territories, and Rhone-Poulenc Rorer ("RPR"), a large multinational pharmaceutical company, has developed a proprietary analog of paclitaxel called docetaxel, which has a microtubule binding mechanism of action similar to that of paclitaxel. In May 1996, docetaxel, which is marketed by RPR under the trademark Taxotere(R), was approved by the FDA for treatment of anthracycline-resistant breast cancer in patients without impaired liver function. In addition, upon expiration in December 1997 of the marketing protection from generic competition currently afforded to BMS' paclitaxel compound under the 1984 Waxman-Hatch Amendment (the "Waxman-Hatch Act") to the Food, Drug and Cosmetic Act (the "FDC Act"), NBT Paclitaxel, if approved, will be subject to competition from generic paclitaxel pharmaceuticals in the United States. In Europe, a similar exclusivity period extends for ten years from approval. The success of competitors, including generic manufacturers, in entering the paclitaxel market may limit or foreclose the Company's market opportunity. See "Business--Competition" and "Business--Clinical Status of NBT Paclitaxel."

   UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY TECHNOLOGY; RELIANCE ON TRADE SECRETS. The Company's success depends, in part, on its ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. Where appropriate, the Company seeks protection of its proprietary technology by applying for patents in the United States and abroad. The Company owns three issued United States patents and has several United States patent applications pending. The Company has filed patent applications in certain other areas of the world and expects to make additional filings as it believes appropriate. In addition, the Company has obtained licenses from third parties to use their proprietary technology, for which patent applications have been filed in the United States and in certain other areas of the world. There can be no assurance that either the Company's or its licensors' existing patent applications will become issued patents or that, if issued, that the coverage claimed in the applications will not be significantly reduced prior to issuance, or that the Company will be able to obtain any necessary or desired additional licenses to patents or technologies of others or that the Company will be able to develop its own additional patentable technologies. There can be no assurance that any future patents issued to the Company, if any, will provide it with competitive advantages or that products or processes covered by any such patents will not be challenged as infringing upon the patents or proprietary rights of others, or that any such patents will not be invalidated, or that the patents or proprietary rights of others will not have a material adverse effect on the ability of the Company to do business. Patent applications in the United States are maintained in secrecy until patents are issued, and patent applications in certain other countries generally are not published until more than 18 months after they are filed. In addition, publication of scientific or patent literature often lags behind actual discoveries. As a result, the Company cannot be certain it or any of its licensors was the first creator of inventions covered by the Company's or its licensors' pending patent applications or that the Company or its licensors were the first to file such applications. Furthermore, there can be no assurance that others will not independently develop similar technology or, if patents are issued to the Company, that others will not design technology to circumvent the Company's patents or proprietary rights.

   A substantial majority of the Company's proprietary technology is not protected by patents and is held by the Company as trade secrets, including much of its EIP (TM) technology. The Company's success will depend in part on its ability to protect trade secrets for extracting, isolating and purifying paclitaxel and other technology. The Company relies on proprietary know-how and confidential information and employs various methods, such as entering into confidentiality and non-compete agreements with its current employees and with third parties to whom it divulges proprietary information, to protect the processes, concepts, ideas and documentation associated with its technologies, including its paclitaxel production process. Such methods may afford incomplete protection, and there can be no assurance that the Company will be able to adequately protect its trade secrets or that other companies will not acquire or independently develop information which the Company considers to be proprietary. In addition, if the Company is unable to fulfill its contractual obligations to IVAX relating to its supply of NBT Paclitaxel the Company may, under certain circumstances, be contractually obligated to disclose proprietary manufacturing information to IVAX. The inability to maintain its trade secrets for its exclusive use could have a material adverse effect on the Company.

   The patent position of pharmaceutical companies generally is highly uncertain and involves complex legal and factual questions. Paclitaxel is an unpatentable, naturally occurring compound. A large number of compositions containing paclitaxel, as well as processes and other technologies, including those relating to processing paclitaxel and other taxanes and preparing the drug for finished formulation and administration, are or may be patented. Certain of these patents are owned by BMS and RPR, two of the Company's primary competitors. The Company is aware of competitors and potential competitors who are pursuing patent protection for various aspects of the extraction, preparation and production of natural and semi-synthesis paclitaxel. In the event that the Company's technology, products or activities are deemed to infringe upon the rights of others, including but not limited to BMS, the Company could be subject to damages or enjoined from using such technology, or the Company could be required to obtain licenses to utilize such technology. No assurance can be given that any such licenses would be made available on terms acceptable to the Company, or at all. If the Company was unable to obtain such licenses, it could encounter significant delays in product market introductions while it attempted to design around the patents or rights infringed upon, or could find the development, manufacture or sale of products requiring such licenses to be foreclosed. In addition, the Company could experience a loss of revenues and may incur substantial costs in defending itself and indemnifying the Strategic Partners in patent infringement or proprietary rights violation actions brought against it or either of the Strategic Partners. The Company could also incur substantial costs in the event it finds it necessary to assert claims against third parties to prevent the infringement of its patents and proprietary rights by others. Participation in such infringement proceedings could have a material adverse effect on the Company, even if the eventual outcome were favorable. See "--Uncertainty Related to Australian Patent Proceedings," "Business-- Strategic Alliances," "Business--Patents and Proprietary Technology" and "Business--Australian Petty Patents."

   UNCERTAINTY RELATED TO AUSTRALIAN PATENT PROCEEDINGS. In September 1993 and August 1994, BMS received two Australian petty patents claiming certain methods of administering paclitaxel. Australian petty patents have a maximum term of six years, are allowed to contain only three claims (one independent and two dependent) and are granted on the basis of a prior art search which is significantly more limited in scope than the searches done prior to issuance of standard patents. Following publication of these patents, Faulding instituted legal action to revoke these patents on the grounds that the patent claims are invalid and that the subject matter claimed in the patents was already known prior to the claimed date of invention. In February 1995, BMS brought legal action against Faulding seeking an injunction to prevent Faulding from marketing NBT Paclitaxel pursuant to Faulding's generic approval. In March 1995, the Australian court denied BMS's request to enjoin Faulding from marketing NBT Paclitaxel. The Company believes, based on communications with Faulding, that BMS's claims will likely be resolved in conjunction with Faulding's revocation action in late 1996 or early 1997. No assurance can be given, however, that the BMS matter will be resolved within this time frame or that BMS will not obtain an injunction against Faulding which could prevent Faulding from marketing NBT Paclitaxel in Australia. If Faulding were prevented from marketing NBT Paclitaxel in Australia pursuant to its generic approval, Faulding would be unable to market NBT Paclitaxel for commercial sale in Australia until such time as Faulding obtains its own non-generic approval which would require substantial clinical trials and a lengthy regulatory approval process. There can be no assurance, however, that Faulding would be able to obtain its own non-generic approval in such circumstances. If BMS is successful in enforcing its patent claims against Faulding such that Faulding is unable to sell NBT Paclitaxel in Australia, such a result would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business

- --Strategic Alliances," "Business-- Patents and Proprietary Technology" and "Business--Australian Petty Patents."

   FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING. The Company has incurred negative earnings and cash flow from operations since its inception. Substantial expenditures will be required to enable the Company to scale-up its manufacturing capabilities, acquire biomass and continue its research and development activities. The Company anticipates that its existing capital resources, including preclinical and clinical trial support from the Strategic Partners, together with the net proceeds of the Offering and interest earned thereon, will be adequate to fund operations and capital expenditures through the foreseeable future. The Company's actual future capital needs, however, will be dependent upon many factors, including the costs and progress of its process and technology development activities, the cost and success of the Company's plantation strategy, the progress of the Strategic Partners' clinical development of NBT Paclitaxel, the timing and receipt of regulatory approvals, the amount of revenues from the sale of NBT Paclitaxel, if any, the costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent claims and other intellectual property rights, developments related to regulatory and reimbursement matters, competing technological and market developments, changes in or terminations of existing strategic alliances and the cost, timing and success of manufacturing scale-up, including construction of large-scale commercial EIP(TM) and semi-synthesis manufacturing facilities.

   Depending on the factors described above, the Company may need to raise substantial additional funds. The Company may seek additional funding through public or private financings. If additional funds are raised by issuing equity securities, further dilution to stockholders will result. Debt financing, if available, may involve restrictive covenants. If adequate funds are not available, the Company may obtain funds through arrangements with strategic partners or others that may require the Company to relinquish rights to certain of its technologies, any one of which could have a material adverse effect on the Company's operations. The failure of the Company to raise capital when needed would have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and Financial Statements.

   RELIANCE ON FOREIGN SALES. For the year ended December 31, 1995, sales of NBT Paclitaxel into foreign markets accounted for approximately 75% of the Company's revenues, and for the three months ended March 31, 1996, sales of NBT Paclitaxel into foreign markets accounted for approximately 69% of the Company's revenues. The Company anticipates that a significant portion of its revenues will continue to be derived from sales of its products in foreign markets until such time, if ever, as IVAX receives approval for commercial sale of NBT Paclitaxel in the United States. A substantial portion of the Company's revenues and operations will thus continue to be subject to the risks associated with foreign business, including economic or political instability, shipping delays, changes in foreign regulatory laws governing sales of drugs, fluctuations in foreign currency exchange rates and various trade restrictions, all of which could have a significant impact on the Company's ability to deliver products on a competitive and timely basis. Future imposition of, or significant increases in, the level of customs duties, export quotas, drug regulatory restrictions or other regulatory or trade restrictions could have a material adverse effect on the Company. See "Business--Strategic Alliances," "Business--Government Regulation and Product Approvals," "Business--Marketing and Sales" and "Business--Foreign and Domestic Operations; Export Sales."

   UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT. There is significant national concern today about the availability and rising cost of health care in the United States. It is anticipated that new federal and/or state legislation will be proposed to attempt to provide broader and better health care and to manage and contain its cost. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals may have on its business, the pendency or adoption of such proposals could have a material adverse effect on the Company, including its ability to raise capital, or on the market value of the Common Stock.

   In both domestic and foreign markets, sales of the Company's product candidates will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that NBT Paclitaxel will be considered cost-effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. Failure to achieve sufficient price levels for NBT Paclitaxel would have a material adverse effect on the Company's business, results of operations and financial condition. Legislation and regulations affecting the pricing of pharmaceuticals may change before NBT Paclitaxel is approved for marketing. Adoption of such legislation or regulations could further limit reimbursement for medical products and services.

   RISK OF PRODUCT LIABILITY; LIMITED INSURANCE. The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of therapeutic products. While the Company will continue to take precautions it deems appropriate, there can be no assurance that it will be able to avoid significant product liability exposure. Pursuant to the agreements with the Strategic Partners, the Company is required to indemnify the Strategic Partners for any defect in the NBT Paclitaxel that is shipped to Faulding or IVAX. Under such agreements, the Company will be indemnified by the Strategic Partners against certain product liability claims brought against the Company to the extent such liability is a result of actions by the Strategic Partners once they receive NBT Paclitaxel from the Company. The Company currently maintains product liability insurance in the amount of $5.0 million per policy year. Product liability insurance for the pharmaceutical industry, however, generally is expensive, to the extent it is available at all. There can be no assurance that the Company will be able to maintain such insurance on acceptable terms, that it will be able to secure increased coverage as the commercial approval process for NBT Paclitaxel progresses or that its insurance policy will provide adequate protection against potential claims. A successful claim brought against the Company in excess of the Company's insurance coverage or a product recall could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Strategic Alliances."

   DEPENDENCE ON MANAGEMENT AND KEY PERSONNEL; ABILITY TO MANAGE GROWTH. The Company is highly dependent upon the services of its senior executives and certain key scientific personnel, particularly its Chairman, Leonard P. Shaykin, and its President and Chief Executive Officer, Sterling K. Ainsworth. The Company maintains a key-man life insurance policy on the life of Dr. Ainsworth in the amount of $3.0 million. Although the Company has entered into employment contracts with Mr. Shaykin, Dr. Ainsworth, Dr. Patricia A. Pilia, the Company's Vice President, BioResearch and Toxicology, and Dr. Lawrence Helson, the Company's Vice President, Clinical Research (collectively, the "Senior Executives"), which expire in June 1998 (collectively, the "Executive Agreements"), the loss of the services of any of the Senior Executives or other of the Company's key employees could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, Mr. Shaykin and Dr. Helson serve the Company on a part-time basis and each of them has obligations which could divert their attention from the Company's affairs to the Company's detriment. The Company's move to large-scale commercial operations will depend upon, among other things, the successful recruiting of highly skilled managerial and technical personnel with experience in business activities such as those contemplated by the Company. Although the Company has hired a number of individuals which the Company believes have the requisite skills and experience to allow the Company to expand its operations to a commercial scale, competition for the type of highly skilled individuals required by the Company is intense among pharmaceutical companies, health care companies, government agencies, academic institutions and other organizations. There can be no assurance that the Company will be able to retain existing employees or that it will be able to find, attract and retain other skilled personnel on acceptable terms to help the Company manage its growth. See "Management."

   CONTINUING CONTROL BY EXISTING STOCKHOLDERS; CONFLICT OF INTEREST. The Company's executive officers and directors beneficially own approximately 29.0% of the Common Stock and will own approximately 24.2% after giving effect to the Offering. In addition, IVAX, one of the Strategic Partners, beneficially owns approximately 11.2% of the Common Stock. In the event that such stockholders were to act in concert with respect to the Company's operations, they would be in a position generally to substantially influence the affairs of the Company. In addition, Phillip Frost, M.D. and Richard C. Pfenniger, Jr., each a director of the Company, serve as the Chairman and Chief Executive Officer of IVAX and as President, Health Care Group of IVAX, respectively. There can be no assurance that conflicts of interest will not arise with respect to the foregoing or that such conflicts will be resolved in a manner favorable to the Company. See "Business--Strategic Alliances," "Management" and "Principal Stockholders."

   ANTI-TAKEOVER CONSIDERATIONS; AUTHORIZATION OF PREFERRED STOCK. Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), Bylaws (the "Bylaws") and Section 203 of the Delaware General Corporation Law (the "DGCL") could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. The Company's board of directors, without further stockholder approval, may issue blank check preferred stock that could have the effect of delaying or preventing a rapid change in control of the Company as well as adversely affecting the voting power of the holders of Common Stock, including the loss of voting control to others. In addition, the Board of Directors approved and the Company plans to submit a proposal to stockholders for ratification at the July 30, 1996 annual meeting which provides for a Board of Directors divided into three classes with each class serving staggered three-year terms. See "Description of Capital Stock--Certain Certificate of Incorporation, Bylaw and Statutory Provisions Affecting Stockholders."

   The Company is considering the adoption of a rights plan (the "Rights Plan"), which, if adopted by the Board of Directors, would not require stockholder approval. The Rights Plan would have both a "flip-in" and "flip-over" provision. Existing stockholders as of a selected record date would receive the right (a "Right") to purchase a fractional share of a new series of preferred stock at a purchase price as yet to be determined for each share of Common Stock held. For the "flip-in provision," the Rights would become exercisable only if a person or group acquires beneficial ownership of a specified percentage (the "Threshold Percentage") of the outstanding Common Stock. In that event, all holders of Rights other than the person or group who acquired the Threshold Percentage would be entitled to purchase shares of Common Stock at a substantial discount to the then current market price. This right would be triggered a specified number of days following the passing of the Threshold Percentage. For the "flip-over" provision, if the Company was acquired in a merger or other business combination or transaction, the holders of such Rights would be entitled to purchase shares of the acquiror's common stock at a substantial discount.

   In addition, the Executive Agreements provide for continuation of salary and other benefits in the event employment is terminated under certain circumstances, including a change of control of the Company. Furthermore, in connection with its equity investment in the Company, IVAX agreed that for a period ending on the earlier of June 7, 2000 or three years after the date IVAX receives FDA approval to market NBT Paclitaxel commercially in the United States, neither it nor any affiliate will, without the approval of a majority of disinterested directors, among other things, (i) acquire, in the aggregate, more than 20.0% of the Common Stock, (ii) seek control of the Board of Directors, or (iii) propose an acquisition of all or substantially all of the Company's assets, a merger or other business combination, or a tender offer for the Common Stock. See "Management--Compensation of Executive Officers," "Certain Relationships and Related Transactions" and "Description of Capital Stock."

   DILUTION. The Offering price will be substantially higher than the book value per share of Common Stock. Investors purchasing shares of Common Stock in the Offering will therefore incur immediate and substantial dilution of $11.68 per share. See "Dilution."

   ABSENCE OF DIVIDENDS. The Company has never paid cash dividends on its Common Stock. It is the Company's intention to retain earnings, if any, to finance the operation and expansion of its business and, therefore, it does not expect to pay cash dividends in the foreseeable future. In addition, future credit facilities may restrict dividend payments. See "Dividend Policy."

   VOLATILITY OF STOCK PRICE. The market price of the Common Stock has been, and will likely continue to be, volatile. Factors such as the Company's financial results, introduction of new products by its competitors, results of clinical trials, government regulations, changes in reimbursement policies, developments in patent and other proprietary rights, developments in the Company's relationships with the Strategic Partners, public concern as to the safety and efficacy of paclitaxel and various factors affecting the biotechnology or pharmaceutical industries generally, may have a significant impact on the market price of the Common Stock. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies (particularly of small and emerging growth companies, the common stock of which trade in the over-the-counter-market) have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. See "Price Range of Common Stock."

   SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS. Sales of Common Stock in the public market following the Offering, or the perception that such sales could occur, could have an adverse effect on the price of the Common Stock or on the Company's ability to raise capital. Upon completion of the Offering, the Company will have 12,433,368 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option). Of these shares, the 2,000,000 shares to be sold in the Offering and, as of March 31, 1996, approximately 6,695,724 additional shares of Common Stock, will be or are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 3,737,644 outstanding shares of Common Stock eligible for sale are restricted shares ("Restricted Shares") under the Securities Act and may only be sold if they are registered or qualify for an exemption from registration under Rule 144 or Rule 701 of the Securities Act. The Company's directors and executive officers and certain stockholders who immediately after this Offering will hold in the aggregate 2,577,412 shares of Common Stock (excludes the 50,000 shares subject to the Underwriter's over-allotment option, if exercised, 488,531 shares which have been pledged to the Company and 606,000 which have been pledged to certain third parties) of which 2,577,412 are Restricted Shares, have agreed not to sell any of these shares for 90 days after the date of this Prospectus (the "Lock-Up Period") without the prior written consent of Vector Securities International, Inc. The shares pledged to third parties could be sold, subject to certain volume, manner of sale and other limitations under Rule 144, if the owners of such shares were to default on the obligations underlying the pledges. Commencing 91 days from the date of this Prospectus, 1,729,781 of the Restricted Shares subject to such lock-up agreements will be available for immediate sale in the public market, subject to certain volume, manner of sale and other limitations under Rule 144. See "Underwriting."

   In addition, the Company has granted to certain of its security holders, including the Senior Executives and IVAX, certain registration rights with respect to an aggregate of up to approximately 3,543,000 shares of Common Stock and approximately 20,000 shares of Common Stock issuable upon exercise of warrants, and has granted Whale Securities, Inc. ("Whale Securities"), the underwriter in the Company's initial public offering in August 1994 (the "IPO"), certain demand and piggyback registration rights with respect to the warrants received by Whale Securities (the "Whale Warrants") in the IPO and the Common Stock underlying the Whale Warrants. The 360,000 shares of Common Stock underlying the Whale Warrants are currently registered for sale under the Securities Act. Such stockholders and warrantholders (excluding 22,890 Whale Warrants and 22,890 shares of Common Stock underlying the Whale Warrants) have agreed not to exercise their registration rights or dispose of their shares or warrants until after the expiration of the Lock-Up Period. See "Principal Stockholders" and "Description of Capital Stock--Registration Rights."

                                USE OF PROCEEDS

   The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby are estimated to be approximately $26.1 million ($30.0 million if the Underwriters' over-allotment option is exercised in full), based on an assumed Offering price of $14.25 per share, after deducting estimated underwriting discounts and commissions and the estimated expenses of the Offering. The Company will not receive any proceeds from the sale by certain stockholders of shares subject to the Underwriters' over-allotment option. See "Underwriting."

   The net proceeds received by the Company will be utilized: (i) to fund capital expenditures, including the construction of large-scale commercial EIP(TM) manufacturing facilities; (ii) to fund development of ornamental yew tree plantations; and (iii) for general corporate purposes, including early development of potential natural product pharmaceuticals. Pending such utilization, the Company intends to invest such proceeds in short-term interest-bearing investment grade securities.

   The amount and timing of expenditures and need for future capital will depend upon many factors, including the costs and progress of its product, process and technology development activities, the cost and success of the Company's plantation strategy, the progress of the Strategic Partners' clinical development of NBT Paclitaxel, the timing and receipt of regulatory approvals, the amount of revenues from the sale of NBT Paclitaxel, if any, the costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent claims and other intellectual property rights, developments related to regulatory and reimbursement matters, competing technological and market developments, changes in or terminations of existing strategic alliances and the cost, timing and success of manufacturing scale-up, including construction of large-scale commercial EIP(TM) and semi-synthesis manufacturing facilities. In the event of unanticipated future capital requirements, the Company will need to raise additional capital. There can be no assurance, however, that the Company will be able to raise additional capital on acceptable terms, or at all.

                          PRICE RANGE OF COMMON STOCK

   The Company completed its initial public offering on August 1, 1994. The Common Stock is traded on the Nasdaq Small Cap under the symbol "NPRO." The following table sets forth, for the fiscal periods indicated, the high and low sale prices for the Common Stock on the Nasdaq Small Cap. On June 27, 1996, the last reported sale price of the Common Stock on the Nasdaq Small Cap was $14.25 per share. The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "NPRO," subject to commencement of the Offering.

                                                                 HIGH    LOW
                                                                 ----    ---
      1994
      ----
       Third Quarter (from August 1, 1994)...................... $ 6 5/8 $4 7/8
       Fourth Quarter...........................................   6 3/8   6

      1995
      ----
       First Quarter............................................ $ 6 5/8 $ 6
       Second Quarter...........................................  10 1/8  6 1/8
       Third Quarter............................................  12 3/4  9 3/8
       Fourth Quarter...........................................  12 1/8  8 7/8

      1996
      ----
       First Quarter............................................ $13 3/8 $8 7/8
       Second Quarter (through June 27, 1996)...................  17 1/2 10 3/4

   On June 27, 1996, there were approximately 150 holders of record of the Common Stock.

                                DIVIDEND POLICY

   To date, the Company has not paid any dividends on the Common Stock. The Company intends to retain future earnings, if any, to finance the operation and expansion of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future, if at all.

                                CAPITALIZATION

   The following table sets forth as of March 31, 1996: (i) the capitalization of the Company; (ii) such capitalization adjusted to give pro forma effect to the redemption or exercise of the Redeemable Warrants on or prior to the Warrant Redemption Date; and (iii) such pro forma capitalization as further adjusted to give effect to the sale of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed Offering price of $14.25 per share and the receipt of the estimated net proceeds therefrom.

                                                     AS OF MARCH 31, 1996
                                                ---------------------------------
                                                           PRO       PRO FORMA
                                                ACTUAL   FORMA(1)  AS ADJUSTED(2)
                      -------  --------  --------------
                                                        (IN THOUSANDS)
   Long-term debt, net of current portion(3)..  $ 1,739  $ 1,739      $ 1,739
   Minority interest(4).......................    3,715    3,715        3,715
   Stockholders' equity (deficit):
    Preferred Stock, $.001 par value;
     2,000,000 shares authorized;
     125,000 shares issued and outstanding
     actual, pro forma, and pro forma as
     adjusted (preference in liquidation
     $1,000,000)..............................      --       --           --
    Common Stock, $.0075 par value; 19,000,000
     shares authorized; 8,529,932 shares
     issued, actual; 10,177,656 shares issued,
     pro forma; 12,177,656 shares issued, pro
     forma as adjusted(5).....................       64       76           91
    Nonvoting Common Stock, $.0075 par value;
     1,000,000 shares authorized; 400,000
     shares issued and outstanding actual, pro
     forma, and pro forma as adjusted.........        3        3            3
    Additional paid-in capital................   26,681   29,910       55,950
    Unearned compensation.....................       (7)      (7)          (7)
    Notes receivable from stockholders........     (941)    (941)        (941)
    Treasury Stock--144,288 shares actual, pro
     forma, and pro forma as adjusted.........   (1,684)  (1,684)      (1,684)
    Accumulated deficit.......................  (20,460) (20,460)     (20,460)
                                                -------  -------      -------
     Net stockholders' equity.................    3,656    6,897       32,952
                                                -------  -------      -------
       Total capitalization...................  $ 9,110  $12,351      $38,406
                                                =======  =======      =======

- --------
(1) Gives pro forma effect to the issuance of 664,140 shares of Common Stock and the receipt of $3,240,700 (net of offering costs of $80,000) in cash pursuant to Cash Exercise elections and to the issuance of 983,584 shares of Common Stock pursuant to Cash-less Exercise elections of holders of the Redeemable Warrants prior to the Warrant Redemption Date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Capital Stock--Redeemable Warrants."
(2) As adjusted to give effect to the sale of 2,000,000 shares of Common Stock offered by the Company hereby, at an assumed Offering price of $14.25 per share, after deducting estimated underwriting discounts and commissions and the estimated expenses of the Offering. See "Use of Proceeds."
(3) See Note 3 of the Notes to Financial Statements for a description of the Company's long-term debt obligations.
(4) Related to outstanding shares of preferred stock of NaPro Canada exchangeable into an equivalent number of shares of Common Stock of the Company. See Note 6 of Notes to Financial Statements.
(5) Based upon shares outstanding as of March 31, 1996. Does not include: (i) 125,000 shares of Common Stock issuable upon conversion of the Company's Convertible Preferred Stock, Series A outstanding as of March 31, 1996;
    (ii) 459,092 shares of Common Stock issuable upon conversion of NaPro Canada's Convertible Preferred Stock, Series A outstanding as of March 31, 1996; (iii) 595,440 shares of Common Stock which were subject to outstanding options as of March 31, 1996, at exercise prices ranging from $0.19 to $11.75 per share, with a weighted average exercise price of $5.61 per share; (iv) 180,446 shares of Common Stock issuable upon exercise of warrants outstanding as of March 31, 1996, at exercise prices ranging from $0.07 to $9.37 per share, with a weighted average exercise price of $0.74 per share; (v) 400,000 shares of Nonvoting Common Stock issuable upon exercise of the Faulding Warrants outstanding as of March 31, 1996, at an exercise price of $5.00 per share; and (vi) 360,000 shares of Common Stock issuable upon the exercise of the Whale Warrants outstanding as of March 31, 1996, at an exercise price of $7.50 per share. See "Risk Factors-- Shares Eligible for Future Sale; Registration Rights," "Management-- Directors' Compensation," "Management--1993 Stock Option Plan," "Management--Compensation of Executive Officers," "Description of Capital Stock--Company Preferred Stock; NaPro Canada Preferred Stock" and "Description of Capital Stock--Redeemable Warrants."

                                   DILUTION

   The pro forma net tangible book value of the Company at March 31, 1996 was $5.9 million or $0.57 per share. Pro forma net tangible book value per share is equal to the Company's pro forma net tangible assets (pro forma tangible assets of the Company less total liabilities, reduced by the $1.0 million preference in liquidation of the outstanding preferred stock) divided by the number of shares of Common Stock outstanding on a pro forma basis, after giving effect to the redemption or exercise of the Redeemable Warrants. Without taking into account any other changes in pro forma net tangible book value after March 31, 1996 other than to give effect to the sale of the 2,000,000 shares of Common Stock by the Company in the Offering (at an assumed Offering price of $14.25 per share) and the receipt of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of March 31, 1996 would have been $32.0 million, or $2.57 per share. This represents an immediate increase in pro forma net tangible book value of $2.00 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $11.68 per share to new investors. The following table sets forth the per share dilution to new investors in the Offering:

   Assumed Offering price per share...............................        $14.25
     Pro forma net tangible book value per share as of March 31,
    1996..........................................................  $0.57
     Increase per share attributable to new investors.............   2.00
                                                                    -----
   Pro forma net tangible book value per share after the Offering.          2.57
                                                                          ------
   Dilution per share to new investors............................        $11.68
                                                                          ======

   The foregoing computations exclude: (i) 125,000 shares of Common Stock issuable upon conversion of the Company's Convertible Preferred Stock, Series A outstanding as of March 31, 1996; (ii) 459,092 shares of Common Stock issuable upon conversion of NaPro Canada's Convertible Preferred Stock, Series A outstanding as of March 31, 1996; (iii) 595,400 shares of Common Stock which were subject to outstanding options as of March 31, 1996, at exercise prices ranging from $0.19 to $11.75 per share, with a weighted average exercise price of $5.61 per share; (iv) 180,446 shares of Common Stock issuable upon exercise of warrants outstanding as of March 31, 1996, at exercise prices ranging from $0.07 to $9.37 per share with a weighted average price of $0.74 per share; (v) 400,000 shares of Nonvoting Common Stock issuable upon the exercise of the Faulding Warrants outstanding as of March 31, 1996 at an exercise of $5.00 per share; and (vi) 360,000 shares of Common Stock issuable upon the exercise of the Whale Warrants outstanding as of March 31, 1996 at an exercise price of $7.50 per share. To the extent that such options and warrants are exercised, there will be further dilution to new investors. See "Management--Directors' Compensation," "Management--1993 Stock Option Plan," "Management--Compensation of Executive Officers," "Description of Capital Stock--Company Preferred Stock; NaPro Canada Preferred Stock" and "Description of Capital Stock-- Redeemable Warrants."

                            SELECTED FINANCIAL DATA

  The selected financial data presented below for each fiscal year in the five-year period ended December 31, 1995 are derived from the Company's financial statements, which have been audited by Ernst & Young LLP, independent auditors, and are qualified by reference to such Financial Statements and Notes thereto. The selected financial data presented below for the three months ended March 31, 1995 and 1996 are derived from the Company's unaudited financial statements which reflect all adjustments, consisting only of normal recurring adjustments, the Company considers necessary for a fair presentation of the financial position of the Company as of those dates and the results of operations of the Company for those periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The data presented below should be read in conjunction with the consolidated financial statements at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, the related Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this Prospectus.

                                                                          THREE MONTHS
                                                                             ENDED
                                    YEAR ENDED DECEMBER 31,                MARCH 31,
                             ------------------------------------------  ---------------
                              1991    1992     1993     1994     1995     1995    1996
                             ------  -------  -------  -------  -------  ------  -------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
   STATEMENT OF OPERATIONS
    DATA:
   Revenues:
    Sales of products......  $  112  $   363  $ 1,248  $ 1,002  $ 2,623  $1,148  $   691
    Other..................      12      202        1        5      --      --       --
                             ------  -------  -------  -------  -------  ------  -------
     Total revenues........     124      565    1,249    1,007    2,623   1,148      691
   Operating expenses:
    Research, development
     and cost of products
     sold..................     611    1,670    3,505    2,707    4,325   1,074    1,786
    General and administra-
     tive..................     261    1,215    2,690    2,044    2,310     451      704
    Faulding royalty.......     --       --       --     1,000      --      --       --
    Plantation costs.......     --       --         7    1,238      272     269      --
                             ------  -------  -------  -------  -------  ------  -------
     Total operating ex-
      penses...............     872    2,885    6,202    6,989    6,907   1,794    2,490
                             ------  -------  -------  -------  -------  ------  -------
   Operating loss..........    (748)  (2,320)  (4,953)  (5,982)  (4,284)   (646)  (1,799)
   Other income (expense):
    Interest income........       5       24       79      188      373      49      100
    Interest and other ex-
     pense.................     --       --       (34)    (340)    (160)    (40)     (61)
                             ------  -------  -------  -------  -------  ------  -------
   Loss before extraordi-
    nary item..............    (743)  (2,296)  (4,908)  (6,134)  (4,071)   (637)  (1,760)
   Loss on early extin-
    guishment of debt......     --       --       --      (512)     --      --       --
                             ------  -------  -------  -------  -------  ------  -------
   Net loss................  $ (743) $(2,296) $(4,908) $(6,646) $(4,071) $ (637) $(1,760)
                             ======  =======  =======  =======  =======  ======  =======
   Loss per share:
    Before extraordinary
     item..................  $(0.22) $ (0.38) $ (0.79) $ (0.91) $ (0.51) $(0.08) $ (0.21)
    Extraordinary item.....     --       --       --     (0.08)     --      --       --
                             ------  -------  -------  -------  -------  ------  -------
     Net loss(1)...........  $(0.22) $ (0.38) $ (0.79) $ (0.99) $ (0.51) $(0.08) $ (0.21)
                             ======  =======  =======  =======  =======  ======  =======
   Weighted average shares
    outstanding(1).........   3,439    6,103    6,201    6,761    7,973   7,713    8,527

                                          DECEMBER 31,                    MARCH 31,
                            --------------------------------------------  ---------
                             1991    1992     1993      1994      1995      1996
                            ------  -------  -------  --------  --------  ---------
                                              (IN THOUSANDS)
   BALANCE SHEET DATA:
   Cash, cash equivalents
    and short-term
    securities............. $  956  $    86  $    18  $  1,400  $  7,800  $  5,590
   Working capital.........    799      (26)    (435)    3,169     8,452     6,731
   Total assets............  1,356      918    2,120     4,976    11,953    10,206
   Long-term obligations,
    net of current
    maturities.............    152      709    1,435     1,273     1,618     1,739
   Minority interest.......    --       --       --        --      3,715     3,715
   Accumulated deficit.....   (779)  (3,075)  (7,983)  (14,629)  (18,700)  (20,460)
   Stockholders' equity
    (deficit)..............    909     (190)    (944)    3,037     5,424     3,656

- --------
(1)See Note 1 of the Notes to Financial Statements for information concerning the computation of net loss per share.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus. Special
Note: Certain statements set forth below constitute "forward-looking statements" within the meaning of the Reform Act. See "Special Note Regarding Forward-Looking Statements" on page 2 for additional factors relating to such statements.

GENERAL

  Since its inception, the Company has devoted its efforts primarily to the development and implementation of its EIP(TM) technology for producing NBT Paclitaxel. The Company is currently dependent exclusively on sales of NBT Paclitaxel for revenues. Through March 31, 1996, the Company's production of NBT Paclitaxel was limited primarily to research and pilot-scale production, and most of the Company's product sales were for use in clinical trials and for research and development purposes. To date, substantially all of the sales of NBT Paclitaxel have been to the Strategic Partners. The Company has generated only limited revenues from such activities and has incurred significant operating losses, including operating losses of approximately $5.0 million, $6.0 million and $4.3 million for the years ended December 31, 1993, 1994 and 1995, respectively, and $1.8 million for the three months ended March 31, 1996, resulting in an accumulated deficit of $20.5 million as of March 31, 1996. The Company expects that it will continue to have a high level of operating expenses and will be required to make significant expenditures in connection with the construction of large-scale commercial EIP(TM) manufacturing facilities, the development of ornamental yew tree plantations, product development and research and development activities. The Company anticipates that operating losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to support its operations. The Company believes that its ability to generate such revenues depends primarily on the ability of its Strategic Partners to obtain regulatory approval for the commercial sale of NBT Paclitaxel, the Company's ability to obtain regulatory approval for its manufacturing facilities, and on the Company's ability to construct manufacturing facilities that produce quantities of NBT Paclitaxel sufficient to supply the Strategic Partners' requirements for commercial sales. Moreover, the Company's future growth and profitability will depend on the success of the Strategic Partners in fostering acceptance in the oncological market for NBT Paclitaxel as a form of chemotherapy.

  The Company recognizes revenue as product is shipped. Shipments to the Strategic Partners are variable depending on the progress of clinical trials and commercial requirements. This variability has resulted in volatility in revenue, between quarters and between fiscal years. Such variability is expected to continue until such time, if ever, as the market for NBT Paclitaxel has been established in a major market. Payments for product used in clinical development and research are at a fixed price which is substantially below the commercial price for sales in Australia. The commercial selling price is dependent upon a number of factors including the average wholesale price of the drug sold by the Strategic Partners, which will vary over time by location, by Strategic Partner and by competitive forces.

  In January 1995, Faulding received approval to market NBT Paclitaxel commercially in Australia under the trade name ANZATAX(TM). Until such time, if ever, that NBT Paclitaxel receives regulatory approvals in major markets, the ability of Faulding to continue to market NBT Paclitaxel in Australia pursuant to Faulding's marketing approval and the success of these marketing efforts will have a material effect on the Company's revenues, profitability and capital requirements.

  In July and August of 1995, the Company completed private placements of two series of preferred stock. The proceeds of these offerings were used to establish and upgrade Canadian and United States manufacturing facilities and to fund the Company's operating expenditures, planned capital expenditures and additional plantation development.

RECENT DEVELOPMENTS

  On May 23, 1996 (the "Call Date"), the Company called for redemption (the "Redemption") all of the Company's outstanding 2,070,000 redeemable warrants (the "Redeemable Warrants"). During the period (the "Call Period") following the Call Date and ending at 5:00 p.m. on June 24, 1996 (the "Warrant Redemption Date"), each holder of Redeemable Warrants had the right to elect one, or a combination of, the following two options: (i) to exercise the Redeemable Warrants for the exercise price of $5.00 per share (the "Cash Exercise") or (ii) to exercise the Warrants in a cash-less exchange by surrendering the Redeemable Warrants to the Company in exchange for 0.70 shares of Common Stock per Redeemable Warrant (the "Cash-less Exercise"). No holder of Redeemable Warrants was obligated to exercise the Redeemable Warrants. If any holder of Redeemable Warrants did not choose Cash Exercise or Cash-less Exercise during the Call Period, however, such holder's Redeemable Warrants were redeemed by the Company at $0.10 per Redeemable Warrant. No fractional shares were issued as a result of the Cash-less Exercise. Pursuant to the Redemption, 664,140 Redeemable Warrants were exercised pursuant to Cash Exercise elections resulting in $3,240,700 (net of offering costs of $80,000) of proceeds to the Company and the issuance of 664,140 shares of Common Stock and 1,405,120 Redeemable Warrants were exercised pursuant to Cash-less Exercise elections, resulting in the issuance of 983,584 shares of Common Stock. See "Description of Capital Stock--Redeemable Warrants."

RESULTS OF OPERATIONS

  The Company was in the development stage through December 31, 1994. In January 1995, the Company commenced commercial sales of NBT Paclitaxel to Faulding for sale by Faulding in Australia. Comparison of operations between years and historical trends do not necessarily indicate future trends and operating results of the Company.

 THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31,
1995

  Revenue. Operating revenues decreased $0.4 million to $0.7 million for the three months ended March 31, 1996 from $1.1 million for the three months ended March 31, 1995. This decrease was attributable primarily to the timing of product deliveries to the Strategic Partners, which may vary significantly from quarter to quarter. Although initial commercial sales commenced in January 1995 in Australia, the Company expects these sales to be unpredictable until such time as the markets of the Strategic Partners have been established and proven.

  Research, Development and Cost of Products Sold. Research, development and cost of products sold expenses increased $0.7 million to $1.8 million for the three months ended March 31, 1996 from $1.1 million for the three months ended March 31, 1995. The increase was due primarily to an increase in production volumes.

  General and Administrative Expenses. General and administrative expenses ("G&A") increased $0.2 million to $0.7 million for the three months ended March 31, 1996, from $0.5 million for the three months ended March 31, 1995. This increase was due primarily to an increase in costs associated with the occupation of the Company's new facility in Boulder, Colorado and an increase in administrative and support staff to support the Company's growth.

  Plantation Costs. The Company did not incur any plantation costs for the three months ended March 31, 1996 as a result of the completion of research related to plantation development as of

December 31, 1995. The Company performed a pilot harvest of the PBI plantation in 1996 and believes the technology has been adequately developed to assure the plantation can function as a long-term renewable source of biomass and, consequently, future plantation development and maintenance payments will be capitalized and amortized over the expected life of the plantation as biomass is harvested.

  Interest Income. Interest income increased from $50,000 to $0.1 million for the three months ended March 31, 1996. This increase was the result of larger free cash balances. Interest income will increase as a result of receipt of the proceeds from the Offering.

  Interest and Other Expenses. Interest and other expenses increased slightly for the three months ended March 31, 1996 from the three months ended March 31, 1995. The increase was the result of new borrowings under equipment financing leases which were put in place in the fourth quarter of 1995 to finance the purchase of laboratory, administrative and manufacturing equipment. Interest expense is expected to increase as borrowings on the equipment lease line of credit are expected to increase from approximately $0.3 million at December 31, 1995 to approximately $1.5 million at June 30, 1996.

 YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Revenue. Operating revenues increased $1.6 million to $2.6 million for the year ended December 31, 1995 from $1.0 million for the year ended December 31, 1994. The increase was attributable primarily to the timing of product deliveries to the Strategic Partners, as well as higher prices associated with commercial sales of ANZATAX(TM) in Australia. Through December 31, 1995, the majority of product sales had been for use in clinical trials and for research and development purposes. Although initial commercial sales commenced in January 1995 in Australia, the Company expects these sales to be unpredictable until such time as the markets of the Strategic Partners have been established and proven.

  Research, Development and Cost of Products Sold. Research, development and cost of products sold expenses increased $1.6 million to $4.3 million for the year ended December 31, 1995 from $2.7 million for the year ended December 31, 1994. The increase was due primarily to an increase in the level of process development research costs, although the Company also experienced higher production costs due to higher production volumes.

  General and Administrative Expenses. G&A increased $0.3 million to $2.3 million for the year ended December 31, 1995 from $2.0 million for the year ended December 31, 1994. The increase was due primarily to a general increase in administrative and related support staff to support the Company's growth.

  Faulding Royalty Expense and Plantation Costs. Plantation costs decreased $0.9 million to $0.3 million for the year ended December 31, 1995 from $1.2 million for the year ended December 31, 1994. The decrease reflects the absence of significant costs incurred during fiscal 1994 related to the establishment of the PBI plantation. The $0.3 million in costs incurred in fiscal 1995 primarily reflect costs of ongoing maintenance of the plantation (see Note 8 to the Financial Statements). Additionally, there was no Faulding royalty expense during fiscal 1995 because the Faulding royalty expense was a one-time charge taken in 1994.

  Interest Income. Interest income increased $0.2 million to $0.4 million for the year ended December 31, 1995 from $0.2 million for the year ended December 31, 1994. This increase was the result of larger average free cash balances, relating to receipt of the proceeds in July 1995 and August 1995 from private placements of the Company's preferred stock and the preferred stock of its Canadian subsidiary.

  Interest and Other Expenses. Interest and other expenses decreased $0.1 million to $0.2 million for the year ended December 31, 1995 from $0.3 million for the year ended December 31, 1994. The decrease resulted from the repayment of bridge loans in 1994.

 YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  Revenues. Operating revenues decreased $0.2 million to $1.0 million for the year ended December 31, 1994 from $1.2 million for the year ended December 31, 1993. The decrease was attributable primarily to the timing of product deliveries to the Strategic Partners.

  Research, Development and Cost of Products Sold. Research, development and cost of product sold expenses decreased $0.8 million to $2.7 million for the year ended December 31, 1994 from $3.5 million for the year ended December 31, 1993. The decrease was due primarily to decreases in production volumes of NBT Paclitaxel for research purposes, as well as the absence of costs associated with the early stage NBT Paclitaxel product development efforts which were substantially completed in 1993.

  General and Administrative Expenses. G&A decreased $0.7 million to $2.0 million for the year ended December 31, 1994 from $2.7 million for the year ended December 31, 1993. The decrease was attributable primarily to a decrease in legal costs relating to the negotiation of the agreements with the Strategic Partners and certain intellectual property dispute proceedings that were completed in 1994.

  Faulding Royalty Expense and Plantation Costs. During 1994, the Company recorded a $1.0 million nonrecurring expense for the elimination of the Faulding royalty (see Note 6 to the Financial Statements) and $1.2 million for plantation development expenses relating to the start-up of the PBI plantation (see Note 8 to the Financial Statements).

  Interest Income. Interest income increased $0.1 million to $0.2 million for the year ended December 31, 1994 from $0.1 million for the year ended December 31, 1993. The increase was a result of increased average free cash balances associated with the net proceeds of the IPO and other financings.

  Interest and Other Expenses. Interest and other expenses increased from $34,000 to $0.3 million for the year ended December 31, 1994. The increase was primarily the result of interest expense associated with the bridge notes outstanding from March through August 1994.

  Extraordinary Expense. During 1994, the Company incurred an extraordinary loss on early extinguishment of debt totaling $0.5 million (See Note 6 to the Financial Statements), resulting from one-year bridge notes issued in March and April of 1994, which were prepaid, at a premium, in connection with the IPO.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's capital requirements have been and will continue to be significant. As of March 31, 1996, the Company had a working capital balance of $6.7 million and had capital expenditures for the first quarter of 1996 of $0.1 million. This compared to a working capital balance of $2.4 million as of March 31, 1995. To date, the Company has been dependent primarily on the net proceeds from the IPO of approximately $7.4 million, net proceeds from private placements of its equity securities aggregating approximately $18.9 million (including proceeds of approximately $10.2 million during 1995), and on loans and advances from the Strategic Partners.

  Through March 31, 1996, Faulding advanced to the Company a total of $1.1 million which was subsequently converted into a note in aggregate principal amount of $1.2 million, maturing in 1997. Similarly, prior to August 1994, IVAX had loaned various amounts to the Company. All such loans from IVAX have been repaid. The Strategic Partners have made equity investments in the Company totaling $5.2 million, and Faulding has purchased warrants (the "Faulding Warrants") to purchase 400,000 shares of Nonvoting Common Stock of the Company with an aggregate exercise price totaling $2.0 million. The Strategic Partners have spent and continue to spend substantial amounts for the clinical development and regulatory approval of NBT Paclitaxel. All other payments from the Strategic Partners have been and will continue to be for shipments of NBT Paclitaxel. Should either of the arrangements with the Strategic Partners be terminated, the Company will be required to either replace such arrangements with new arrangements or assume development of NBT Paclitaxel. Either of these events would result in delays in commercialization, may require substantial additional financing and would likely have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Strategic Alliances."

  Inventories increased $0.2 million to 1.4 million at March 31, 1996 from $1.2 million at December 31, 1995. Inventories decreased $0.2 million to $1.2 million at December 31, 1995 from $1.4 million for the year ended December 31, 1994. The amount of product held as finished goods equivalents in work-in-progress inventories as well as finished goods inventories is dependent on a number of factors, including the shipping requirements of the Strategic Partners and the Company's production planning for meeting those needs. Inventory balances may vary significantly during product development and launch periods. The Company plans to make significant biomass investments during 1996.

  The Company expended $0.1 million for capital projects during the first quarter of 1996. The Company expended $1.2 million and $0.6 million, respectively, during 1995 and 1994, for capital projects. These expenditures were primarily made to build the Canadian small-scale manufacturing facility and for expansion and improvements to the Boulder, Colorado laboratories and facilities. In 1996, the Company expects to invest $3.0 million to $4.0 million from the proceeds of the Offering in property, plant and equipment, primarily to expand the plantations and upgrade its current domestic and foreign manufacturing capabilities, as well as to begin construction of a new large-scale commercial EIP(TM) manufacturing facility.

  The amount and timing of expenditures and need for future capital will depend upon numerous factors, including the costs and progress of its process and technology development activities, the cost and success of the Company's plantation strategy, the progress of the Strategic Partners' clinical development of NBT Paclitaxel, the timing and receipt of regulatory approvals, the amount of revenues from the sale of NBT Paclitaxel, if any, the costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent claims and other intellectual property rights, developments related to regulatory and reimbursement matters, competing technological and market developments, changes in or terminations of existing strategic alliances and the cost, timing and success of manufacturing scale-up, including construction of large-scale commercial EIP(TM) and semi-synthesis manufacturing facilities. In the event of unanticipated future capital requirements, the Company will need to raise additional capital. There can be no assurance, however, that the Company will be able to raise additional financing on acceptable terms, or at all. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Funding."

NET OPERATING LOSS CARRYFORWARDS

  As of March 31, 1996, the Company had net operating loss carryforwards for income tax purposes of approximately $17.0 million to offset future taxable income. Under Section 382 of the Internal Revenue Code of 1986, as amended, the utilization of net operating loss carryforwards is limited after an ownership change, as defined in such Section 382, to an annual amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term tax-exempt rate in effect during the month the ownership change occurred.

Such an ownership change occurred in September 1993. As a result, the Company will be subject to an annual limitation on the use of its net operating losses. This limitation only affects net operating losses incurred up to the ownership change and does not reduce the total amount of net operating loss which may be taken, but rather limits the amount which may be used during a particular year. Therefore, in the event the Company achieves profitability, such limitation would have the effect of increasing the Company's tax liability and reducing the net income and available cash resources of the Company if the taxable income during a year exceeded the allowable loss carried forward to that year.

                                   BUSINESS

GENERAL

  The Company is a natural product pharmaceutical company which is focusing primarily on the development, manufacture and commercialization of paclitaxel, a naturally-occurring anti-cancer agent found in certain species of yew (Taxus) trees. The Company's paclitaxel is referred to herein as "NBT Paclitaxel."

  The market for paclitaxel is dominated by Bristol-Myers Squibb Company ("BMS"). BMS has publicly announced that worldwide sales of their formulation of paclitaxel were approximately $580 million in 1995 and $200 million in the first quarter of 1996. BMS's paclitaxel is the only United States Food and Drug Administration ("FDA") approved formulation of paclitaxel, which approval is for the treatment of refractory (non-responsive) breast and ovarian cancers. The Company believes that by combining its proprietary extraction, isolation and purification ("EIP(TM)") manufacturing technology and the renewable sources of Taxus biomass being developed by the Company with its long-term, exclusive clinical development, regulatory approval, marketing and distribution agreements with two major international pharmaceutical companies, the Company will be well-positioned to participate in the worldwide paclitaxel market. There can be no assurance, however, that NBT Paclitaxel will prove safe and effective, meet applicable standards necessary for regulatory approvals, or be successfully marketed. See "Risk Factors--Early Stage of Product Development; Dependence on Paclitaxel," and "Risk Factors--Dependence on Strategic Alliances."

  To advance the development and commercialization of NBT Paclitaxel, the Company has entered into 20-year, exclusive agreements with each of F.H. Faulding & Co., Ltd. ("Faulding") and Baker Norton Pharmaceuticals, a subsidiary of IVAX Corporation ("IVAX" and together with Faulding, the "Strategic Partners") for the clinical development, sales, marketing and distribution of NBT Paclitaxel. Faulding, Australia's largest domestic pharmaceutical company, had 1995 sales of approximately $1.3 billion, and IVAX, a diversified international healthcare company, also had 1995 sales of approximately $1.3 billion.

  The Strategic Partners have agreed to fund and undertake the clinical trials required in order to obtain regulatory approvals for the commercialization of NBT Paclitaxel in their respective territories. The Company is responsible for supplying the Strategic Partners with NBT Paclitaxel for all of their clinical and commercial requirements. Under the terms of each agreement, IVAX and Faulding pay a fixed price for NBT Paclitaxel for non-commercial sales. For NBT Paclitaxel sold commercially, Faulding pays the Company a substantial share of gross revenues. For IVAX's commercial sales, IVAX will pay the Company on a cost plus basis for the Company's manufacture of NBT Paclitaxel and in addition will pay the Company a substantial share of IVAX's NBT Paclitaxel profits (as determined pursuant to the IVAX Agreement).

  Faulding obtained regulatory approval and began marketing NBT Paclitaxel as a generic pharmaceutical in Australia in January 1995 for the treatment of refractory breast and ovarian cancers and is seeking approval to sell NBT Paclitaxel in other countries in its defined territory. IVAX filed an investigational new drug exemption ("IND") application for NBT Paclitaxel with the FDA in June 1994. IVAX is currently engaged in Phase II/III clinical trials with NBT Paclitaxel for treating refractory breast and ovarian cancers and believes it may be able to submit a new drug application ("NDA") to the FDA for at least one indication in 1997. There can be no assurance, however, as to the completion of any clinical trials or as to whether IVAX will meet anticipated timetables or be successful in obtaining any necessary regulatory approvals or successfully market NBT Paclitaxel even if approval has been obtained. See "Risk Factors--Government Regulation; No Assurance of Regulatory Approval" and "Risk Factors--Uncertain Efficacy of Paclitaxel; Adverse Side Effects Associated with Use of Paclitaxel."

  The Company's EIP(TM) technology is designed to allow the extraction, isolation and purification of paclitaxel and other taxanes (compounds structurally similar to paclitaxel that can be synthesized into paclitaxel) from renewable sources of biomass such as needles and limbstock harvested from ornamental yew bushes. In order to have access to a more stable and reliable source of Taxus biomass for use in the production of NBT Paclitaxel, the Company has entered into agreements with Pacific Biotechnologies, Inc. ("PBI"), a subsidiary of Pacific Regeneration Technologies, Inc., one of Canada's largest reforestation companies (the "PBI Agreement"), and Zelenka Nursery, Inc. ("Zelenka"), one of the largest horticulture companies in the United States (the "Zelenka Agreement"), each to grow cloned ornamental yew bushes on a large scale. The Company intends to supplement its supply of biomass obtained from PBI and Zelenka by entering into additional agreements with commercial growers of ornamental yew bushes and, if economical, to develop its own plantations. The Company is currently constructing a large-scale commercial EIP(TM) manufacturing facility with planned capacity to meet the forecasted commercial needs of the Strategic Partners through 1999. In addition, in order to increase production yields of NBT Paclitaxel, and lower its cost of manufacture, the Company is developing a semi-synthetic process for manufacturing NBT Paclitaxel from certain other taxanes contained in renewable biomass sources.

PACLITAXEL OVERVIEW

  Cancer is the second leading cause of death in the United States with over one million new cases diagnosed each year. Cancer is generally treated by surgery, radiation or chemotherapy or a combination of these therapies. Paclitaxel, approved less than four years ago, has become the largest selling of a class of cancer chemotherapy drugs known as cytotoxic agents.

  Paclitaxel is a natural product that was recognized by the National Cancer Institute (the "NCI") in 1963 as showing cytotoxic activity against leukemia cells and inhibitory activity against a variety of tumors. Over the next two decades, researchers working under grants from the NCI conducted studies to determine paclitaxel's structure and its mechanism of action. The NCI studies indicated that paclitaxel inhibits the normal action of microtubules in cancer cell division. Microtubules, located in the cytoplasm of cells, play a vital role in cellular division. Paclitaxel promotes microtubule assembly and blocks normal microtubule disassembly in cells, thereby inhibiting cell division and inducing death of cancer cells. This cytoplasmic mechanism of action contrasts with the nuclear mechanism of action of the majority of cytotoxic drugs which kill the cell by attacking nuclear components such as DNA or RNA.

  In June 1991, the NCI formalized a Collaborative Research and Development Agreement for development of paclitaxel with BMS, the world's largest oncology company. BMS assumed development of paclitaxel which included completion of the necessary clinical trials and manufacturing scale-up. In June 1992, BMS submitted an NDA to the FDA. BMS received approval for the sale of paclitaxel as a treatment for refractory ovarian cancer in December 1992 and approval for the sale of paclitaxel as a treatment for refractory breast cancer in April 1994. BMS has publicly announced that their formulation of paclitaxel has achieved world-wide commercial sales of approximately $580 million in 1995 and $200 million in the first quarter of 1996.

  Paclitaxel is one of a family of compounds, commonly referred to as taxanes, which share a hydrocarbon ring (diterpene) structure. Taxanes are found naturally in many parts of various species of yew trees and bushes. The concentration of taxanes in yew trees and bushes is very small-- generally less than 500 parts per million each--and accordingly, the process of extracting taxanes from yew biomass is complicated and challenging. To arrive at a final stage paclitaxel product for use in clinical trials and for commercialization, several production approaches can be utilized. The Company believes the two most prevalent processes used today are conventional extraction and semi-synthesis.

  In extraction, the manufacturing process must be designed to extract, isolate and purify paclitaxel from yew biomass leaving behind other components, including non-paclitaxel taxanes. The extraction, isolation and purification processes, however, are complicated since there are over 100 different taxanes present in yew biomass. In a semi-synthesis process, the initial extraction, isolation and purification is similar to that of the conventional extraction process, except that the process not only isolates paclitaxel, but also isolates and subsequently converts through chemical synthesis certain other taxanes (which are otherwise considered waste byproducts) into paclitaxel, thereby increasing the yield of paclitaxel from the same biomass source. The final product of either method must have levels of impurity at or below acceptable regulatory standards.

  Historically, the wild Pacific yew tree has been the primary source of yew biomass. Most species of Taxus, including the wild Pacific yew, grow slowly, requiring a number of years to reach harvestable size. As a result of its slow growing pattern, wild Taxus is generally found in old growth forests, frequently the habitat of endangered species, including the spotted owl. Biomass from the wild Pacific yew tree has historically been obtained from the bark, which generally requires destroying the tree. As a result, there has been a considerable amount of public debate and controversy in the United States and other countries by environmental groups and others regarding the harvesting of bark from the wild Pacific yew tree. The Company halted harvesting bark from wild Pacific yew trees in 1994. See "--
Corporate Strategy" and "--Biomass; Manufacturing."

  Other companies have developed taxane analogues which are similar, but not chemically identical, to paclitaxel. For example, RPR, a large international pharmaceutical company, has developed docetaxel, one such taxane analog, which is being marketed in various parts of the world under the trademark Taxotere(R). Taxotere(R) has a different toxicity profile from paclitaxel and has side effects not observed with paclitaxel. In May 1996, the FDA approved Taxotere(R) for treatment of anthracycline-resistant breast cancer in patients without impaired liver function.

CORPORATE STRATEGY

  The Company's objective is to be an efficient, low cost manufacturer of high quality paclitaxel. The Company's strategy for achieving its objective includes the following:

  Develop and Commercialize Paclitaxel Through Strategic Alliances. In order to promote the more rapid development and commercialization of NBT Paclitaxel, the Company has entered into long-term exclusive agreements with Faulding and IVAX. Pursuant to these agreements, Faulding and IVAX are responsible for obtaining regulatory approvals, including designing and conducting clinical trials, as well as marketing NBT Paclitaxel in their respective territories, if any such approvals are received. The Strategic Partners are required to purchase all of their paclitaxel requirements from the Company. See "Risk Factors--Dependence on Strategic Alliances" and "--Strategic Alliances."

  Expand and Secure Renewable Biomass Supply Sources. In order to avoid the environmental issues surrounding the harvesting of wild Pacific yew biomass and to expand and secure a renewable biomass supply source, the Company implemented a plantation strategy by entering into the PBI Agreement and Zelenka Agreement to grow cloned ornamental yew bushes. The Company expects to supplement its biomass obtained from PBI and Zelenka by entering into additional agreements to purchase biomass and mature yew bushes from commercial growers and, if economical, to develop its own plantations. Using its EIP(TM) technology, the Company plans to extract paclitaxel and other taxanes from renewable biomass components such as needles and limbstock of bushes grown on the PBI and Zelenka plantations. See "Risk Factors--Potential Limitations on the Availability of Raw Materials" and "--Biomass; Manufacturing."

  Scale-Up Manufacturing Process. In order to meet the currently anticipated supply needs of the Strategic Partners through 1999, the Company has commenced construction of a large-scale commercial EIP(TM) manufacturing facility in Boulder, Colorado. The Company intends to augment its current manufacturing process with semi-synthesis production in 1999 either through the addition of semi-synthesis manufacturing capacity to its current EIP(TM) facility under construction or the construction of a new semi-synthesis facility, subject to receipt of applicable regulatory approvals. See "Risk Factors--Limited Manufacturing Experience; Dependence on a Commercial-Scale Paclitaxel Manufacturing Facility; Technological Challenges" and "--Biomass; Manufacturing."

CLINICAL STATUS OF NBT PACLITAXEL

  Pursuant to the agreements with the Strategic Partners, the Strategic Partners have primary responsibility for designing and conducting clinical trials and for pursuing regulatory approval of NBT Paclitaxel throughout the world. The Company has primary responsibility for carrying out the procedures for regulatory approval relating to the Company's manufacturing processes. The Company has filed confidential DMFs containing certain of the Company's proprietary manufacturing processes relating to the manufacture of NBT Paclitaxel with regulatory agencies in the United States, Australia, Canada, Europe and Singapore. In addition, the Company performed the toxicological and preclinical characterization necessary for an IND for extracted paclitaxel.

  Existing regulatory approvals and statutes have a direct impact on the clinical and marketing strategy being pursued by the Company and its Strategic Partners. In December 1992, BMS obtained NDA approval in the United States for its paclitaxel compound. Under the Waxman-Hatch Act, a non-patented drug such as paclitaxel which first gains approval through an NDA process is granted a five year period of marketing exclusivity which prevents submission by another party of an Abbreviated New Drug Application ("ANDA") for generic substitutes until such period of exclusivity expires. The exclusivity period in the United States expires in December 1997. The FDA will accept and review, however, an NDA submitted by another party during this period of exclusivity. A comparable statute to the Waxman-Hatch Act exists in Europe, although the related period of exclusivity is ten years. For these reasons, IVAX plans to file an NDA for NBT Paclitaxel. See "--Government Regulation and Product Approvals."

  IVAX. IVAX is currently pursuing a strategy to obtain NDA approval of NBT Paclitaxel in the United States for the treatment of refractory breast and ovarian cancers. IVAX filed an IND with the FDA in June 1994. In October 1994, IVAX initiated its Phase I clinical trials of NBT Paclitaxel in the United States and in May 1995 initiated Phase II/III clinical trials. IVAX is currently conducting Phase II/III studies using NBT Paclitaxel in three indications, including refractory breast and ovarian cancers. The breast cancer trial is evaluating both a short-term and a long-term dosing schedule. IVAX has informed the Company that it expects to finish patient accrual for the breast cancer trial in early 1997. Patient accrual for the ovarian cancer trial has been completed. The clinical trial for the third indication is ongoing. IVAX has publicly disclosed that it may be able to submit an NDA for NBT Paclitaxel for at least one indication during 1997. There can be no assurance that clinical trials will proceed or be completed as indicated, that NBT Paclitaxel will prove safe and effective, meet applicable regulatory standards or be successfully marketed. See "Risk Factors--Government Regulation; No Assurance of Regulatory Approval."

  Faulding. In January 1995, Faulding received regulatory approval from the TGA to market ANZATAX(TM) (Faulding's brand name for NBT Paclitaxel) in Australia for the treatment of refractory breast and ovarian cancers. Under Australian law there is no exclusivity period comparable to that provided by the Waxman-Hatch Act, and, therefore, approval of a generic substitute was possible without the need for additional clinical trials. Faulding did, however, conduct clinical investigations with ANZATAX(TM) in order to support marketing in Australia and to support applications for regulatory approval in other countries. The Company and Faulding have obtained regulatory approval from the TGA for the Company to supply NBT Paclitaxel to Faulding from either its Canadian or United States manufacturing facilities. Faulding is also engaged in ongoing clinical research with NBT Paclitaxel with the goal of improving the effectiveness of combination therapies utilizing NBT Paclitaxel and expanding the number of disease indications treatable with NBT Paclitaxel. Faulding has filed certificates of free sale and requested marketing approval in various territories including Hong Kong, Cyprus, Egypt, Oman, Turkey, Kuwait, Saudi Arabia, Malaysia, Thailand, Indonesia and the Philippines. There can be no assurance, however, that Faulding will receive approval in any of these territories or will successfully market NBT Paclitaxel, even if such approvals are received.

  The Company plans to submit a DMF in support of an SNDA for NBT Paclitaxel manufactured through a semi-synthesis process. An SNDA cannot be filed until such time, if ever, as an NDA is approved for NBT Paclitaxel. Based on the SNDA approval process for BMS, the Company believes additional toxicological and stability data may be required prior to submission of an SNDA for manufacturing NBT Paclitaxel through a semi-synthesis process. Toxicology data may also be required to support production using non-bark sources of paclitaxel as well as different species of Taxus plants other than those in the original NDA filing. It is not anticipated that an SNDA could be filed before 1999, since an approved NDA will need to exist before an SNDA can be submitted. The requirements for an SNDA have not been discussed with the FDA and, therefore, are uncertain. As such, there can be no assurance that the semi-synthetic process being developed by the Company will receive regulatory approval. See "Risk Factors--Government Regulation; No Assurance of Regulatory Approval" and "-- Government Regulation and Product Approvals."

BIOMASS; MANUFACTURING

  Biomass. Paclitaxel and other taxanes necessary for the production of NBT Paclitaxel are present in many parts of various species of yew trees and bushes. Historically, the Company used the bark of the wild Pacific yew tree as a source of biomass from which to manufacture NBT Paclitaxel. The Company's EIP(TM) technology is designed to allow extraction and purification of paclitaxel and other taxanes, which can be synthesized into paclitaxel, from renewable sources of biomass such as needles and limbstock harvested from ornamental yew trees and bushes. The Company ceased harvesting bark from the wild Pacific yew tree in 1994.

  In order to have access to a more stable supply of biomass for use in the production of NBT Paclitaxel, the Company entered into the PBI Agreement in 1993 and the Zelenka Agreement in 1996 and intends to enter into additional agreements to purchase biomass and mature yew bushes from commercial growers and, if economical, to develop its own plantations. The Company believes that the plantations being developed under these agreements will produce adequate biomass to support the commercial requirements of the Strategic Partners for the foreseeable future. By planting and propagating a reliable and renewable homogeneous biomass source, the Company believes that it may be able to reduce its raw material costs, currently the Company's largest cost component in producing NBT Paclitaxel, while at the same time allowing it to increase the yield of NBT Paclitaxel. The Company made its first small-scale harvest pursuant to the PBI Agreement in the first quarter of 1996 and pursuant to the Zelenka Agreement in the second quarter of 1996. The Company is also examining other potential sources of biomass in the event demand exceeds current expectations. There can be no assurance that the use of the ornamental yew bushes and the use of non-bark sources of such bushes will be approved by the FDA for use in manufacturing NBT Paclitaxel or that current sources of biomass will be sufficient to meet the Company's needs. See "Risk Factors--Potential Limitation on the Availability of Raw Materials" and "Risk Factors--Government Regulation; No Assurance of Regulatory Approval."

  Manufacturing. Crude paclitaxel is extracted from yew bushes by third party extractors and delivered to the Company's manufacturing facilities in Boulder, Colorado and British Columbia, Canada. At these two facilities, the impure paclitaxel undergoes an isolation and purification process and the resulting active drug substance is delivered to Faulding's final fill and finish facility in Australia where NBT Paclitaxel is formulated by Faulding for final packaging for both itself and IVAX. Each of the Company's small-scale manufacturing facilities has been inspected by the TGA and approved for the commercial production of NBT Paclitaxel for sale in Australia. TGA approval applies to the manufacture of paclitaxel from both the bark of the wild Pacific yew tree as well as from other raw material sources. On a combined basis, the Company believes these facilities have adequate capacity to meet clinical and commercial demand through the launch of commercial sales of NBT Paclitaxel in the United States, if NBT Paclitaxel receives regulatory approval. The Company plans to seek initial FDA approval of its manufacturing processes, which utilize both bark sources of biomass as well as non-bark sources of biomass obtained from the needles and limbstock of ornamental yew trees and bushes in the production of NBT Paclitaxel. There can be no assurance that such regulatory approval will be obtained. See "Risk Factors--Government Regulation; No Assurance of Regulatory Approval."

  The Company is currently refining and scaling-up its EIP(TM) technology for use in a large-scale commercial manufacturing facility, which is being built in Boulder. The Company currently expects to complete construction and validation of this facility in 1997. The Company believes that this facility will have adequate capacity to meet the forecasted demands of the Strategic Partners through 1999, when it intends, subject to receipt of regulatory approvals, to establish a semi-synthesis manufacturing facility. Upon completion of validation, but prior to approval of the NDA for NBT Paclitaxel, the Company anticipates the large-scale commercial facility and processes intended to be used for commercial launch of NBT Paclitaxel in the United States will be inspected by the FDA. Approval of the facility will be a component of the FDA's approval of the NDA. There can be no assurance that the Company will succeed in adopting its EIP(TM) technology for large-scale commercial manufacturing, that the facility will be completed or validated within the time periods indicated, that such facility and manufacturing processes will receive necessary regulatory approvals or, even if approved, will be capable of producing NBT Paclitaxel in the quantities necessary to satisfy the requirements of the Strategic Partners. See "Risk Factors--Limited Manufacturing Experience; Dependence on a Commercial-Scale Paclitaxel Manufacturing Facility; Technological Challenges."

  The Company currently contracts with a third party for small-scale paclitaxel extraction. In order for the Company to meet the expected increase in demand for NBT Paclitaxel once commercialized, the Company must either contract out its large-scale extraction requirements or build a large-scale commercial extraction facility. There can be no assurance that a third party contract for such large-scale extraction can be obtained on commercially reasonable terms or that a large-scale extraction facility can be constructed in a timely fashion and receive the necessary regulatory approvals. The failure of the Company to secure a large-scale commercial extraction contract or to construct a regulatory-approved large-scale commercial extraction facility on a timely basis would have a material adverse effect on the Company. See "Risk Factors--Limited Manufacturing Experience; Dependence on a Commercial-Scale Paclitaxel Manufacturing Facility; Technological Challenges."

  In order to increase its manufacturing capacity, the Company is also developing, and has applied for patent protection for, a semi-synthesis process for manufacturing NBT Paclitaxel from certain other taxanes contained in renewable biomass sources. Semi-synthesis manufacturing initially involves extraction of paclitaxel and other taxanes from yew sources. Unlike extraction, however, which attempts to isolate and purify only paclitaxel, semi-synthesis isolates and purifies certain additional taxanes. Through a chemical synthesis process, these other taxanes are converted into paclitaxel. Accordingly, since both paclitaxel and other taxanes are used in semi-synthesis, the Company expects to be able to increase the paclitaxel yield from its biomass sources using a semi-synthesis process. The use of semi-synthesis will require receipt of additional regulatory approvals, of which there can be no assurance. See "Risk Factors--Limited Manufacturing Experience; Dependence on a Commercial-Scale Paclitaxel Manufacturing Facility; Technological Challenges" and "Risk Factors--Government Regulation; No Assurance of Regulatory Approval."

STRATEGIC ALLIANCES

  The Company has formed strategic alliances through long-term exclusive agreements with each of Faulding and IVAX. Pursuant to such arrangements, each Strategic Partner has agreed to fund and, with the Company's input, undertake the clinical trials required to obtain regulatory approvals for commercializing NBT Paclitaxel in their respective territories. The Company is responsible for supplying the Strategic Partners with NBT Paclitaxel for clinical trials and commercial purposes and each Strategic Partner is required to purchase all of its paclitaxel requirements from the Company. Under the terms of each agreement, IVAX and Faulding pay a fixed price for NBT Paclitaxel for non-commercial sales. For NBT Paclitaxel sold commercially, Faulding pays the Company a substantial share of gross revenue. For IVAX's commercial sales, IVAX will pay the Company on a cost plus basis for the Company's manufacture of NBT Paclitaxel and in addition will pay the Company a substantial share of IVAX's NBT Paclitaxel profit (as determined in accordance with the IVAX Agreement). The Company believes that through its agreements with Faulding and IVAX, it will be able to take advantage of their resources, including expertise in clinical testing and sales, marketing and distribution. As a result of these strategic alliances, the Company believes it may be able to compete more effectively with BMS, RPR, generic drug manufacturers and other companies, research organizations and academic institutions that are developing paclitaxel and are attempting to develop new and advanced forms of anti-cancer drugs. There can be no assurance, however, that the agreements with the Strategic Partners will not be terminated prior to their expiration, that the Strategic Partners will succeed in obtaining regulatory approvals for NBT Paclitaxel in the United States or elsewhere or that they will succeed in marketing NBT Paclitaxel. See "Risk Factors--Dependence on Strategic Alliances."

  Faulding. Faulding, Australia's largest domestic pharmaceutical company with 1995 sales of approximately $1.3 billion, actively markets anti-cancer pharmaceuticals and other health care products in Australia, Southeast Asia and other countries throughout the world. In 1992, the Company originally entered into a development and marketing agreement (the "Faulding Agreement") with Faulding. The Faulding Agreement, as amended and restated, has an initial term of 20 years and will continue thereafter from year to year unless terminated in writing by either party.

  The Faulding Agreement grants Faulding the exclusive right to develop and market NBT Paclitaxel in ten countries, including Australia, New Zealand and much of Southeast Asia (the "Faulding Territory"). The Faulding Agreement also grants Faulding the non-exclusive right to sell NBT Paclitaxel in certain countries in the Middle East. Pursuant to the Faulding Agreement, Faulding is required to purchase all of its requirements of paclitaxel from the Company, except in certain circumstances where the Company is unable to supply Faulding's requirements.

  In a March 1995 amendment to the Faulding Agreement, Faulding agreed to convert certain prepaid product sales and deferred revenue aggregating $1.1 million, which would have become due in 1995 and 1996, into a note in the aggregate principal amount of $1.2 million, which matures in 1997. The terms of the note provide that the Company will pay interest quarterly on amounts which would have been payable to Faulding had the conversion not occurred, at an annual rate of 9%.

  Faulding may terminate the Faulding Agreement: (i) upon the reorganization or insolvency of the Company; (ii) if Faulding becomes controlled by a pharmaceutical company that sells paclitaxel in the Faulding territory; (iii) if the Company becomes controlled by IVAX or BMS; (iv) if the Company is purchased by a pharmaceutical company which sells paclitaxel in the Faulding territory and that company refuses to be bound by the terms of the Faulding Agreement; or (v) if the Company is unable to meet the paclitaxel supply requirements of Faulding. The Company may terminate the Faulding Agreement:
(i) upon the reorganization or insolvency of Faulding; or (ii) in certain circumstances, upon a change in control of Faulding.

  The Company is required to indemnify Faulding pursuant to the Faulding Agreement for any defect in the NBT Paclitaxel that is shipped to Faulding and for uncured breaches of the Company's warranties or obligations under the Faulding Agreement. Faulding is required to indemnify the Company against all losses (i) resulting from a defect in a product containing NBT Paclitaxel manufactured by Faulding except where such defect is the fault of the Company,
(ii) resulting from a product containing NBT Paclitaxel formulated, stored, handled, promoted, distributed, registered or sold by Faulding and (iii) for uncured breaches of Faulding's representations and warranties under the Faulding Agreement.

  In connection with the IPO, Faulding purchased 400,000 shares of the Company's Nonvoting Common Stock and 400,000 warrants to purchase Nonvoting Common Stock. See "Description of Capital Stock--Nonvoting Common Stock; Warrants to Purchase Nonvoting Common Stock."

  IVAX. IVAX, a diversified international health care company with 1995 sales of approximately $1.3 billion, is engaged in the research, development, manufacture and sale of branded and generic pharmaceuticals and other related health care and personal products and specialty chemicals. In 1993, the Company entered into a development and marketing agreement (the "IVAX Agreement") with IVAX (through IVAX's subsidiary, Baker Norton Pharmaceuticals, "BNP"). The IVAX Agreement has an initial term of 20 years and will continue thereafter from year to year unless terminated in writing by either party.

  The IVAX Agreement grants IVAX the exclusive right to develop and market NBT Paclitaxel in the United States and in every country outside the Faulding Territory except for the Vatican City, China, the former Soviet Union and the Middle East where such right is non-exclusive. Pursuant to the IVAX Agreement, IVAX is required to purchase all of its requirements of paclitaxel from the Company except in certain circumstances where the Company is unable to supply IVAX's requirements.

  Either IVAX or the Company may terminate the IVAX Agreement if the other party materially breaches the agreement under certain circumstances. In addition, IVAX may terminate the IVAX Agreement if the Company fails to meet the paclitaxel supply requirements of IVAX for a continuing three year period. Under certain circumstances, IVAX may obtain certain manufacturing information from the Company and have NBT Paclitaxel manufactured by third parties.

  The Company is required to indemnify IVAX pursuant to the IVAX Agreement for any defect in the NBT Paclitaxel that is shipped to IVAX, for certain claims of patent or trade secret infringement relating to the manufacture, composition, or sale of NBT Paclitaxel supplied to IVAX and for uncured breaches of certain of the Company's representations and warranties under the IVAX Agreement. IVAX is required to indemnify the Company against all losses
(i) resulting from a defect in a product containing NBT Paclitaxel manufactured by IVAX, (ii) resulting from a product containing NBT Paclitaxel formulated, stored, handled, promoted, distributed, registered or sold by IVAX, to the extent the defect is caused by IVAX, and (iii) for uncured breaches of IVAX's representations and warranties under the IVAX agreement.

  IVAX, through its subsidiary D&N Holding Company ("D&N"), currently owns 1,126,398 shares of the Common Stock. See "Risk Factors--Dependence on Strategic Alliances" and "Principal Stockholders."

MARKETING AND SALES

  Marketing and sales of NBT Paclitaxel will be conducted by the Strategic Partners. The Company believes each of the Strategic Partners has established sales forces with demonstrated sales capability to effectively market pharmaceutical products. The Company has no sales force and has only limited marketing capabilities and has no present intention to establish a sales or marketing force. The Company expects that sales to the Strategic Partners will account for substantially all of the Company's revenues for the foreseeable future. As a result, the loss of either Strategic Partner as a customer, in the absence of a comparable alternative strategic alliance arrangement, would have a material adverse effect on the Company. See "Risk Factors--Dependence on Strategic Alliances," "Risk Factors--Reliance on Foreign Sales" and "-- Strategic Alliances."

COMPETITION

  The biopharmaceutical industry is an expanding and rapidly changing industry characterized by intense competition for financing, executive talent, intellectual property and product sales. The Company competes with all entities developing and producing therapeutic agents for cancer treatment or other diseases which may be the subject of future product development efforts of the Company. The success of competitors in entering the market for paclitaxel may reduce the Company's potential market share and reduce the price of NBT Paclitaxel, each of which could have a material adverse effect on the Company. In addition, regulatory approval and marketing are being handled exclusively by the Strategic Partners. Although the Company believes the Strategic Partners have capable clinical and marketing abilities, there can be no assurance that the Strategic Partners will be capable or effective in gaining regulatory approval on a timely basis, if at all, or competing on a global basis with existing or new competitors. See "Risk Factors--Dependence on Strategic Alliances."

  BMS, the world's largest oncology company with 1995 sales of paclitaxel of approximately $580 million, is already marketing paclitaxel commercially in the United States, Australia, Canada, Europe and certain other territories. In addition, RPR has developed a proprietary analog of paclitaxel, docetaxel, which is marketed under the trademark Taxotere(R). Taxotere(R) has a microtubule binding mechanism of action similar to that of paclitaxel. Taxotere(R) is approved in the United States, European Community, Australia, Canada and a number of other countries. Taxotere(R) is approved in the United States for treatment of anthracycline-resistant breast cancer in patients without impaired liver function. Treatment with Taxotere(R), however, can cause certain side effects not observed with paclitaxel. It is anticipated, however, that Taxotere(R) will compete with paclitaxel, potentially eroding paclitaxel sales.

  Furthermore, upon expiration in December 1997 of the five-year marketing protection from generic competition currently provided to BMS's formulation of paclitaxel by the Waxman-Hatch Act, the Company will be subject to competition from generic paclitaxel manufacturers. In Europe, a similar exclusivity period will end 10 years after BMS' initial approval. Finally, academic and research organizations and pharmaceutical and biotechnology companies are pursuing, among other things, genetically engineered drugs, chemical synthesis and cell-tissue culture which may compete with the Company's products or technology. In addition, certain companies are pursuing the production of paclitaxel and other taxanes from natural product extraction techniques.

  Many of the Company's competitors, most notably BMS and RPR, have substantially greater capital resources, research and development capabilities, manufacturing and marketing resources, and experience than the Company. The Company expects BMS to compete intensely to maintain its dominance of the paclitaxel market, including through pursuit of an aggressive patent strategy. The Company's competitors may succeed in developing products that are more effective or less costly than any that may be developed by the Company, or that gain regulatory approval prior to the Company's products. Many companies and research institutions are also seeking means to obtain paclitaxel and taxanes from non-bark renewable biomass components of yew trees and other sources in order to increase paclitaxel yields, avoid environmental concerns and reduce the cost of biomass. In addition, the Company is aware of several potential competitors that have developed and patented or are developing various processes for producing paclitaxel and paclitaxel-related substances semi-synthetically, which resulted or may result in products that are equally as effective as paclitaxel extracted from bark. Although the Company believes the production of fully-synthetic paclitaxel is not currently commercially viable, the discovery by a third party of a cost-effective means to fully synthesize paclitaxel in commercial quantities or the manufacture of taxane derivatives or analogs that are more efficacious than paclitaxel in treating cancer could have a material adverse effect on the Company. See "Risk Factors--Rapid Technological Change; Intense Competition" and "Risk Factors--Government Regulation; No Assurance of Regulatory Approval."

PATENTS AND PROPRIETARY TECHNOLOGY

  The Company's success depends, in part, on its ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. Where appropriate, the Company seeks protection of its proprietary technology by applying for patents in the United States and abroad. The Company owns three issued United States patents and has several United States patent applications pending. The Company has filed patent applications in certain other areas of the world and expects to make additional filings as it believes appropriate. In addition, the Company has obtained licenses from third parties to use their proprietary technology, for which patent applications have been filed in the United States and in certain other areas of the world. There can be no assurance that either the Company's or its licensors' existing patent applications will become issued patents or that, if issued, the coverage claimed in the applications will not be significantly reduced prior to issuance or, that the Company will be able to obtain any necessary or desired additional licenses to patents or technologies of others or that the Company will be able to develop its own additional patentable technologies. In addition, there can be no assurance that any future patents issued to the Company, if any, will provide it with competitive advantages or that products or processes covered by such patents will not be challenged as infringing upon the patents or proprietary rights of others or that any such patents will not be invalidated, or that the patents or proprietary rights of others will not have a material adverse effect on the ability of the Company to do business. Patent applications in the United States are maintained in secrecy until patents are issued and patent applications in certain other countries generally are not published until more than 18 months after they are filed. In addition, publication of scientific or patent literature often lags behind actual discoveries. As a result, the Company cannot be certain it or any of its licensors was the first creator of inventions covered by the Company's or its licensors' pending patent applications or that the Company or its licensors were the first to file such applications. Furthermore, there can be no assurance that others will not independently develop similar technology or, if patents are issued to the Company, that others will not design technology to circumvent the Company's patents or proprietary rights.

  A substantial majority of the Company's proprietary technology, including much of its EIP(TM) technology, is not protected by patents and is held by the Company as trade secrets. The Company's success will depend in part on its ability to protect the trade secrets relating to extracting, isolating and purifying paclitaxel as well as to other technology. The Company relies on proprietary know-how and confidential information and employs various methods, such as entering into confidentiality and non-compete agreements with its current employees and with third parties to whom it divulges proprietary information, to protect the processes, concepts, ideas and documentation associated with its technologies, including its paclitaxel production process. Such methods may afford incomplete protection and there can be no assurance that the Company will be able to adequately protect its trade secrets or that other companies will not acquire information which the Company considers to be proprietary. In addition, if the Company is unable to fulfill its contractual obligations to IVAX relating to its supply of NBT Paclitaxel, the Company may, under certain circumstances, be contractually obligated to disclose proprietary manufacturing information to IVAX. The inability to maintain its trade secrets for its exclusive use could have a material adverse effect on the Company.

  The patent position of pharmaceutical companies generally is highly uncertain and involves complex legal and factual questions. Paclitaxel is an unpatentable, naturally-occurring compound. Various compositions containing paclitaxel, and also various processes and other technologies, however, including those relating to extracting paclitaxel and preparing the drug for finished formulation, are or may be patented. Certain of these patents are owned by BMS and RPR, two of the Company's primary competitors. The Company is aware of competitors and potential competitors who are pursuing patent protection for various aspects of the extraction, preparation and production of natural and semi-synthetic paclitaxel. In the event that the Company's technology, products or activities are deemed to infringe upon the rights of others, the Company could be subject to damages or enjoined from using such technology, or the Company could be required to obtain licenses to utilize such technology. No assurance can be given that any such licenses would be made available on terms acceptable to the Company, or at all. If the Company were unable to obtain such licenses or was enjoined from using its technology, it could encounter significant delays in product market introductions while it attempted to design around the patents or rights infringed upon, or could find the development, manufacture or sale of products to be foreclosed, any of which would have a material adverse effect on the Company. In addition, the Company could experience a loss of revenues and may incur substantial costs in defending itself and indemnifying the Strategic Partners in patent infringement or proprietary rights violation actions brought against it or either of the Strategic Partners. The Company could also incur substantial costs in the event it finds it necessary to assert claims against third parties to prevent the infringement of its patents and proprietary rights by others. Participation in such infringement proceedings could have a material adverse effect on the Company, even if the eventual outcome were favorable. See "Risk Factors--Uncertainty of Protection of Patents and Proprietary Technology; Reliance on Trade Secrets," "Risk Factors--Uncertainty Related to Australian Patent Proceedings," "--Strategic Alliances" and "--Australian Petty Patents."

AUSTRALIAN PETTY PATENTS

  In September 1993 and August 1994, BMS received two Australian petty patents claiming certain methods of administering paclitaxel. Australian petty patents have a maximum term of six years, are allowed to contain only three claims (one independent and two dependent) and are granted on the basis of a prior art search which is significantly more limited in scope than the searches done prior to issuance of standard patents. Following publication of these patents, Faulding instituted legal action to revoke these patents on the grounds that the patent claims are invalid and that the subject matter claimed in the patents was already known prior to the claimed date of invention. In February 1995, BMS brought legal action against Faulding, based upon these patent claims, seeking an injunction against Faulding to prevent Faulding from marketing NBT Paclitaxel pursuant to Faulding's generic approval. In March 1995, the Australian court denied BMS's request to enjoin Faulding from marketing NBT Paclitaxel. The Company believes, based on communications with Faulding, that BMS's claims will likely be resolved in conjunction with Faulding's revocation action in late 1996 or early 1997. No assurance can be given, however, that BMS will not obtain an injunction against Faulding which could prevent Faulding from marketing NBT Paclitaxel in Australia. If Faulding were prevented from marketing NBT Paclitaxel in Australia pursuant to its generic approval, Faulding would be unable to market NBT Paclitaxel for commercial sale in Australia until such time as Faulding obtains its own non-generic approval which will require substantial clinical trials and regulatory approval. There can be no assurances, however, that Faulding would be able to obtain its own non-generic approval in such circumstances. If BMS is successful in enforcing its patent claims against Faulding such that Faulding is unable to sell NBT Paclitaxel in Australia, the Company's business, financial condition and results of operations would be materially and adversely affected. See "Risk Factors--Uncertainty of Protection of Patents and Proprietary Technology; Reliance on Trade Secrets," "Risk Factors-- Uncertainty Related to Australian Patent Proceedings" "--Patents and Proprietary Technology," and "-- Strategic Alliances."

GOVERNMENT REGULATION AND PRODUCT APPROVALS

  The production and marketing of NBT Paclitaxel and the Company's research and development activities are subject to extensive regulation by numerous governmental authorities in the United States and other countries. In the United States, drugs are subject to FDA regulation. The FDC Act, and the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the testing, manufacture, quality, safety, efficacy, labeling, storage, advertising and promotion of pharmaceutical products. Product development within this regulatory framework takes a number of years and involves the expenditure of substantial resources. The marketing of drugs in the United States may not begin without FDA approval.

  The steps required before a pharmaceutical product may be marketed in the United States include: (i) preclinical laboratory tests, animal pharmacology, toxicology studies and formulation studies; (ii) the submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials commence; (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug; (iv) the submission of an NDA to the FDA; and (v) FDA approval of the NDA prior to any commercial sale or shipment of the drug. In addition to safety and efficacy requirements, the FDA requires the applicant to demonstrate to the FDA's satisfaction that it can manufacture the drug in compliance with the FDA's cGMP regulations. In addition to obtaining FDA approval for each product, each domestic drug manufacturing establishment must be registered with the FDA. Domestic drug manufacturing establishments are subject to regular inspections by the FDA and must comply with cGMP regulations. To supply products for use in the United States, foreign manufacturing establishments must comply with cGMP regulations and are subject to periodic inspection by the FDA or by corresponding regulatory agencies in their home countries under reciprocal agreements with the FDA.

  Preclinical studies include the laboratory evaluation of in vitro cytotoxicity, pharmacology, product chemistry and formulation, as well as animal studies to assess the potential safety and efficacy of the product. Compounds must be formulated according to cGMP, and preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding good laboratory practices. The results of the preclinical tests are submitted to the FDA as part of an IND and are reviewed by the FDA prior to the commencement of human clinical trials. The data in an IND consists of animal data on safety and efficacy, possibly human data from a related use, and chemistry, formulation and manufacturing data. If the FDA objects, the study may not commence. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials.

  Clinical trials involve the administration of the investigational new drug to patients under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with good clinical practices under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Each clinical study must be conducted under the auspices of an Institutional Review Board ("IRB") at the institution at which the study will be conducted. The IRB will consider, among other things, the safety of human subjects and the possible liability of the institution. The company sponsoring the trials is required to select qualified investigators to supervise the administration of the drug and to ensure that the trials are adequately monitored in accordance with FDA regulations.

  Clinical trials typically are conducted in three sequential phases, which may overlap. In Phase I, the initial introduction of the drug into healthy subjects, the drug is tested for safety (adverse effects), dosage tolerance, metabolism, distribution, excretion and pharmacodynamics (clinical pharmacology). Phase II involves studies in a limited patient population to:
(i) determine the efficacy of the drug for specific, targeted indications;
(ii) determine dosage tolerance and optimal dosage; and (iii) identify possible adverse effects and safety risks. When a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to evaluate further clinical efficacy and to test further for safety within an expanded patient population at geographically dispersed clinical study sites. Clinical trials require substantial time and effort. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specific time period, if at all. Furthermore, although certain clinical trials have been completed to date, the Company, the Strategic Partners or the FDA may modify, suspend or terminate clinical trials at any time if they feel that the subjects or patients are being exposed to an unacceptable health risk.

  The results of the pharmaceutical development, preclinical studies and clinical studies are submitted to the FDA in the form of an NDA for approval of the marketing and commercial shipment of the drug. An NDA is a systematic compilation of data, analysis and conclusions on a new drug product based on studies conducted under an IND. The NDA testing and approval process requires substantial time and effort, and there can be no assurance that approval will be granted on a timely basis, if at all. The FDA may refuse to approve an NDA if the FDA does not view the NDA as containing adequate evidence of the safety and efficacy of the drug, or if other applicable regulatory criteria are not satisfied. In addition, the FDA may require additional testing or information, or require post-marketing testing and surveillance. Notwithstanding the submission of complete data, the FDA may ultimately decide that the application does not satisfy its criteria for approval. Moreover, if regulatory approval of a drug is granted, such approval may entail limitations on the indicated uses for which the drug may be marketed. Finally, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing or if previously unknown information demonstrates a lack of safety or effectiveness. Following an approved NDA, an SNDA may be submitted to the FDA which requests a change in the existing approval. An SNDA can be for changes in manufacturing, quality control or clinical data or for changes in product labeling such as indications or warnings.

  Manufacturers of drugs sold in the United States are required to satisfy the FDA that their manufacturing facilities and processes adhere to applicable standards for cGMP and to engage in extensive record keeping and reporting. Thus, even if regulatory approval for NBT Paclitaxel is granted, the Company's current and any future facilities will be subject to periodic review and inspections by the FDA or the analogous regulatory authorities of other countries for compliance with cGMP or similar foreign regulatory standards. Compliance with cGMP regulations requires substantial time, attention and financial resources. Following inspections of the Company's United States and Canadian manufacturing facilities by a cGMP Auditor of the Australian TGA, the TGA issued approvals to the Company as an Australian cGMP compliant paclitaxel manufacturer. The Company's facilities, however, have not been inspected by the FDA for regulatory compliance purposes. There can be no assurance that the FDA or foreign regulatory authorities other than the TGA will find the Company's current facilities or facilities being constructed to be in compliance with United States cGMP regulations or analogous foreign standards. Subsequent discovery of previously unknown problems with a product or the Company's manufacturing facilities may result in restrictions, including withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements by either the Company or its Strategic Partners could, among other things, result in criminal prosecution and fines, product recalls, product seizures and operating restrictions.

  The Company is also subject to United States laws and regulations applicable to exporting drugs. On April 26, 1996, the export provisions in the FDC Act were amended in Chapter 1A of Title II, Supplemental Appropriations For The Fiscal Year Ending September 30, 1996, in the "FDA Export Reform and Enhancement Act of 1996" to authorize the export of a drug before marketing approval is obtained in the United States, to any country, if the drug (a) complies with the laws of the importing country, and (b) has valid marketing authorization by the appropriate authority in a country listed by the statute, one of which is Australia. The Company has received valid marketing authorization from Australia. Thus, if the other statutory conditions are met, the Company believes that future exports from the United States of NBT Paclitaxel labeled in accordance with the laws of Australia and, for countries other than Australia, of the importing country, should be permissible without an FDA permit or other FDA approval although no assurance can be given.

  The Company is also subject to, among others, the regulations of Canada, the Province of British Columbia, the United States Environmental Protection Agency, the Department of Interior (United States Fish and Wildlife Services and the Bureau of Land Management), the Department of Agriculture (United States Forest Service) and other countries and regulatory agencies. Pursuant to the National Environmental Policy Act, certain United States agencies have prepared an Environmental Impact Statement that addresses the impact of harvesting wild Pacific yew trees, including cutting down wild Pacific yew trees on federally-managed land. Although the Company ceased harvesting bark in August 1994, the Company has in its inventory bark obtained from the wild Pacific yew tree. The Company is also subject to federal, state and local laws and regulations governing the use and disposal of hazardous materials as well as regulations imposed by the Occupational Safety and Health Administration governing worker safety. There can be no assurance that the Company is at all times in complete compliance with all such requirements. The Company has made and will continue to make expenditures to comply with environmental requirements. Compliance with these regulations is time-consuming and expensive. The failure to comply with these regulations, however, could have a material adverse effect on the Company's business, financial condition and results of operations.

  The adoption by federal, state or local governments of significant new laws or regulations or a change in the interpretation or implementation of existing laws or regulations relating to environmental or other regulatory matters could increase the cost of producing products, including, delay regulatory approval or otherwise adversely affect the Company's ability to produce or sell NBT Paclitaxel or other products. Adverse governmental regulations which might arise from future legislative or administrative regulations or other actions cannot be predicted. In addition, the Company's activities have been opposed by the ONRC because of their concern over wild Pacific yew in old growth forests. Even though the Company no longer harvests biomass from the bark of the wild Pacific yew, there can be no assurance that the ONRC and other environmental activist groups will not oppose other activities of the Company, which may have the effect of delaying or halting production of NBT Paclitaxel, each of which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Outside the United States, the Company's ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authority. This foreign regulatory approval process includes all of the risks associated with FDA approval set forth above.

  The Company has filed confidential DMFs containing certain of the Company's proprietary manufacturing processes with regulatory agencies in the United States, Australia, Canada, Europe and Singapore, relating to the Company's manufacture of NBT Paclitaxel. Faulding, using the Company's Australian DMF, has received marketing approval in Australia for NBT Paclitaxel for treating refractory ovarian and breast cancers. Additionally, Faulding has completed clinical trials with NBT Paclitaxel in Australia, which may form the basis for applications for further marketing approvals in Australia and other countries where Faulding has the right to market NBT Paclitaxel. Faulding is also engaged in ongoing clinical research with NBT Paclitaxel with the goal of improving the effectiveness of paclitaxel treatment in combination therapies and expanding the number of disease indications treatable with paclitaxel. There can be no assurance that Faulding's efforts to expand the use of NBT Paclitaxel will be successful.

  IVAX, using the Company's United States DMF, filed an IND with the FDA in June 1994 relating to NBT Paclitaxel and began its Phase I clinical trials relating to NBT Paclitaxel in the United States in October 1994. IVAX began Phase II/III clinical trials in May 1995. Based upon communications from

IVAX, it is estimated that the earliest IVAX could file a NDA seeking commercial approval to sell NBT Paclitaxel in the United States is 1997. No assurance can be given, however, that NBT Paclitaxel will prove to be safe and effective in clinical trials, that IVAX will file the NDA within the time period indicated, or that IVAX will complete any clinical trials or obtain regulatory approvals for NBT Paclitaxel in a timely manner, or at all, to market NBT Paclitaxel in the United States or other countries. See "Risk Factors--Government Regulation; No Assurance of Regulatory Approval" and "Risk Factors--Risk of Product Liability; Limited Insurance."

RESEARCH AND DEVELOPMENT

  During the years ended December 31, 1993, 1994 and 1995, the Company spent approximately $3.5 million, $3.9 million and $4.6 million, respectively, on Company sponsored research and development activities and to produce NBT Paclitaxel sold to its Strategic Partners (including $1.2 million and $0.3 million in plantation development fees in 1994 and 1995, respectively). Research and development is expected to remain a significant cost component of the Company's business. In the short term, research and development is expected to concentrate primarily on: (i) improving paclitaxel yield and reducing production costs; (ii) developing the Company's semi-synthesis process for paclitaxel production; and (iii) improving the yields of the Company's production methodology for processing needles and limbstock. The Company will focus its internal efforts on process development and plans to contract out research considered essential but for which it lacks facilities or staff. The Company also intends to engage in early stage research and development to identify other potential natural product pharmaceuticals.

FOREIGN AND DOMESTIC OPERATIONS; EXPORT SALES

   The following table sets forth, for the past three fiscal years, and the three months ended March 31, 1995 and 1996 revenue, profitability (operating loss) and identifiable assets attributable to the Company's United States and foreign operations (in thousands of dollars):

                                                                  THREE MONTHS
                                          YEAR ENDED DECEMBER        ENDED
                                                  31,              MARCH 31,
                                          ----------------------  -------------
                                           1993    1994    1995   1995    1996
                                          ------  ------  ------  -----  ------
  Sales to Unaffiliated Customers
    United States(1)..................... $1,248  $  854  $2,054  $ 979  $  214
    Foreign..............................    --      148     569    169     477
  Operating Loss
    United States........................ (4,954) (5,914) (3,851)  (620) (1,473)
    Foreign..............................    --      (68)   (433)   (26)   (325)
  Identifiable Assets
    United States........................  2,120   4,304   5,133  3,633   4,660
    Foreign..............................    --      672   6,820    818   5,546

- --------
(1)Includes export sales of $998 in 1993 and $1,392 in 1995.

   Foreign sales include sales of product manufactured and shipped from NaPro Canada, the Company's Canadian subsidiary. Such products sold by NaPro Canada to the Company are then re-sold to Faulding for use outside the United States. Such "exported" products never physically enter the United States.

   Sales of NBT Paclitaxel into foreign markets accounted for approximately 75% of the Company's revenues for the year ended December 31, 1995 and 69% of the Company's revenues for the three months ended March 31, 1996. The Company anticipates that a significant portion of its revenues will continue to be derived from sales of its products in foreign markets until such time, if ever, as IVAX receives approval for commercial sale of NBT Paclitaxel in the United States.

  A substantial portion of the Company's revenues and operations will thus continue to be subject to the risks associated with foreign business, including economic or political instability, shipping delays, fluctuations in foreign currency exchange rates and various trade restrictions, all of which could have a significant impact on the Company's ability to deliver products on a competitive and timely basis. Future imposition of, or significant increases in, the level of customs duties, export quotas, drug regulatory restrictions or other regulatory or trade restrictions could have an adverse effect on the Company. See "Risk Factors--Reliance on Foreign Sales."

EMPLOYEES

  As of March 31, 1996, the Company had 67 full-time and four part-time employees, of whom six hold Ph.D. or M.D. degrees. Four employees were engaged in biological and clinical research, eight in chemistry, 16 in quality control/quality assurance, 26 in manufacturing and 13 in general administration and finance. The Company believes that its relations with its employees are good.

PROPERTIES

  The Company leases approximately 54,000 square feet of space in Boulder, Colorado, which will be used for research and development and commercial-scale manufacturing upon completion of improvements and installation and validation of equipment. This facility currently is used for the Company's executive offices and warehousing of raw materials and equipment. The Company leases an additional 5,900 square feet of space in Boulder, of which 1,300 square feet is used for research and development and 4,600 square feet is used for manufacturing. The Company leases a facility of approximately 3,400 square feet in British Columbia, Canada which is used for manufacturing. The Company leases an additional 10,090 square foot facility in British Columbia, Canada, which the Company subleases. The Company has an option to purchase 7.3 acres of land in Longmont, Colorado as a potential site on which to build a manufacturing facility.

LEGAL PROCEEDINGS

  The Company is not currently engaged in any material legal proceedings. See "Risk Factors--Uncertainty of Protection of Patents and Proprietary Technology; Reliance on Trade Secrets," "Risk Factors--Uncertainty Related to Australian Patent Proceedings," "Risk Factors--Risk of Product Liability; Limited Insurance," "--Patents and Proprietary Technology" and "--Australian Petty Patents."

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth certain information concerning directors and executive officers of the Company:

                NAME                  AGE               POSITION(S)
- ------------------------------------- --- --------------------------------------
Leonard P. Shaykin(3) ............... 52  Chairman of the Board of Directors
Sterling K. Ainsworth, Ph.D.(3) ..... 56  President and Chief Executive Officer;
                                          Director
Patricia A. Pilia, Ph.D.............. 47  Vice President, BioResearch and
                                          Toxicology; Secretary; Treasurer;
                                          Director
Lawrence Helson, M.D................. 65  Vice President, Clinical Research
Gordon H. Link, Jr................... 42  Vice President, Finance and Chief
                                          Financial Officer
David L. Denny....................... 44  Vice President, Operations
James D. McChesney, Ph.D............. 56  Vice President, Natural Products
                                          Chemistry
E. Garrett Bewkes, Jr.(1)(2)......... 68  Director
Richard C. Pfenniger, Jr.(2)(3) ..... 40  Director
Phillip Frost, M.D................... 59  Director
Arthur H. Hayes, Jr., M.D.(3) ....... 62  Director
Mark B. Hacken(1).................... 60  Director
Vaughn D. Bryson(2)(3) .............. 56  Director

- --------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee
(3) Member of the Strategic Planning Committee

  MR. SHAYKIN has served as Chairman of the Board of Directors of the Company since June 1993. Pursuant to his Executive Agreement, Mr. Shaykin is not required to devote more than 20 hours in any week nor more than 80 hours in any month to the Company's affairs. In 1995, Mr. Shaykin founded Shaykin & Company, a private investment and management holding company. Prior to founding Shaykin & Company, Mr. Shaykin served as a founding and managing partner of Adler & Shaykin, an equity investment partnership organized to sponsor leveraged buyouts. Prior thereto, Mr. Shaykin was Vice President, director and a member of the Investment Committee of Citicorp Venture Capital, Ltd. and Citicorp Capital Investors, Inc., the venture capital and equity investment subsidiaries of Citicorp and Citibank. Mr. Shaykin is Chairman of the Board of Directors of Kimeragen, Inc., a privately-held gene repair company, a director of Avigen, a public gene therapy company, Chairman of the Neuroblastoma Foundation, and a director of the Jerusalem Post, an English-language offshore newspaper. Mr. Shaykin is also a governing trustee of The Jackson Laboratories, a not-for-profit genetic research institute and a trustee of the University of Chicago Graduate School of Business. Mr. Shaykin is a graduate of the University of Chicago (B.A., M.A., M.B.A.).

  DR. AINSWORTH, a co-founder of the Company, has served as an executive officer and director of the Company since its inception, as Chief Executive Officer since November 1991 and as President since October 1992. In 1990, he co-founded, with Dr. Pilia, Pacific Biotechnology, Inc. (a predecessor of the Company with no connection to PBI) and served as Chairman and President of such company until the Company's inception. From 1972 until 1990, Dr. Ainsworth held various levels of professorships of pathology with tenure at the College of Medicine and Dental Medicine and Graduate Studies at the Medical University of South Carolina ("MUSC"), where he established, developed and directed MUSC's Immunopathology Diagnostic Laboratory. Dr. Ainsworth received a Bachelor's degree from the University of Mississippi in 1963. He received a Master's degree in Medical Microbiology in 1965 and a Doctoral degree in Medical Science in 1969 from the University of Mississippi Medical School. He completed his post-doctoral fellowship in the Department of Pathology at Harvard Medical School from 1970 to 1972. Dr. Ainsworth is engaged to marry Dr. Pilia, a director and executive officer of the Company.

  DR. PILIA, a co-founder of the Company, has served as a director of the Company since its inception. She was appointed Secretary of the Company in November 1991, Treasurer of the Company in October 1992 and Vice President, BioResearch and Toxicology in March 1993. In 1990, she co-founded, with Dr. Ainsworth, Pacific Biotechnology, Inc. and served as its Vice President and Director of Biotechnology. From 1983 to 1991, Dr. Pilia was an Assistant Professor of Pathology in the College of Medicine and Dental Medicine and the College of Graduate Studies at MUSC. From 1985 to 1991, she served as the Assistant Director of the MUSC Immunopathology Diagnostic and Research Laboratories. Prior thereto, Dr. Pilia was a consultant on the design and development of biomedical devices and treatment modalities and the design and performance of clinical trials. Dr. Pilia received a Bachelor's degree in 1970 from Boston University, a Master's degree in Immunology/Microbiology in 1978 and a Doctoral degree in Pathology in 1980 from MUSC. Dr. Pilia is engaged to marry Dr. Ainsworth, a director and Chief Executive Officer of the Company.

  DR. HELSON joined the Company as a director and in the part-time position of Vice President, Clinical Research in July 1993. Dr. Helson served as a director of the Company until March 1996. Since July 1988, Dr. Helson has been head of the Neuro-Oncology Laboratory in the Division of Neoplastic Diseases, Department of Medicine at New York Medical College. From July 1986 until June 1988, Dr. Helson was an Associate Director with ICI Pharmaceuticals. From July 1968 until June 1986, Dr. Helson was an attending physician with Memorial Sloan-Kettering, a cancer research center. Pursuant to his Executive Agreement, Dr. Helson is not required to devote more than 15 hours in any week nor more than 60 hours in any month to the Company's affairs. Dr. Helson received his B.S. from the College of the City of New York in 1953, his M.S. from the New York University Graduate School of Arts and Sciences in 1957 and his M.D. from the University of Geneva (Switzerland) Medical School in 1962.

  MR. LINK, a certified public accountant and a certified management accountant, joined the Company as Vice President, Finance and Chief Financial Officer in September 1993. Prior thereto, Mr. Link served concurrently as Corporate Controller of Synergen, Inc. and of the Syntex-Synergen Neuroscience Joint Venture. From February 1991 until April 1993, Mr. Link served as Treasurer of Synergen Development Corporation. From October 1983 to May 1990, Mr. Link practiced as a certified public accountant, most recently in the position of Audit Manager, with Deloitte & Touche. He received undergraduate degrees in chemistry from Rensselaer Polytechnic Institute in 1976 and in accounting from Metropolitan State College in 1983.

  MR. DENNY has served as Vice President, Operations since September 1995. From 1993 to 1995, Mr. Denny served as a private pharmaceutical manufacturing consultant. From 1991 to 1993, Mr. Denny served as Vice President of Operations for Somatogen, Inc. Prior thereto, Mr. Denny served in manufacturing and quality assurance capacities with Miles Pharmaceutical, Abbott Laboratories and Kabi-Pharmacia. He received a B.S. in Biological Sciences from Tennessee Technological University in 1972 and attended graduate school at the same institution from 1972 to 1974.

  DR. MCCHESNEY joined the Company as Vice President, Natural Products Chemistry in January 1996. From 1987 until June 1995, he served as Director of the Research Institute of Pharmaceutical Sciences at University of Mississippi, specializing in natural product pharmaceutical research and development. In July 1993, Dr. McChesney was named Frederick A.P. Barnard Distinguished Professor of Pharmacognosy at the University of Mississippi. Dr. McChesney joined the School of Pharmacy at the University of Mississippi in 1978 as Professor and Chair of the Department of Pharmacognosy. After graduating with honors from Iowa State University in 1961 with a B.S. in Chemical Technology, he earned degrees in Botany (M.A. 1964) and Natural Products Chemistry (Ph.D. 1965) at Indiana University. He has been a Fulbright Lecturer in Brazil and a visiting professor at several South American universities.

  MR. BEWKES has served as a director of the Company since September 1993. Mr. Bewkes has been a director of PaineWebber Group, Inc. and a consultant and Chairman of a number of PaineWebber mutual funds since April 1987. From 1982 until 1987 he was Chairman of American Bakeries Corp. and currently serves as a director of Interstate Bakeries Corp.

  MR. PFENNIGER has served as a director of the Company since June 1993. Mr. Pfenniger has served as Chief Operating Officer of IVAX since April 1994. He served as Senior Vice President-Legal Affairs, Secretary and General Counsel of IVAX from 1989 until April 1994 and as Secretary of IVAX from 1990 until April 1994. During the seven-year period prior to joining IVAX, Mr. Pfenniger was engaged in private law practice, most recently as a member of the law firm of Greer, Homer & Bonner, P.A. in Miami, Florida. Mr. Pfenniger is a director of Whitman Education Group, Inc. and North American Vaccine, Inc.

  DR. FROST has served as a director of the Company since June 1993. Dr. Frost has served as Chairman and Chief Executive Officer of IVAX since 1987 and from July 1981 to January 1995 as President of IVAX. He is the Vice Chairman of the Board of Directors of North American Vaccine, Inc. Dr. Frost was the Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami from 1972 to 1990. He was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 to 1986. He is a director of American Exploration Company (an oil and gas exploration company), Whitman Education Group, Inc. and Northrop Grumman Corporation. He is a trustee of the University of Miami and a member of the Board of Governors of the American Stock Exchange.

  DR. HAYES was appointed a director of the Company in March 1996. He is currently President and Chief Operating Officer of MediScience Associates, Inc., a pharmaceutical consulting company and is a clinical Professor of Medicine at New York Medical College and Pennsylvania State University College of Medicine. From 1981 to 1983, Dr. Hayes served as the Commissioner of the FDA. From 1986 to 1991, he was President and Chief Executive Officer of
EM Pharmaceuticals as well as a member of their board of directors. Dr. Hayes served as Provost & Dean at New York Medical College from 1983 to 1986 and served as the Director of the Institute of Human Values in Medical Ethics, International Health and Biomedical Sciences, the latter of which he also served as Chairman. Dr. Hayes has held several posts with Pennsylvania State University which included Professor of Medicine and Pharmacology from 1977 to 1981, Dean of Admissions from 1976 to 1979, Associate Professor of Medicine and Pharmacology and Director of the Division of Clinical Pharmacology from 1972 to 1977. Dr. Hayes currently serves on the board of directors of Myriad Corporation (a genomic research and pharmaceutical company) and of Celgene Corporation (a pharmaceutical company). Dr. Hayes received his M.D. from Cornell University Medical College, and also attended Cornell's Graduate School of Medical Sciences, Department of Pharmacology. He undertook premedical studies, and attended medical school at Georgetown University. Dr. Hayes received his M.A. (Philosophy, Politics and Economics) from Oxford University, where he was a Rhodes Scholar, and his A.B. (Philosophy) from Santa Clara University in 1955.

  MR. HACKEN was appointed a director of the Company in March 1996. He is currently President of MBH International, a retail and health care consulting company. He is the former Chief Executive Officer of FHP International Corporation ("FHP International"), a $4 billion HMO with members in 11 states, and its operating subsidiary, FHP Incorporated ("FHP Incorporated") (a diversified health care services company). Prior to his appointment to the Office of the Chief Executive in October 1993, he served on the FHP International and FHP Incorporated boards of directors for two years and seven years, respectively. He was co-founder and President of Elliott Drugs, and President of Drug King after the firm was acquired from DART Industries. After Drug King was sold to Thrifty Corporation, he was instrumental in converting them to the Thrifty Jr. drug store concept and he was President of that division. Mr. Hacken received a B.S. in Pharmacy from the University of Florida.

  MR. BRYSON was appointed a director of the Company in March 1996. Mr. Bryson has been Vice Chairman of Vector Securities International, Inc. ("Vector"), a specialty health care investment banking firm, since April 1994. Prior to joining Vector, from 1961 to June 1993, Mr. Bryson worked in various positions for Eli Lilly and Company ("Eli Lilly") for 32 years, including in sales/market research, human resources, distribution, sales management and new product planning. Mr. Bryson served as Eli Lilly's President and Chief Executive Officer from 1991 until June 1993. Mr. Bryson was a director of Eli Lilly from 1984 until his retirement in 1993. Mr. Bryson is a Director of three public companies, ARIAD Pharmaceuticals, Inc., Endo Vascular Technologies, Inc. and Perclose, Inc. Mr. Bryson earned a B.S. in Pharmacy from the University of North Carolina and completed the Stanford Sloan Program at the Stanford University Graduate School of Business.

BOARD OF DIRECTORS' COMMITTEES

  The Board of Directors has established an audit committee (the "Audit Committee"), a compensation committee (the "Compensation Committee") and a strategic planning committee (the "Strategic Planning Committee"). The Audit Committee, which currently consists of Mark B. Hacken, Chairman, and E. Garrett Bewkes, Jr., meets periodically with representatives of the Company's independent auditors and the Company's management to obtain an assessment of the Company's financial condition and results of operations, reviews the results and scope of the annual audit and other services provided by the Company's independent auditors, and reports to the Board of Directors with respect thereto. The Compensation Committee, which currently consists of Mr. Bewkes, Chairman, Richard C. Pfenniger, Jr. and Vaughn D. Bryson meets periodically to review and to recommend to the Board of Directors compensation arrangements for senior management and directors. In addition, the Compensation Committee is responsible for administering the Company's existing stock option plans. The Strategic Planning Committee, which currently consists of Vaughn D. Bryson, Chairman, Sterling K. Ainsworth, Leonard P. Shaykin, Richard C. Pfenniger and Arthur Hayes, meets periodically to review corporate opportunities and strategies.

DIRECTORS' COMPENSATION

  Pursuant to an amendment to the Company's 1994 Long-Term Performance Incentive Plan (the "1994 Plan"), non-employee directors automatically are granted each year, on the date of the Company's annual meeting of stockholders, non-qualified options to purchase 5,000 shares of Common Stock. In addition, any non-employee director who is first appointed or elected other than at an annual meeting of stockholders will receive non-qualified options to purchase 5,000 shares of Common Stock upon such appointment or election. All such options are exercisable at an exercise price equal to the fair market value of the Common Stock on the date of grant, and are subject to certain vesting schedules. Contingent upon approval by the stockholders, the Board of Directors has adopted amendments to the 1994 Plan (the "1996 Amendments") to
(i) increase the number of shares of Common Stock underlying automatic annual grants of non-qualified stock options to non-employee directors from 5,000 to 10,000 shares and (ii) provide for automatic annual grants of non-qualified stock options to purchase 10,000 shares of Common Stock to directors who serve as chair of the Audit, Compensation, and Strategic Planning Committees of the Board of Directors. Automatic grants associated with such amendments will be effective on the next business day following the annual meeting, subject to approval of the proposed amendments. Messrs. Bewkes, Frost and Pfenniger received option grants of 5,000 shares of Common Stock each on June 3, 1995, the day following the 1995 stockholders meeting. Such grants were at an exercise price of $7.66 per share. Messrs. Hacken, Hayes and Bryson received option grants of 5,000 shares of Common Stock in connection with their appointment as directors of the Company. Such grants were at an exercise price of $11.125 per share. Directors are reimbursed for their costs incurred in attending Board of Directors meetings. In January 1994, each non-employee director was granted non-plan options to purchase 5,000 shares of Common Stock and each chairman of the two standing committees of the Board of Directors, the Audit Committee and the Compensation Committee was granted non-plan options to purchase an additional 2,500 shares of Common Stock and each other member of such committees was granted non-plan options to purchase an additional 1,000 shares of Common Stock. All such grants were at an exercise price of $2.40 per share. See "-- Compensation of Executive Officers."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal year 1995, no executive officer of the Company served on the compensation committee of another entity, no executive officer of the Company served as a director of another entity who had an executive officer serving on the Compensation Committee of the Company, and no executive officer of the Company served as a member of the compensation committee of another entity who had an executive officer serving on the Board of Directors. From January 1994 through March 1996, the Compensation Committee consisted of Mr. Bewkes, Chairman, and Mr. Pfenniger. From March 1996 to the present, the Compensation Committee has consisted of Mr. Bewkes, Chairman, Mr. Bryson, and Mr. Pfenniger. Mr. Pfenniger serves as Chief Operating Officer of IVAX and held various other executive positions with certain IVAX subsidiaries during 1995. Mr. Shaykin, Chairman of the Board of Directors, was appointed to serve on the Compensation Committee upon its inception in 1993 and resigned following its first meeting in January 1994. Mr. Shaykin has been an employee of the Company, and Chairman of the Board of Directors since 1993. Effective June 7, 1993, Mr. Shaykin executed a note in favor of the Company to represent the amount owed by Mr. Shaykin's related to his acquisition of stock pursuant to the Executive Agreement. See "Certain Relationships and Related Transactions-- Indebtedness of Management" and "Certain Relationships and Related Transactions--IVAX."

COMPENSATION OF EXECUTIVE OFFICERS

 EXECUTIVE COMPENSATION

   The following table sets forth for the fiscal year ended December 31, 1995, December 31, 1994 and December 31, 1993, the compensation paid to, or earned by, the Company's Chief Executive Officer and its three other most highly compensated executive officers whose cash compensation exceeded $100,000 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                              -------------------------------- -------------------------------
                                                                       AWARDS          PAYOUTS
                                                               ----------------------  -------
                                                                                                 ALL
                                                                          SECURITIES            OTHER
                                                  OTHER ANNUAL RESTRICTED UNDER-LYING   LTIP   COMPEN-
NAME AND PRINCIPAL             SALARY      BONUS  COMPENSATION   STOCK     OPTIONS/    PAYOUTS SATION
POSITION                 YEAR   ($)         ($)       ($)      AWARDS ($)  SARS (#)      ($)     ($)
- ------------------       ---- --------    ------- ------------ ---------- -----------  ------- -------
Sterling K. Ainsworth... 1995 $152,077    $20,000      --       $20,000      40,000       --      --
President and C.E.O.     1994  138,111        --       --           --          --        --      --
                         1993   99,769        --       --           --          --        --      --
Leonard P. Shaykin...... 1995  152,077     20,000      --        20,000     100,000(1)    --      --
Chairman of the Board    1994  106,192        --       --           --          --        --      --
                         1993   51,402        --       --           --          --        --      --
Patricia A. Pilia....... 1995  116,592     15,000      --        15,000      20,000       --      --
Vice President           1994   96,077        --       --           --          --        --      --
                         1993   73,662        --       --           --          --        --      --
Gordon H. Link, Jr...... 1995  101,385     10,000      --        10,000      10,000       --      --
Vice President           1994   92,480        --       --           --       16,667       --      --
                         1993   28,454(2)     --       --           --       26,667       --      --

- --------
(1) Includes options to purchase 50,000 shares of Common Stock granted in November 1995, subject to approval of the Company's stockholders of amendments to the 1994 Plan.
(2) Reflects compensation paid to Mr. Link from the period September 1993 to December 1993.

 1994 LONG-TERM PERFORMANCE INCENTIVE PLAN

   In May 1994, the Board of Directors adopted the 1994 Plan which was subsequently approved by the stockholders of the Company prior to the IPO. The 1994 Plan provides for granting to employees and other key individuals who perform services for the Company ("Participants") the following types of incentive awards: stock options, stock appreciation rights ("SARs"), restricted stock, performance units, performance grants and other types of awards that the Compensation Committee deems to be consistent with the purposes of the 1994 Plan. In addition, each person who is not an employee of the Company or one of its subsidiaries and who is elected or re-elected as a director of the Company by the stockholders at any annual meeting of stockholders commencing with the 1994 annual meeting, and, if first elected or appointed other than at an annual meeting, upon such election or appointment, will receive, as of the business day following the date of each such election or appointment, a non-qualified option to purchase 5,000 shares of the Common Stock. Pursuant to the 1996 Amendments, if approved, each non-employee director will receive options to purchase 10,000 shares of Common Stock and the Chairman of the Compensation, Audit and Strategic Planning Committees of the Board of Directors will receive annual grants of options to purchase 10,000 shares of Common Stock. The 1994 Plan affords the Company latitude in tailoring incentive compensation to support corporate and business objectives, to anticipate and respond to a changing business environment and competitive compensation practices and, in the case of options granted to non-employee directors, to strengthen further the non-employee directors' linkage with stockholder interests. The following is a description of the principal features of the 1994 Plan.

  The Compensation Committee has exclusive discretion to select the Participants and to determine the type, size and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the 1994 Plan. The 1994 Plan terminates in 2004, unless extended for up to an additional five years by action of the Board of Directors. With limited exceptions, including termination of employment as a result of death, disability or retirement or except as otherwise determined by the Compensation Committee, vesting of these rights will be forfeited if a Participant's employment or performance of services terminates within a specified period following the award. Generally, a Participant's rights and interest under the 1994 Plan will not be transferable except by will or by the laws of descent and distribution.

  Options, which include non-qualified stock options and incentive stock options, are rights to purchase a specified number of shares of Common Stock at a price fixed by the Compensation Committee. The option price may not be less than the fair market value of the underlying shares of Common Stock on the date of grant. In the case of purchased stock options, a specified number of non-qualified stock options (with an option price as described above) will be offered for grant to selected Participants in exchange for a purchase price, specified by the Compensation Committee, which is payable at the time of grant. Options generally will expire not later than ten years after the date on which they are granted. Options will become exercisable at such times and in such installments as the Compensation Committee shall determine. Payment of the option price must be made in full at the time of exercise in such form (including, but not limited to, cash, Common Stock or the surrender of another outstanding award or any combination thereof) as the Compensation Committee may determine. Federal income tax payable as a consequence of the exercise of such options is borne by the grantee.

  An SAR may be granted alone, or a holder of an option or other award may be granted a related SAR, either at the time of grant or by amendment thereafter. Upon exercise of an SAR, the holder must surrender the SAR and surrender, unexercised, any related option or other award, and the holder will receive in exchange, at the election of the Compensation Committee, cash or Common Stock or other consideration, or any combination thereof, equal in value to (or, in the discretion of the Compensation Committee, less than) the difference between the exercise price or option price per share and the fair market value per share of Common Stock on the last business day preceding the date of exercise, times the number of shares subject to the SAR or option or other award, or portion thereof, which is exercised.

  A restricted stock award is an award of a given number of shares of Common Stock which are subject to a restriction against transfer and to a risk of forfeiture during a period set by the Compensation Committee. During the restriction period, the Participant generally has the right to vote and receive dividends on the shares.

  Performance grants are awards whose final value, if any, is determined by the degree to which specified performance objectives have been achieved during an award period set by the Compensation Committee, subject to such adjustments as the Compensation Committee may approve based on relevant factors. Performance objectives are based on such measures of performance, including, without limitation, measures of industry, the Company, unit or Participant performance, or any combination of the foregoing, as the Compensation Committee may determine. The Compensation Committee may make such adjustments in the computation of any performance measure as it may deem appropriate. A target value of an award will be established (and may be amended thereafter) by the Compensation Committee and may be a fixed dollar amount, an amount that varies from time to time based on the value of a share of Common Stock, or an amount that is determinable from other criteria specified by the Compensation Committee. Payment of the final value of an award will be made as promptly as practicable after the end of the award period or at such other time or times as the Compensation Committee may determine. The 1994 Plan permits the grant of many other types of incentive compensation awards determined by the Compensation Committee to be consistent with the purpose of the 1994 Plan.

  An aggregate of 875,000 shares of Common Stock of the Company were authorized for issuance under the 1996 Amendments. Except for any other adjustments made by the Compensation Committee relating to a stock split or certain other changes in the number of shares of Common Stock, or to reflect extraordinary corporate transactions, further increases in the number of shares authorized for issuance under the 1994 Plan must be approved by the stockholders of the Company.

  Upon the happening of a liquidation or dissolution of the Company, all outstanding awards under the 1994 Plan will terminate immediately prior to the consummation of such liquidation or dissolution, unless otherwise provided by the Compensation Committee. Upon the happening of certain events, including:
(i) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, as amended (the "Exchange Act") including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time) of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; (ii) individuals who at the beginning of any 12-month period constituted the Board of Directors ceasing for any reason other than death to constitute a majority of the Board of Directors; or (iii) approval by the Company's stockholders of a transaction involving the acquisition of the Company by an entity other than the Company or any subsidiary through purchase of assets, by merger, or otherwise, (A) any SARs and any options become immediately exercisable in full; (B) restrictions and deferral limitations applicable to any restricted stock and other awards payable in shares of Common Stock lapse and become immediately exercisable in full; (C) generally, outstanding performance grants become vested and will be paid out based on the prorated target results for the awards period in question; and (D) generally, the value of all outstanding options, SARs, restricted stock, performance grants and any other type of award payable in shares of Common Stock will be cashed out.

1993 STOCK OPTION PLAN

  In 1993, the Company adopted its 1993 Stock Option Plan (the "1993 Plan") covering up to 146,667 shares of Common Stock. Under the 1993 Plan, statutory incentive stock options, as provided in Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory options to purchase shares of Common Stock may be granted to employees of the Company or its subsidiary and certain other categories of individuals as may be selected and approved by the Board of Directors. As of December 31, 1995, options to purchase all 108,348 of the shares of Common Stock reserved for issuance were outstanding at an average exercise price of approximately $1.80 per share and no shares of Common Stock had been issued upon exercise of such options.

  The 1993 Plan is administered by the Compensation Committee. The Compensation Committee has the authority, subject to the terms of the 1993 Plan, to determine and designate the recipients of the options, dates the options are granted, number of shares of Common Stock subject to options, option prices, vesting terms, fair market value of the Common Stock, duration of the options and whether the options granted to employees are to be incentive stock options. The purchase price of Common Stock upon exercise of incentive stock options may not be less than 100% of the fair market value of the Common Stock on the date of the grant and the purchase price of Common Stock upon exercise of nonstatutory incentive stock options may be less than, greater than or equal to such fair market value. Unless otherwise determined by the Board of Directors, the maximum term of incentive stock options is eight years (or five years in the case of options issued for fewer than 667 shares) but, in no event, for longer than ten years from the date of grant. Incentive options are exercisable only during the holder's employment by the Company or its subsidiary, and for a period of up to 30 days after the termination of such holder's employment. Incentive options may not be transferred other than by will or the laws of descent and distribution. None of the options outstanding pursuant to the 1993 Plan are statutory incentive stock options. In general, unless the Board of Directors determines otherwise, options for 667 shares or more become exercisable as to 25% after each anniversary date of the grant and are fully vested four years after the grant date. Options for fewer than 667 shares generally become exercisable as to 50% after each anniversary date of the grant and are fully vested two years after the grant date. Federal income tax payable as a consequence of the exercise of such options is borne by the grantee.

  Upon the occurrence of certain events, including: (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time) of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; (ii) individuals who at the beginning of any 12-month period constituted the Board of Directors ceasing for any reason other than death to constitute a majority of the Board of Directors; or (iii) approval by the Company's stockholders of a transaction involving the acquisition of the Company by an entity other than the Company or any subsidiary through purchase of assets, by merger, or otherwise, all options outstanding under the 1993 Plan become immediately exercisable in full.

  The following table sets forth each grant of options to purchase Common Stock made during the year ended December 31, 1995 to each of the Named Executive Officers. Grants of options to each of the Named Executive Officers were made under the 1994 Plan:

                      OPTIONS GRANTS IN LAST FISCAL YEAR

                                                                        POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED
                                                                        ANNUAL RATES OF STOCK
                                                                       PRICE APPRECIATION FOR
                                                                          OPTION TERM($)(4)
                                                                       ----------------------
                                        % OF
                                        TOTAL
                         NUMBER OF     OPTIONS
                         SECURITIES    GRANTED
                         UNDERLYING      TO     EXERCISE OR
                          OPTIONS     EMPLOYEES BASE PRICE
                          GRANTED     IN FISCAL  PER SHARE  EXPIRATION
          NAME             (#)(1)      YEAR(2)    ($/SH)     DATE(3)       5%          10%
- ------------------------ ----------   --------- ----------- ---------- ----------- -----------
Sterling K. Ainsworth...   40,000       11.83%    $10.125    11/15/05      659,702   1,050,466
Leonard P. Shaykin......  100,000(5)    29.57%     10.125    11/15/05    1,649,256   2,626,154
Patricia A. Pilia.......   20,000        5.91%     10.125    11/15/05      329,851     525,233
Gordon H. Link, Jr. ....   10,000        2.96%     10.125    11/15/05      164,926     262,616

- --------
(1) Options granted under the 1994 Plan become exercisable at the rate of 25% of the shares subject to the option one year after the date of grant and 25% of the shares subject to the option each year thereafter.
(2) Based on an aggregate of 338,125 options granted under the 1994 Plan to employees of the Company, including the Named Executive Officers.
(3) These options have a 10-year term, subject to earlier termination upon death, disability or termination of employment.
(4) The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.
(5) Includes options to purchase 50,000 shares of Common Stock granted in November 1995, subject to approval of stockholders.

  The following table sets forth (i) the number of unexercised options held by the Named Executive Officers as of December 31, 1995 and (ii) the value as of December 31, 1995 of unexercised in-the-money options.

                       FISCAL YEAR-END OPTION/SAR VALUES

                                        NUMBER
                                    OF SECURITIES
                                      UNDERLYING
                                     UNEXERCISED
                                   OPTIONS/SAR'S AT      VALUE OF UNEXERCISED
                                  FISCAL YEAR END (#)  IN-THE-MONEY OPTIONS/SARS
                                     EXERCISABLE/      AT FISCAL YEAR END ($)(2)
   NAME                             UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
   ----                           ------------------   -------------------------
   Sterling K. Ainsworth........   122,667 / 40,000          $1,127,003 /$0
   President and C.E.O.
   Leonard P. Shaykin...........          0/100,000(1)                $0/$0
   Chairman of the Board
   Patricia A. Pilia............      36,800/20,000               338,100/0
   Vice President, Secretary and
   Treasurer
   Gordon H. Link, Jr...........      19,167/34,167         146,465/162,890
   Vice President and Chief
   Financial Officer

- --------
(1) Includes options to purchase 50,000 shares of Common Stock granted in November 1995, subject to approval of stockholders of amendments to the 1994 Plan.
(2) Represents the difference between the option exercise price and the closing price of the Company's Common Stock as quoted on the Nasdaq Small Cap on December 30, 1995 ($9.38) times the corresponding number of shares.

EMPLOYMENT AGREEMENTS

  The Company entered into an employment and executive stock agreement with each of Mr. Shaykin and Drs. Ainsworth, Pilia and Helson, effective as of June 7, 1993 and amended and restated effective as of May 31, 1994. Each Executive Agreement provides for an initial five-year employment term that expires June 7, 1998 (the "Initial Term") and is renewable each year thereafter (each, a "Renewal Term") unless either party gives notice of termination to the other party at least 180 days prior to the commencement of any Renewal Term.

  The Executive Agreements provide for annual base salaries for Mr. Shaykin and Drs. Ainsworth, Pilia and Helson of $150,000, $150,000, $115,000 and $75,000, respectively. Under the Executive Agreements, the Senior Executives may be granted annual bonuses at the discretion of the Compensation Committee. In addition, $59,573 and $43,932 of unpaid salaries deferred between March 1991 and December 1992 by Drs. Ainsworth and Pilia, respectively, in light of the Company's financial condition, will be payable at such time, if ever, as the Company achieves its first annual profit. Mr. Shaykin and Dr. Helson are part-time employees of the Company, and are not required under their respective Executive Agreements to spend more than 20 and 15 hours in any week or 80 and 60 hours per month on the Company's affairs, respectively.

  Each Executive Agreement provides for certain benefits if, prior to the end of the Initial Term or any Renewal Term, a Senior Executive's employment is terminated either by the Company other than for Cause (as defined in the Executive Agreements) or by the Senior Executive for Good Reason (as defined in the Executive Agreements). In general, each Senior Executive would be entitled to: (i) a continuance of their respective salary and bonus, if any, through the end of the Initial Term (but in no event for longer than three years in the case of Mr. Shaykin and Dr. Helson) or the then-current Renewal Term, if applicable, and (ii) health and welfare benefits as in effect immediately prior to termination for a maximum of 18 months following termination. The foregoing benefits would be limited by the amount deductible for income tax purposes under the Internal Revenue Code of 1986, as amended.

  The Executive Agreements also contain provisions: (i) prohibiting disclosure of confidential information; (ii) granting to the Company rights to intellectual property developed by the Senior Executives that relate to the Company's business or developed in the course of employment with the Company (or that otherwise relate in any way to health care or pharmaceuticals, in the case of Drs. Ainsworth and Pilia); and (iii) prohibiting competition with the Company during and for five years after the Senior Executive's employment.

  Under the Executive Agreements, Mr. Shaykin and Drs. Ainsworth, Pilia and Helson acquired 531,864, 578,592, 150,428 and 265,932 shares of Common Stock, respectively (the "Executive Stock"). The purchase price for such shares was $1.50 per share and is represented by promissory notes in favor of the Company (collectively, the "Executive Notes"). The Executive Notes, which were amended effective as of May 31, 1994, bear interest at the greater of: (i) the prime rate minus 1% and (ii) the applicable federal rate (set annually on June 7). Principal and interest on the Executive Notes are due and payable upon the receipt of proceeds from a Senior Executive's transfer of any shares of Executive Stock, in the full amount of such proceeds. Notwithstanding the foregoing, the outstanding principal amount of, and accrued and unpaid interest under, an Executive Note shall become immediately due and payable upon the earliest to occur of: (i) the Sale of the Company (as defined in the Executive Agreements); (ii) the termination of a Senior Executive's employment by the Company for Cause (as defined in the Executive Agreement), by the Senior Executive other than for Good Reason (as defined in the Executive Agreement), or by reason of a Senior Executive's death, disability or incapacity; and (iii) the Senior Executive's failure to pay any principal or interest within 15 days of the date due.

  The shares of Common Stock acquired by each Senior Executive were pledged to the Company pursuant to a pledge agreement (the "Executive Stock Pledge Agreements") as security for payment of such Senior Executive's Executive Note. In addition, the Executive Notes provide for recourse against the respective Senior Executives to the extent of 25% of the then outstanding principal amount. The Executive Agreements also contain provisions restricting the transfer of Executive Stock and requiring the Senior Executives to sell their Executive Stock under certain circumstances if the Board approves a Sale of the Company (as defined in the Executive Agreements). Commencing May 9, 1995, each Senior Executive became able to repay all or part of the outstanding principal and/or interest on his or her Executive Note by remitting to the Company shares of his or her Common Stock, to be valued for such purposes in an amount equal to the average of the last reported sales price of the Common Stock for the five trading days prior to remittance multiplied by the number of shares remitted. During 1995, each of Drs. Ainsworth, Pilia and Helson remitted 83,987, 21,815 and 38,566 shares of Common Stock, respectively, to the Company in extinguishment of the debt represented by their respective Executive Notes. See "Certain Relationships and Related Transactions--Indebtedness of Management."

  The aggregate outstanding principal of and unpaid interest accrued under the Executive Note for Leonard Shaykin as of March 31, 1996 was $940,694.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Pursuant to the Certificate of Incorporation, no director shall be liable personally to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for: (i) any breach of the director's duty of loyalty to the Company or its stockholders;
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or
(iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

  In addition, the Certificate of Incorporation provides that the Company shall indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  The Company has entered into Director and Officer Indemnification Agreements with each director and executive officer of the Company pursuant to which the Company will indemnify each director and executive officer and hold each director and executive officer harmless to the full extent permitted or authorized by the DGCL, future Delaware legislation or current or future judicial or administrative decisions.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

IVAX

  In June 1993, the Company entered into the IVAX Agreement which provides for certain exclusive and non-exclusive rights for IVAX to develop and market NBT Paclitaxel. The Company continues to supply IVAX with NBT Paclitaxel pursuant to the terms of the IVAX Agreement. During 1995, sales of NBT Paclitaxel to IVAX were $589,660 or 22% of the Company's revenues and during the first quarter of 1996, sales of NBT Paclitaxel to IVAX were $204,770 or 30% of the Company's revenues during such period. IVAX, through D&N, currently beneficially owns 11.2% of the Common Stock. Pursuant to the IVAX Agreement, IVAX may, under limited circumstances, obtain manufacturing information from the Company, or, under some circumstances, terminate its relationship with the Company or purchase paclitaxel from third parties if the Company is, among other things, unable to supply paclitaxel in sufficient quantities to meet its requirements. See "Risk Factors--Dependence on Strategic Alliances" and "Business--Strategic Alliances."

  Phillip Frost, M.D. and Richard C. Pfenniger, Jr., directors of the Company, serve as Chairman and Chief Executive Officer of IVAX and Chief Operating Officer of IVAX, and hold various other executive positions with certain IVAX subsidiaries. In addition, the Company has been advised that Dr. Frost beneficially owns approximately 11.8% of IVAX's voting securities.

  IVAX, through D&N, Mr. Shaykin, Dr. Ainsworth, Dr. Pilia and the Company are parties to the Stockholders Agreement pursuant to which, among other things, each of such directors and IVAX is obligated to vote for the election of Dr. Ainsworth (as long as he owns beneficially, before taking into consideration any shares issuable upon exercise or conversion of outstanding options and warrants or convertible securities, respectively, 10% or more of the outstanding Common Stock) and two individuals designated by IVAX (as long as it owns beneficially 5% or more of the outstanding Common Stock and the IVAX Agreement is not terminated) to the Company's Board of Directors. These designees currently are Dr. Frost and Mr. Pfenniger. In connection with D&N's purchase of Company Common Stock in June 1993, the Company granted D&N certain preemptive rights with respect to subsequent issuances of Common Stock by the Company. D&N has waived such preemptive rights with respect to the Offering. See Note 6 of Notes to Financial Statements.

BRIDGE FINANCING

  In April 1994, in connection with a bridge financing transaction, Mr. Shaykin and IVAX, through D&N, each purchased two units (the "Units") from the Company, each such unit consisting of: (i) 10,000 shares of Common Stock; and
(ii) an unsecured 9% nonnegotiable convertible Bridge Note in the principal amount of $50,000. The purchase price per Unit was $50,000.

INDEBTEDNESS OF MANAGEMENT

  As of June 7, 1993, the Senior Executives executed the Executive Notes in favor of the Company to represent the amount owed for such Senior Executive's acquisition of the Executive Stock pursuant to the Executive Agreements. The Executive Notes, which were amended effective as of May 31, 1994, bear interest at the greater of: (i) the prime rate minus 1% and (ii) the applicable federal rate (set annually on June 7). Principal and interest on the Executive Notes are due and payable upon the receipt of proceeds from a Senior Executive's transfer of any shares of Executive Stock, in the full amount of such proceeds. Notwithstanding the foregoing, the outstanding principal amount of, and accrued and unpaid interest under, an Executive Note shall become immediately due and payable upon the earliest to occur of: (i) the Sale of the Company (as defined in the Executive Agreements); (ii) the termination of a Senior Executive's employment by the Company for Cause (as defined in the Executive Agreement), by the Senior Executive other than for Good Reason (as defined in the Executive Agreement), or by reason of a Senior Executive's death, disability or incapacity; and (iii) the Senior Executive's failure to pay any principal or interest within 15 days of the date due.

  All amounts due under each Executive Note are secured by a pledge, pursuant to the Executive Stock Pledge Agreement, of all shares of Executive Stock acquired by the respective Senior Executives under their Executive Agreements. In addition, the Executive Notes provide for recourse against the respective Senior Executives to the extent of 25% of the then outstanding principal amount.

  As of May 9, 1995, each Senior Executive was eligible to repay all or part of the then outstanding principal and/or interest on his or her Executive Note by remitting to the Company shares of his or her Common Stock, to be valued for such purposes in an amount equal to the average of the last reported sales price of the Common Stock for the five trading days prior to remittance multiplied by the number of shares remitted. On August 14, 1995, Drs. Ainsworth, Pilia and Helson remitted to the Company 83,907, 21,815 and 38,566 shares of Common Stock, respectively, in full payment of their respective Executive Notes in the amount of $979,611, $254,688 and $450,247, respectively.

  The aggregate outstanding principal of, and unpaid interest accrued under, the Executive Note for Leonard Shaykin as of March 31, 1996 was $940,694.

OTHER

  Vaughn D. Bryson is Vice Chairman of Vector Securities International, Inc., one of the representatives of the Underwriters for the Offering and an investment banking firm that may perform additional services for the Company in 1996. Mr. Bryson may also provide consulting services to the Company in the area of pharmaceutical development in 1996.

  The Company and MediScience Associates, Inc. ("MediScience"), entered into a consulting agreement (the "MediScience Agreement") whereby Dr. Arthur H. Hayes, who is President and Chief Operating Officer of MediScience, will provide the Company with consulting services in a variety of areas, including clinical research planning, strategic positioning and regulatory guidance. The Company makes quarterly payments to MediScience, under the MediScience Agreement, of $12,500 for such services. Dr. Hayes is obligated to provide consulting services under the MediScience Agreement indefinitely, provided that the MediScience Agreement is terminable by the Company after July 11, 1996 with 90 days' prior notice or by MediScience at any time with 90 days' prior notice.

  In December 1992, the Board of Directors agreed to purchase certain laboratory and other equipment used in the Company's business from Drs. Ainsworth and Pilia, the owners of such equipment. To date, the purchase has not yet occurred. The purchase price for such equipment will be determined by an independent appraisal, and is not expected to exceed $60,000.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information as of June 27, 1996 regarding ownership of the Company's voting Common Stock by: (i) persons believed by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock; (ii) by each director and Named Executive Officer; and (iii) by all current directors and executive officers of the Company as a group. The Company and certain stockholders (representing 50,000 shares of Common Stock) have granted the Underwriters a 30-day option to purchase up to an aggregate of 300,000 additional shares of Common Stock on the same terms and conditions as the Offering to cover over-allotments, if any, in connection with the Offering. See "Underwriting."

                                                                   PERCENT
                                                NUMBER OF       BENEFICIALLY
   COMMON STOCK                              SHARES OF COMMON     OWNED(2)
   ------------                                   STOCK       -----------------
                                               BENEFICIALLY   PRIOR TO  AFTER
     BENEFICIAL OWNER(1)                         OWNED(2)     OFFERING OFFERING
     -------------------                     ---------------- -------- --------
   5% STOCKHOLDERS:
     IVAX Corporation
     D&N Holding Company
      c/o IVAX Corporation
      8800 Northwest 36th Street
      Miami, Florida 33178(3)(4)...........     1,126,398       11.2%     9.3%
     Knowlton Brothers Inc.
     530 Fifth Avenue
     New York, New York 10036(5)...........       557,100        5.5      4.6
   DIRECTORS AND EXECUTIVE OFFICERS:
     Leonard P. Shaykin(3)(6)..............     1,182,742       11.7      9.8
     Sterling K. Ainsworth(3)(7)...........     1,108,019       11.0      9.2
     Patricia A. Pilia(3)(8)...............       290,079        2.9      2.4
     Lawrence Helson(3)....................       221,666        2.2      1.8
     E. Garrett Bewkes, Jr.(9).............        80,167          *        *
     Gordon H. Link Jr.....................        19,167          *        *
     Richard C. Pfenniger, Jr.
      c/o IVAX Corporation
      8800 Northwest 36th Street
      Miami, Florida 33178(10).............        11,000          *        *
     Phillip Frost
      c/o IVAX Corporation
      8800 Northwest 36th Street
      Miami, Florida 33178 (11)............        10,000          *        *
     David L. Denny........................           300          *        *
     All directors and executive officers
      as a group (13 persons)(12)..........     2,923,140       29.0     24.2

   PREFERRED STOCK
   ---------------
                                                     NUMBER OF
                                                     SHARES OF        PERCENT
                                                  PREFERRED STOCK   BENEFICIALLY
     BENEFICIAL OWNER                            BENEFICIALLY OWNED    OWNED
     ----------------                            ------------------ ------------
     Mervyn Adelson Trust
      c/o Nigro, Karlin & Segal
      10100 Santa Monica boulevard
      Suite 1300
      Los Angeles, CA 90067....................       125,000           100%

- --------
*Represents less than 1% of the total.
(1) Unless otherwise noted, all addresses are care of: NaPro BioTherapeutics, Inc., 6304 Spine Road, Unit A, Boulder, Colorado 80301.
(2) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "Commission"). Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities.

    Except as indicated by footnotes and subject to community property laws, where applicable, the persons named above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Beneficial ownership also includes shares of stock subject to options and warrants exercisable or convertible within 60 days.
(3) IVAX, through D&N, Mr. Shaykin and Drs. Ainsworth, Pilia and Helson (the "Stockholders") and the Company are parties to an amended Stockholders Agreement (as defined herein) pursuant to which, among other things, each of the Stockholders is obligated to vote for the election of Dr. Ainsworth (as long as he owns beneficially (before taking into consideration any shares issuable upon exercise or conversion of outstanding options and warrants or convertible securities, respectively) 10% or more of the outstanding Common Stock) and two individuals designated by IVAX (as long as it owns beneficially 5% or more of the outstanding Common Stock and the IVAX Agreement is not terminated) to the Board of Directors. These designees currently are Dr. Frost and Mr. Pfenniger. By virtue of this provision of the Stockholders Agreement, each of the Stockholders may be deemed to share the power to vote or direct the vote of the shares deemed beneficially owned by the parties to the Stockholders Agreement with each of the other parties to the Stockholders Agreement. Each of the Stockholders disclaims that it, he, or she and any one or more other parties to the Stockholders Agreement constitute a group under Rule 13d-5(b)(1) of the Exchange Act, pursuant to which such group may be deemed to beneficially own the shares directly beneficially owned by each of the Stockholders.
(4) Such shares are held directly by D&N. Mr. Pfenniger is an officer and director of D&N and Mr. Pfenniger and Dr. Frost are executive officers of IVAX, and the Company has been advised that Dr. Frost beneficially owns approximately 12.2% of IVAX's voting securities. Dr. Frost and Mr.
    Pfenniger disclaim beneficial ownership of the shares of Common Stock held by D&N.
(5) Knowlton Brothers, Inc. ("KBI") and a number of related entities, namely, The Family Partnership, L.P., The Frontier Partnership, L.P., Flagship Partners, Ltd., Family Partners & Co., Frontier Partners & Co., Knowlton Brothers, Inc., Knowlton Associates, Inc., Winthrop Knowlton ("WK"),
    Stanley Knowlton ("SK"), Christopher Knowlton, Hugh Knowlton Trust For The Benefit of Erica Knowlton and Margaret F. Knowlton as Custodian for Craig Stanley Knowlton (KBI and each related entity collectively, the "Reporting Persons"), own beneficially an aggregate amount of 557,100 shares of Common Stock (including 125,000 shares that may be acquired upon conversion of shares of Convertible Preferred Stock of the Company and 600 shares that may be acquired upon exercise of warrants to purchase Common Stock), constituting approximately 6.5 % of the shares of the Common Stock outstanding. None of such Reporting Persons individually owns more than 5.0% of the outstanding Common Stock. KBI, WK and SK may be deemed to beneficially own greater than 5.0% percent of the outstanding Common Stock based on the relationships among the Reporting Persons. According to a
    Schedule 13D filed by the Reporting Persons, the Reporting Persons have acquired such 557,100 shares of Common Stock solely for investment and the Reporting Persons have no plans to seek control of the Company.
(6) Does not include 43,333 shares gifted by Mr. Shaykin to certain relatives and other persons, as to which Mr. Shaykin disclaims beneficial ownership. Includes warrants to purchase 111,111 shares of Common Stock. Such warrants were purchased by Mr. Shaykin from D&N.
(7) Includes 122,667 shares of Common Stock issuable upon exercise of non-plan options granted to Dr. Ainsworth in connection with the formation of the Company in 1991 and 42,550 shares of Common Stock gifted by Dr. Ainsworth to relatives and certain other persons which Dr. Ainsworth may be deemed to beneficially own by virtue of holding powers of attorney to vote and take certain other actions with respect to such shares. Dr. Ainsworth, who is engaged to be married to Dr. Pilia, disclaims beneficial ownership of the shares of Common Stock beneficially owned by Dr. Pilia and the gifted shares over which Dr. Ainsworth holds powers of attorney. Dr. Ainsworth has granted the Underwriters a 30-day option to purchase 40,000 shares of Common Stock on the same terms and conditions as the Offering.
(8) Includes 36,800 shares of Common Stock issuable upon exercise of non-plan options granted to Dr. Pilia in connection with formation of the Company in 1991 and 10,800 shares of Common Stock gifted by Dr. Pilia to relatives and certain other persons which Dr. Pilia may be deemed to beneficially own by virtue of holding powers of attorney to vote and take certain other actions with respect to such shares. Dr. Pilia disclaims beneficial ownership of shares of Common Stock beneficially owned by Dr. Ainsworth and the gifted shares over which Dr. Pilia holds powers of attorney. See note (6) above. Dr. Pilia has granted the Underwriters a 30-day option to purchase 10,000 shares of Common Stock on the same terms and conditions as the Offering.
(9) Includes an aggregate of 8,500 shares of Common Stock issuable upon exercise of non-plan options granted to Mr. Bewkes as compensation for serving on the Board of Directors and as Chairman of and as a member of the Compensation and Audit Committees thereof, respectively. Includes
    5,000 shares subject to options exercisable within 60 days of June 27, 1996.
(10)Represents shares of Common Stock issuable upon exercise of non-plan options granted to Dr. Frost as compensation for serving on the Board of Directors. Includes 5,000 shares subject to options exercisable within 60 days of June 27, 1996.
(11)Represents shares of Common Stock issuable upon exercise of non-plan options granted to Mr. Pfenniger as compensation for serving on the Board of Directors and the compensation committee thereof. Includes 5,000 shares subject to options exercisable within 60 days of June 27, 1996.
(12)Includes an aggregate of 723,912 shares of Common Stock issuable upon exercise of warrants, non-plan options and options granted under the 1993 Stock Option Plan and 1994 Plan.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of 19,000,000 shares of Common Stock, $.0075 par value per share, 1,000,000 shares of nonvoting common stock, $.0075 par value per share ("Nonvoting Common Stock") and 2,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock"). As of June 27, 1996, there were 10,046,119 shares of Common Stock, 400,000 shares of Nonvoting Common Stock and 125,000 shares of Preferred Stock outstanding. As of June 27, 1996, the Common Stock was held of record by approximately 150 stockholders.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. The Certificate of Incorporation does not provide for cumulative voting for the election of directors. Holders of Common Stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds, and will be entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon liquidation. Holders of Common Stock have no preemptive, subscription or redemption rights. All outstanding shares of Common Stock are, and the Common Stock offered hereby, upon issuance and sale, will be, fully paid and nonassessable.

NONVOTING COMMON STOCK; WARRANTS TO PURCHASE NONVOTING COMMON STOCK

  The Company has issued to Faulding 400,000 shares of Nonvoting Common Stock, as well as the 400,000 Faulding Warrants which are exercisable to purchase an additional 400,000 shares of Nonvoting Common Stock. The Faulding Warrants have an exercise price of $5.00 per share and expire on January 31, 1998. The Nonvoting Common Stock generally is identical in all respects to the Common Stock. The holders of Nonvoting Common Stock, however, have no right to vote on any matters to be voted on by the Company's stockholders except that such holders have the right in certain cases, to vote as a separate class on any merger or consolidation of the Company with or into another entity or entities, or any recapitalization or reorganization, in which shares of Nonvoting Common Stock would receive or be exchanged for consideration different on a per share basis from the consideration received with respect to or in exchange for shares of Common Stock or would otherwise be treated differently from shares of Common Stock. Each share of Nonvoting Common Stock will be converted into one share of Common Stock upon any disposition or other transfer thereof by Faulding.

COMPANY PREFERRED STOCK; NAPRO CANADA PREFERRED STOCK

  Pursuant to the Certificate of Incorporation, the Company is authorized to issue "blank check" preferred stock, which may be issued from time to time in one or more series upon authorization by the Board of Directors. The Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to rapidly gain control of the Company, discourage bids for the Common Stock at an insufficient premium or otherwise adversely affect the market price of the Common Stock.

  In July 1995, the Company closed a private placement of 638,750 shares of Convertible Preferred Stock, Series A (the "U.S. Preferred") of the Company, for proceeds of $5,114,111. In July and August 1995, the Company's Canadian subsidiary NaPro Canada closed a private placement of 725,513 shares of Convertible Preferred Stock, Series A (the "Canadian Preferred") for proceeds of $5,959,060.

  The U.S. Preferred has a liquidation preference of $8.00 per share and is immediately convertible into Common Stock on a share-for-share basis at the option of the holder. The U.S. Preferred may be redeemed by the Company at its liquidation value beginning one year after issuance if the average trading price for the Common Stock over a 20-trading day period has equaled or exceeded $16.00 and beginning three years after issuance if such trading price has equaled or exceeded $10.00. Holders may elect to convert their U.S. Preferred into Common Stock at any time prior to 15 business days before the date fixed for redemption. The U.S. Preferred also may be redeemed at any time after September 30, 2000 at the option of the holder. The Company may elect to pay the redemption price by issuing Common Stock valued at 95.0% of its then market price. The U.S. Preferred has one vote per share.

  The Canadian Preferred has a liquidation preference of CDN$11.00 ($15.19 U.S. as of May 23, 1996) per share and may be exchanged for Common Stock on a share-for-share basis at any time after December 1, 1995. The Company has the option to acquire the Canadian Preferred at its liquidation value beginning one year after issuance if the average trading price for Common Stock over a 20-trading day period has equaled or exceeded the equivalent of CDN$22.00 and beginning three years after issuance if such trading price has equaled or exceeded the equivalent of CDN$13.75. Holders may elect to exchange their Canadian Preferred for Common Stock to acquire the shares under the foregoing option. Holders have the option to require the Company to purchase the Canadian Preferred for its liquidation preference at any time after September 30, 2000. The Company may elect to pay the purchase price of the Canadian Preferred by issuing Common Stock valued at 95.0% of its then market price. The Canadian Preferred is entitled to one vote per share on matters submitted to the stockholders of NaPro Canada.

  As of May 29, 1996, a total of 513,750 shares of the U.S. Preferred had converted into 513,750 shares of Common Stock and 266,421 shares of the Canadian Preferred had been exchanged for 266,421 shares of Common Stock.

  The Company registered under the Securities Act the resale of shares of Common Stock issued upon conversion of the U.S. Preferred or exchange of the Canadian Preferred. Neither the U.S. Preferred nor the Canadian Preferred has any dividend requirement.

REDEEMABLE WARRANTS

  The Company called for redemption all of the Redeemable Warrants. Each holder of Redeemable Warrants had the right to elect one, the Cash Exercise or the Cash-less Exercise or a combination of both. No holder of Redeemable Warrants was obligated to exercise Redeemable Warrants. The holders of Warrants for the purchase of 740 shares of Common Stock did not choose Cash Exercise or Cash-less Exercise prior to the Warrant Redemption Date, and such holder's Redeemable Warrants were redeemed by the Company at $0.10 per Redeemable Warrant. No fractional shares were issued as a result of the Cash-less Exercise. Pursuant to the Redemption, 664,140 Redeemable Warrants were exercised pursuant to Cash Exercise elections resulting in $3,240,700 (net of offering costs of $80,000) of proceeds to the Company and the issuance of 664,140 shares of Common Stock and 1,405,120 Redeemable Warrants were exercised pursuant to Cash-less Exercise elections resulting in the issuance of 983,584 shares of Common Stock. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Recent Developments."

OTHER WARRANTS

  As of March 31, 1996, the Company had granted warrants to purchase a total of 180,446 shares of Common Stock at exercise prices ranging from $.07 to $9.37 per share.

PREEMPTIVE RIGHTS

  The Company granted D&N certain preemptive rights with respect to subsequent issuances of Common Stock by the Company. D&N has waived such preemptive rights with respect to the Offering. See "Certain Relationships and Related Transactions."

CERTAIN CERTIFICATE OF INCORPORATION, BYLAW AND STATUTORY PROVISIONS AFFECTING STOCKHOLDERS

  Stockholder Action by Written Consent. The Certificate of Incorporation requires that any action required or permitted to be taken by the Company's stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by consent in writing.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide that stockholders seeking to bring business before or to nominate directors at any meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 50 days nor more than 75 days prior to such meeting or, if less than 60 days' notice was given for the meeting, within 10 days following the date on which such notice was given. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders or from making nominations for directors.

  Section 203 of Delaware Corporation Law. The Company is subject to the "business combination" statute of the DGCL. In general, such statute prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) the transaction in which the interested stockholder obtained such status or the business combination is approved by the Board of Directors prior to the date the interested stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(iii) on or subsequent to such date the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock.

  Rights Plan. The Company is considering the adoption of a Rights Plan, which, if adopted by the Board of Directors, would not require stockholder approval. The Rights Plan would have both a "flip-in" and "flip-over" provision. Existing stockholders as of a selected record date would receive one Right for each share of Common Stock held. For the "flip-in" provision, the Rights would become exercisable only if a person or group acquires beneficial ownership of the Threshold Percentage. In that event, all holders of Rights other than the person or group who acquired the Threshold Percentage would be entitled to purchase shares of Common Stock at a substantial discount to the then current market price. For the "flip-over" provision, if the Company was acquired in a merger or other business combination or transaction, the holders of such Rights would be entitled to purchase shares of the acquiror's common stock at a substantial discount.

  Classification of the Board of Directors. Directors currently are elected to the Board of Directors annually for a term of one year. The Board of Directors has approved and the Company plans to submit a proposal to stockholders for ratification at the July 30, 1996 annual meeting which provides for a Board of Directors divided into three classes, with each class serving staggered three-year terms.

   The foregoing provisions of Delaware law, the Company's Certificate of Incorporation and By-laws, as well as the Rights Plan, could have the effect of discouraging others from attempting hostile takeovers of the Company and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Common Stock that might result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT AND WARRANT AGENT

  The transfer agent for the Common Stock and the warrant agent for the Redeemable Warrants is American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005.

REGISTRATION RIGHTS

  The Company is a party to a Registration Agreement dated as of June 7, 1993 (the "Registration Agreement") pursuant to which IVAX and the Senior Executives were granted certain rights with respect to registration under the Securities Act of an aggregate of approximately 3,543,000 shares of Common Stock then beneficially held by such holders plus any shares of Common Stock such holders thereafter acquired (collectively, the "Registrable Securities"). Under the Registration Agreement, IVAX may demand, at the Company's expense, one underwritten registration by the Company of all or part of IVAX's Registrable Securities (a total of 1,126,398 shares), subject to certain limitations. In addition, whenever the Company proposes to register any of its securities under the Securities Act (other than pursuant to a demand registration by IVAX), IVAX and each Senior Executive may require the Company, subject to certain limitations, to include all or any portion of their Registrable Securities in such registration at the Company's expense.

  Kirkland & Ellis, special counsel to the Company, holds warrants to purchase 20,000 shares of Common Stock. Pursuant to a registration agreement dated as of May 31, 1994 between the Company and Kirkland & Ellis, Kirkland & Ellis may require the Company, subject to certain limitations, to register all or any portion of its registrable securities at the Company's expense when the Company proposes to register any of its securities under the Securities Act. In connection with the IPO, the Company granted to Whale Securities certain demand and piggyback registration rights in connection with the 360,000 shares of Common Stock issuable upon exercise of the Whale Warrants and the warrants included therein. The Company has agreed to pay in most circumstances substantially all expenses in connection with the foregoing registration rights. The shares issuable upon exercise of the Whale Warrants are currently registered for sale under the Securities Act. Holders of Whale Securities have agreed not to sell their Whale Warrants and underlying Common Stock (excluding 22,890 Whale Warrants and 22,890 shares of Common Stock underlying the Whale Warrants) during the Lock-Up Period.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters") for whom Vector Securities International, Inc. and J.P. Morgan Securities Inc. are acting as representatives (the "Representatives"), have severally agreed to purchase, subject to the terms and conditions of the Underwriting Agreement, and the Company has agreed to sell to the Underwriters, the following respective number of shares of Common Stock.

                                                                        NUMBER
   UNDERWRITERS                                                        OF SHARES
   ------------                                                        ---------
   Vector Securities International, Inc...............................
   J.P. Morgan Securities Inc.........................................
                                                                       ---------
   Total.............................................................. 2,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased. The Underwriting Agreement contains certain provisions whereby if any Underwriter defaults in its obligation to purchase shares, and the aggregate obligations of the Underwriters so defaulting, do not exceed 10% of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

  The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in
excess of $   per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $   per share to certain other dealers.
After the public offering of the shares of Common Stock, the offering price and other selling terms may be changed by the Representatives.

  The Company and certain stockholders (representing 50,000 shares of Common Stock) have granted to the Underwriters an option, exercisable at any time during the 30-day period after the date of this Prospectus, to purchase up to an aggregate of 300,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offering. To the extent such option is exercised, each of the Underwriters will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares of Common Stock set forth next to such Underwriter's name in the preceding table bears to the total number of shares listed in the table.

  The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of this Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

  The executive officers, directors and certain stockholders of the Company have agreed, subject to certain exceptions relating to pledged shares, that they will not, without the prior written consent of Vector Securities International, Inc., offer, sell, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them for a period of 90 days after the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Vector Securities International, Inc., offer, sell, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock for a period of 90 days after the date of this Prospectus, except that the Company may grant additional options under its stock option plans, or issue shares upon the exercise of outstanding stock options or warrants. Vaughn D. Bryson, the Vice Chairman of Vector Securities International, Inc., is a director of the Company.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock will be passed upon for the Company by Kirkland & Ellis, 153 East 53rd Street, New York, New York, special counsel for the Company. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, 333 West Wacker Drive, Chicago, Illinois. Kirkland & Ellis holds warrants to purchase 20,000 shares of Common Stock. In addition, two partners of Kirkland & Ellis hold in the aggregate 3,868 shares of Common Stock.

                                    EXPERTS

  The consolidated financial statements of the Company at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

  The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its New York Regional Office, 7 World Trade Center, New York, New York 10048; and at its Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661-2511, and copies of such material can be obtained from the Commission's Public Reference Section at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information. The web site address is http://www.sec.gov. The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

                         INDEX TO FINANCIAL STATEMENTS

                   AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors........................... F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations....................................... F-5
Consolidated Statements of Stockholders' Equity............................. F-6
Consolidated Statements of Cash Flows....................................... F-7
Notes to Consolidated Financial Statements.................................. F-8

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
  NaPro BioTherapeutics, Inc.

  We have audited the accompanying consolidated balance sheets of NaPro BioTherapeutics, Inc. and subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NaPro BioTherapeutics, Inc. and subsidiary at December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Denver, Colorado
January 26, 1996

                   NAPRO BIOTHERAPEUTICS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                   DECEMBER 31,       MARCH 31,
                                              ---------------------- -----------
                                                 1994       1995        1996
                                              ---------- ----------- -----------
                                                                     (UNAUDITED)
Current assets:
  Cash and cash equivalents.................  $  892,146 $ 7,133,390 $ 4,922,895
  Securities available for sale.............     507,752         --          --
  Securities held to maturity...............         --      667,000     667,000
  Accounts receivable.......................     148,347     325,814     459,700
  Inventory:
   Raw materials............................     499,966     286,617     819,918
   Work-in-process..........................     380,545     432,898     289,066
   Finished goods...........................     547,265     492,444     338,565
                                              ---------- ----------- -----------
                                               1,427,776   1,211,959   1,447,549
  Prepaid expenses and other................     859,539     310,451     329,239
                                              ---------- ----------- -----------
Total current assets........................   3,835,560   9,648,614   7,826,383
Property and equipment, at cost (Note 4):
  Laboratory equipment......................   1,093,960   1,312,996   1,359,320
  Leasehold improvements....................     248,729     507,816     495,065
  Office equipment and other................     113,485     275,902     343,074
  Construction in progress..................     122,504     406,948     428,171
                                              ---------- ----------- -----------
                                               1,578,678   2,503,662   2,625,630
  Accumulated depreciation..................     524,578     721,498     824,596
                                              ---------- ----------- -----------
Property and equipment, net.................   1,054,100   1,782,164   1,801,034
Restricted cash.............................         --      123,750     177,399
Receivable from related parties.............      18,487      18,487      24,738
Other assets................................      67,805     380,335     376,383
                                              ---------- ----------- -----------
Total assets................................  $4,975,952 $11,953,350 $10,205,937
                                              ========== =========== ===========

                   NAPRO BIOTHERAPEUTICS, INC. AND SUBSIDIARY

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                       PRO FORMA
                                                                     STOCKHOLDERS'
                                DECEMBER 31,           MARCH 31,        EQUITY
                          --------------------------  ------------  AS OF MARCH 31,
                              1994          1995          1996           1996
                          ------------  ------------  ------------  ---------------
                                                                       (NOTE 6)
                                                      (UNAUDITED)     (UNAUDITED)
Current liabilities:
  Accounts payable......  $    417,374  $    662,726  $    625,958
  Accrued payroll and
   payroll taxes........       112,607       338,032       328,283
  Capital lease obliga-
   tions, current (Note
   4)...................        16,985       105,454        94,753
  Notes payable, current
   (Note 3).............        83,443        38,801        46,488
  Deferred revenue......        36,000        51,431           --
                          ------------  ------------  ------------
Total current liabili-
 ties...................       666,409     1,196,444     1,095,482
Capital lease obliga-
 tions, long term (Note
 4).....................         3,471       298,811       411,352
Notes payable, long term
 (Note 3)...............           --      1,150,000     1,158,333
Deferred revenue (Notes
 3 and 8)...............     1,100,000           --            --
Compensation due to of-
 ficers and directors...       169,358       169,358       169,358
Commitments and contin-
 gencies (Notes 1 and 9)
Minority interest.......           --      3,715,139     3,715,139
Stockholders' equity
 (Note 6):
  Series A preferred
   stock, $.001 par val-
   ue;
   2,000,000 shares au-
    thorized;
   None issued and
    outstanding shares
    in 1994 and 125,000
    shares issued and
    outstanding in 1995
    and 1996 (unaudited)
    (preference in
    liquidation
    $1,000,000).........           --            125           125   $        125
  Nonvoting common
   stock, convertible on
   disposition into
   400,000 shares of
   Common Stock, $.0075
   par value; 1,000,000
   shares authorized;
   400,000 shares issued
   and outstanding......         3,000         3,000         3,000          3,000
  Common Stock, $.0075
   par value;
   19,000,000 shares au-
    thorized;
   7,713,443 shares is-
    sued in 1994,
    8,525,265 shares is-
    sued in 1995,
    8,529,932 shares is-
    sued in 1996 (unau-
    dited) and
    10,177,656 shares
    pro forma (unau-
    dited)..............        57,851        63,939        63,973         76,332
  Additional paid-in
   capital..............    20,123,991    26,675,099    26,681,313     29,909,654
  Unearned compensation.       (29,685)       (9,426)       (7,356)        (7,356)
  Notes receivable from
   stockholders.........    (2,488,996)     (924,789)     (940,694)      (940,694)
  Deficit...............   (14,629,447)  (18,699,803)  (20,459,541)   (20,459,541)
  Treasury stock--none
   in 1994 and 144,288
   in 1995 and 1996
   (unaudited)..........           --     (1,684,547)   (1,684,547)    (1,684,547)
                          ------------  ------------  ------------   ------------
Total stockholders' eq-
 uity...................     3,036,714     5,423,598     3,656,273   $  6,896,973
                          ------------  ------------  ------------   ============
Total liabilities and
 stockholders' equity...  $  4,975,952  $ 11,953,350  $ 10,205,937
                          ============  ============  ============

   The accompanying notes are an integral part of these financial statements.

                   NAPRO BIOTHERAPEUTICS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     THREE MONTHS
                               YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                         -------------------------------------  -----------------------
                            1993         1994         1995         1995        1996
                         -----------  -----------  -----------  ----------  -----------
                                                                     (UNAUDITED)
Revenues:
  Sales of products..... $ 1,247,819  $ 1,002,037  $ 2,623,426  $1,148,181  $   690,830
  Other.................         567        5,176          --          --           --
                         -----------  -----------  -----------  ----------  -----------
                           1,248,386    1,007,213    2,623,426   1,148,181      690,830
Expenses:
  Research, development
   and cost of products
   sold.................   3,505,465    2,706,767    4,325,274   1,074,669    1,786,137
  General and adminis-
   trative..............   2,689,803    2,043,931    2,309,934     450,803      703,513
  Faulding royalty (Note
   6)...................         --     1,000,000          --          --           --
  Plantation fees (Note
   8)...................       6,976    1,238,256      272,052     268,720          --
                         -----------  -----------  -----------  ----------  -----------
                           6,202,244    6,988,954    6,907,260   1,794,192    2,489,650
                         -----------  -----------  -----------  ----------  -----------
Operating loss..........  (4,953,858)  (5,981,741)  (4,283,834)   (646,011)  (1,798,820)
Other income (expense):
  Interest income.......      79,326      188,026      373,306      49,126      100,135
  Interest and other ex-
   pense................     (33,839)    (339,830)    (159,828)    (40,059)     (61,053)
                         -----------  -----------  -----------  ----------  -----------
Loss before extraordi-
 nary item..............  (4,908,371)  (6,133,545)  (4,070,356)   (636,944)  (1,759,738)
Loss on early
 extinguishment of
 debt (Note 6)..........         --      (512,482)         --          --           --
                         -----------  -----------  -----------  ----------  -----------
Net loss................ $(4,908,371) $(6,646,027) $(4,070,356) $ (636,944) $(1,759,738)
                         ===========  ===========  ===========  ==========  ===========
Loss per share:
  Before extraordinary
   item................. $     (0.79) $     (0.91) $     (0.51) $    (0.08) $     (0.21)
  Extraordinary item....         --         (0.08)         --          --           --
                         -----------  -----------  -----------  ----------  -----------
  Net loss.............. $     (0.79) $     (0.99) $     (0.51) $    (0.08) $     (0.21)
                         ===========  ===========  ===========  ==========  ===========
Weighted average shares
 outstanding............   6,201,219    6,761,081    7,972,537   7,713,443    8,527,620


   The accompanying notes are an integral part of these financial statements.

                   NAPRO BIOTHERAPEUTICS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                          NOTES
                   SERIES A  NONVOTING         ADDITIONAL   UNEARNED    RECEIVABLE
                   PREFERRED  COMMON   COMMON    PAID-IN   COMPENSA-       FROM                    TREASURY
                     STOCK     STOCK    STOCK    CAPITAL      TION     STOCKHOLDERS   DEFICIT        STOCK       TOTAL
                   --------- --------- ------- ----------- ----------  ------------ ------------  -----------  ----------
Balances at
 December 31,
 1992............    $ --     $  --    $22,034 $ 2,913,881 $  (51,000)  $      --   $ (3,075,049) $       --   $ (190,134)
 Issuance of
  1,124,398
  shares of
  common stock at
  $2.47 to $5.265
  per share and
  113,778
  warrants for
  cash...........      --        --      8,433   3,096,252        --           --            --           --    3,104,685
 Issuance of
  1,526,814
  shares of
  common stock at
  $2.47 per share
  to officers in
  exchange for
  notes, unearned
  compensation
  and cash.......      --        --     11,451   3,755,964 (1,477,203)  (2,355,837)          --           --      (65,625)
 Grant of
  employee stock
  options........      --        --        --      114,042    (85,417)         --            --           --       28,625
 Issuance of
  warrant to
  purchase 20,000
  shares of
  common stock in
  exchange for
  legal services.      --        --        --       53,950        --           --            --           --       53,950
 Issuance of
  warrant to
  purchase 13,333
  shares of
  common stock in
  exchange for
  employment
  services.......      --        --        --        7,900        --           --            --           --        7,900
 Amortization of
  unearned
  compensation...      --        --        --          --   1,025,003          --            --           --    1,025,003
 Net loss........      --        --        --          --         --           --     (4,908,371)         --   (4,908,371)
                     -----    ------   ------- ----------- ----------   ----------  ------------  -----------  ----------
Balance at
 December 31,
 1993............      --        --     41,918   9,941,989   (588,617)  (2,355,837)   (7,983,420)         --     (943,967)
 Issuance of
  265,000 shares
  of common stock
  at $2.40 per
  share in
  exchange for
  cash, net of
  offering costs
  of $87,022.....      --        --      1,988     546,991        --           --            --           --      548,979
 Issuance of
  16,667 common
  stock warrants
  at $.01 per
  share in
  exchange for
  consulting
  services.......      --        --        --       42,500        --           --            --           --       42,500
 Issuance of
  33,333 common
  stock warrants
  at $1.125 per
  share in
  exchange for
  employment
  services.......      --        --        --       39,834        --           --            --           --       39,834
 Issuance of
  1,800,000
  shares of
  common stock at
  $5.00 per share
  and 2,070,000
  warrants at
  $0.10 per
  warrant for
  cash, net of
  offering costs
  of $1,184,418..      --        --     13,500   7,339,082        --           --            --           --    7,352,582
 Issuance of
  400,000 shares
  of nonvoting
  common stock at
  $5.00 per share
  for cash and
  warrants to
  purchase
  400,000 shares
  of nonvoting
  common stock at
  $.10 per
  warrant........      --      3,000       --    2,037,000        --           --            --           --    2,040,000
 Exercise of
  30,667 common
  stock warrants
  for cash, at
  prices ranging
  from $.10 to
  $2.40 per
  share..........      --        --        230      33,735        --           --            --           --       33,965
 Issuance of
  28,615 shares
  of common stock
  at $5.00 per
  share in
  exchange for
  notes payable..      --        --        215     142,860        --           --            --           --      143,075
 Amortization of
  unearned
  compensation...      --        --        --          --     558,932          --            --           --      558,932
 Interest
  receivable on
  officers'
  notes..........      --        --        --          --         --      (133,159)          --           --     (133,159)
 Net loss........      --        --        --          --         --           --     (6,646,027)          --  (6,646,027)
                     -----    ------   ------- ----------- ----------   ----------  ------------  -----------  ----------
Balance at
 December 31,
 1994............      --      3,000    57,851  20,123,991    (29,685)  (2,488,996)  (14,629,447)         --    3,036,714
 Issuance of
  1,364,263
  shares of
  preferred stock
  at $8.00 per
  share, net of
  offering costs
  of $846,421
  (725,513 shares
  in minority
  interest)......      639       --        --    4,267,051        --           --            --           --    4,267,690
 Conversion of
  513,750 shares
  of preferred
  stock into
  513,750 shares
  of common stock
  and exchange of
  266,421 shares
  of subsidiary's
  preferred stock
  for 266,421
  shares of
  common stock...     (514)      --      5,851   2,238,584        --           --            --           --    2,243,921
 Exercise of
  31,651 stock
  options at
  prices ranging
  from $.75 per
  share to $2.40
  per share......      --        --        237      45,473        --           --            --           --       45,710
 Repurchase of
  144,288 shares
  of common stock
  at $11.675 per
  share in
  exchange for
  cancellation of
  indebtedness...      --        --        --          --         --     1,684,547           --    (1,684,547)        --
 Interest
  receivable on
  officers'
  notes..........      --        --        --          --         --      (120,340)          --           --     (120,340)
 Amortization of
  unearned
  compensation...      --        --        --          --      20,259          --            --           --       20,259
 Net loss........                                                                     (4,070,356)              (4,070,356)
                     -----    ------   ------- ----------- ----------   ----------  ------------  -----------  ----------
Balances at
 December 31,
 1995............      125     3,000    63,939  26,675,099     (9,426)    (924,789)  (18,699,803)  (1,684,547) $5,423,598
 Exercise of
  4,667 stock
  options at
  prices ranging
  from $.75 per
  share to $2.40
  per share
  (unaudited)....      --        --         34       6,214        --           --            --           --        6,248
 Interest
  receivable on
  officers' notes
  (unaudited)....      --        --        --          --         --       (15,905)          --           --      (15,905)
 Amortization of
  unearned
  compensation
  (unaudited)....      --        --        --          --       2,070          --            --           --        2,070
 Net loss
  (unaudited)....      --        --        --          --         --           --     (1,759,738)         --   (1,759,738)
                     -----    ------   ------- ----------- ----------   ----------  ------------  -----------  ----------
Balances at March
 31, 1996
 (unaudited).....    $ 125    $3,000   $63,973 $26,681,313 $   (7,356)  $ (940,694) $(20,459,541) $(1,684,547) $3,656,273
                     =====    ======   ======= =========== ==========   ==========  ============  ===========  ==========

   The accompanying notes are an integral part of these financial statements.

                   NAPRO BIOTHERAPEUTICS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      THREE MONTHS
                                YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                          -------------------------------------  -----------------------
                             1993         1994         1995         1995        1996
                          -----------  -----------  -----------  ----------  -----------
OPERATING ACTIVITIES                                                  (UNAUDITED)
Net loss................  $(4,908,371) $(6,646,027) $(4,070,356) $ (636,944) $(1,759,738)
Adjustments to reconcile
 net loss to net cash
 used by operating
 activities:
  Depreciation and
   amortization.........      179,453      473,989      269,804      83,945      115,769
  Employee termination
   expense..............          --        82,334          --          --           --
  Compensation for
   common stock and
   options..............    1,025,003      555,497       20,259       5,296        2,070
  Loss on disposal of
   property and
   equipment............        4,298      335,021      174,440         --        15,249
  Loss on early
   extinguishment of
   debt.................          --       512,482          --          --           --
  Gain on foreign
   currency
   transactions.........          --           --       (11,026)        --           --
  Changes in operating
   assets and
   liabilities:
   Accounts receivable..     (234,323)     114,679     (177,467) (1,273,181)    (133,886)
   Inventory............     (552,642)    (705,771)     215,817     291,790     (235,590)
   Prepaid expenses and
    other current
    assets..............      (27,725)    (887,314)     116,218     647,624      (24,419)
   Accounts payable.....      852,492     (735,613)     245,352      56,280      (52,199)
   Accrued liabilities..       55,980      (48,366)     225,425      19,845      (25,654)
   Deferred revenue.....      336,600     (300,598)      15,431    (468,816)     (36,000)
                          -----------  -----------  -----------  ----------  -----------
Net cash used by
 operating activities...   (3,269,235)  (7,249,687)  (2,976,103) (1,274,161)  (2,134,398)
INVESTING ACTIVITIES
Additions to property
 and equipment..........     (527,446)    (575,156)  (1,209,326)   (145,343)    (138,221)
Purchase of securities..          --    (2,932,260)  (6,562,600)        --           --
Proceeds from sale or
 maturity of securities.          --     2,435,942    6,451,146     503,450          --
Transfer of restricted
 cash...................          --           --      (123,750)        --       (53,649)
Proceeds from sale of
 property and equipment.          --         2,200          250         --           --
                          -----------  -----------  -----------  ----------  -----------
Net cash used by
 investing activities...     (527,446)  (1,069,274)  (1,444,280)    358,107     (191,870)
FINANCING ACTIVITIES
Increase in deferred
 revenue-long term......      349,998      350,000          --          --           --
Proceeds from notes
 payable................      400,000    1,571,569      171,198     556,567       46,488
Payments under notes
 payable................     (126,808)  (2,154,590)    (165,840)    (57,777)     (38,801)
Proceeds from sales-type
 lease..................          --           --       469,094         --       160,947
Payments under capital
 leases.................          --           --       (85,285)        --       (59,109)
Proceeds from sale of
 common and preferred
 stock..................    3,104,685   10,697,987    5,155,710         --         6,248
Proceeds from sale of
 preferred stock by
 subsidiary.............          --           --     5,959,060         --           --
Offering costs..........          --    (1,271,440)    (842,310)        --           --
                          -----------  -----------  -----------  ----------  -----------
Net cash provided by
 financing activities...    3,727,875    9,193,526   10,661,627     498,790      115,773
                          -----------  -----------  -----------  ----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............      (68,806)     874,565    6,241,244    (417,264)  (2,210,495)
Cash and cash
 equivalents at
 beginning of year......       86,387       17,581      892,146     892,146    7,133,390
                          -----------  -----------  -----------  ----------  -----------
Cash and cash
 equivalents at end of
 year...................  $    17,581  $   892,146  $ 7,133,390  $  474,882  $ 4,922,895
                          ===========  ===========  ===========  ==========  ===========
SUPPLEMENTAL SCHEDULE OF
 NONCASH INVESTING AND
 FINANCING ACTIVITIES
Issuance of common stock
 and granting of common
 stock options, unearned
 compensation...........  $ 1,653,095  $       --   $       --   $      --   $       --
Notes and related
 interest receivable
 from stockholders......    2,355,837      133,158      120,356      35,278       15,905
Repayment of notes
 receivable from
 stockholders through
 transfer of treasury
 stock to the Company...          --           --     1,684,547         --           --
Conversion of deferred
 revenue to long-term
 debt...................          --           --     1,100,000         --           --
Conversion of preferred
 shares of subsidiary to
 common shares of
 Parent.................          --           --     2,243,921         --           --

   The accompanying notes are an integral part of these financial statements.

                  NAPRO BIOTHERAPEUTICS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

1.BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

  NaPro BioTherapeutics, Inc. (the "Company") was originally incorporated in 1991 as a Washington corporation. On September 8, 1993, the Company merged into a wholly-owned subsidiary, a Delaware corporation, and increased its authorized capital stock to 130,000,000 shares of $.001 par value common stock and 10,000,000 shares of $.001 par value nonvoting preferred stock. On March 16, 1994, the Company effected a 1-for-7.5 reverse stock split by exchanging each 7.5 shares of common stock for 1 share of $.0075 par value common stock, and adjusted its authorized capital stock to 20,000,000 shares of $.0075 par value common stock, and 2,000,000 shares of $.001 par value nonvoting preferred stock. On July 24, 1994, the Company adjusted its authorized capital stock to 19,000,000 shares of $.0075 par value common stock (the "Common Stock"), 1,000,000 shares of $.0075 par value nonvoting common stock (the "Nonvoting Common Stock"), and 2,000,000 shares of $.001 par value preferred stock (the "Preferred Stock"). The accompanying financial statements and related notes give retroactive effect to the merger, the adjustment to capital stock, and the reverse stock split.

  On November 4, 1994, the Company formed a wholly-owned subsidiary, NaPro BioTherapeutics (Canada), Inc. ("NaPro Canada").

  BASIS OF PRESENTATION

  The accompanying financial statements include the consolidated financial position, consolidated results of operations and consolidated cash flows of the Company and its Canadian subsidiary, NaPro Canada, of which the Company holds 87.3% of the voting rights. All transactions have been accounted for at historical cost. All balances and transactions between these entities have been eliminated in the accompanying financial statements. Until December 31, 1994, the Company was in the development stage.

  The accompanying unaudited consolidated financial statements for the three months periods ended March 31, 1995 and 1996 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996.

  DESCRIPTION OF BUSINESS

  The Company is a natural product pharmaceutical company which is focusing primarily on the development, manufacture and commercialization of paclitaxel (referred to in some scientific and medical literature as "taxol"(1)), a naturally occurring anti-cancer compound found in certain species of yew (Taxus) trees. The Company's formulation of paclitaxel is referred to herein as "NBT Paclitaxel."

  The Company is dependent upon new financing to fund new research and development as well as its other discretionary working capital requirements. The Company anticipates, based on its existing available financial resources, on the proceeds obtainable upon exercise of existing warrants and on its currently proposed plans and assumptions relating to its operations (including assumptions regarding the progress of its research and development, the timing and costs associated with obtaining regulatory approvals for, and the manufacturing and marketing of, NBT Paclitaxel), that it has sufficient resources to finance its planned operations during 1996. In the future the Company may require substantial additional financing to construct and establish a full-scale commercial manufacturing facility for NBT Paclitaxel and to develop, commercialize and manufacture semi-synthetic NBT Paclitaxel and other products. Management believes that it will be able to obtain appropriate financing; however, there can be no assurance that future additional financing will be available to the Company when desired, on commercially reasonable terms, or at all. The inability to obtain additional financing may have a material adverse effect on the Company's development plans.

  CASH EQUIVALENTS, SECURITIES AVAILABLE FOR SALE AND SECURITIES HELD TO
  MATURITY

  The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company's cash equivalents are comprised of money market funds. Securities available for sale are

  --------
  (1) TAXOL(R) is a registered trademark of Bristol-Myers Squibb Company ("Bristol-Myers Squibb") for an anti-cancer pharmaceutical preparation containing paclitaxel.

                  NAPRO BIOTHERAPEUTICS, INC. AND SUBSIDIARY

                               DECEMBER 31, 1995
  investment-grade corporate or government securities and are carried at amortized cost which approximates fair value. Securities held to maturity are certificates of deposit maturing in July 1997 and are carried at amortized cost.

  REVENUE RECOGNITION

  Revenues from product sales are recognized at the time of shipment. The Company's production process is not distinct from its research and development processes. Accordingly, the cost of products sold is included with the Company's research and other development expenses. Licensing fees and other revenues are recognized in accordance with the terms of the applicable agreements. Payments received in advance under these agreements are recorded as deferred revenue until earned.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions are used in estimating fair value disclosures for financial instruments:

    Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value.

    Notes payable and capital lease obligations: The carrying amounts of borrowings under notes payable and capital lease obligations approximate fair value.

  INVENTORY

  Inventory is stated at the lower of cost (first-in, first-out method) or market.

  RESEARCH AND DEVELOPMENT

  The Company expenses research and development costs as they are incurred. These costs include salaries, laboratory supplies, travel, chemicals, facilities, equipment and other expenditures.

  DEPRECIATION

  Depreciation of property and equipment is computed on the straight-line method over estimated useful lives generally between three and seven years. Leasehold improvements and equipment recorded under capital leases are amortized over the shorter of their estimated useful lives or the lease term. Depreciation and amortization expenses are allocated to either general and administrative or research and development expense, depending on the use of the related property and equipment.

  NET LOSS PER SHARE

  Except as noted below, net loss per share is computed using the weighted average number of shares of Common Stock outstanding. Common equivalent shares from stock options and warrants are excluded from the computation as their effect is antidilutive, except that, pursuant to Securities and Exchange Commission Staff Accounting Bulletin Number 83, Earnings per Share Computations in an Initial Public Offering, 315,854 common and common equivalent shares issued during the 12-month period prior to the Company's August 1994 initial public offering (the "IPO") at prices below the anticipated public offering price were included in the calculation as if they were outstanding for all periods presented, up to the close of the initial public offering.

  LONG-LIVED ASSETS

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS No. 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indications of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt SFAS No. 121 in the first quarter of 1996 and, based on current circumstances, does not believe adoption will have a significant impact on the financial statements.

                  NAPRO BIOTHERAPEUTICS, INC. AND SUBSIDIARY

                               DECEMBER 31, 1995

  STOCK-BASED COMPENSATION

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, Accounting and Disclosure of Stock-Based Compensation ("SFAS No. 123"). SFAS No. 123 is applicable to fiscal years beginning after December 15, 1995 and gives the option to either follow fair value accounting or to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations. The Company has determined that it will elect to continue to follow APB No. 25 and related interpretations in accounting for its employee stock options.

  USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  RECLASSIFICATIONS

  Certain reclassifications have been made to the 1993 and 1994 financial statements to conform with the 1995 financial statement presentation.

  FOREIGN AND DOMESTIC OPERATIONS AND EXPORT SALES; SIGNIFICANT CUSTOMERS

  Domestic and foreign financial information is as follows:

                                    UNITED     NORTH                  TOTAL
                             YEAR   STATES    AMERICA  ELIMINATIONS  COMPANY
                             ---- ---------- --------- ------------ ----------
   Net sales to affiliated   1993 $1,247,819 $     --   $      --   $1,247,819
    and unaffiliated
    customers...............
                             1994  1,002,037   148,347    (148,347)  1,002,037
                             1995  2,623,426   569,337    (569,337)  2,623,426
   Operating loss........... 1993  4,953,858       --          --    4,953,858
                             1994  5,913,420    68,321         --    5,981,741
                             1995  3,851,234   432,600         --    4,283,834
   Identifiable assets       1994  5,019,168   672,226    (715,442)  4,975,952
    December 31,............
                             1995  9,225,725 6,820,044  (4,092,419) 11,953,350

  For the years ended December 31, 1993, 1994 and 1995, approximately 80%, 15% and 75%, respectively, of the Company's sales were export sales to F.H. Faulding & Co., Limited ("Faulding"). Further, substantially all of the Company's accounts receivable at December 31, 1994 and 1995 were from Faulding (see Note 8). The Company is dependent on sales to its two development and marketing partners, Faulding and the Baker Norton subsidiary of IVAX Corporation ("IVAX") (see Note 8) and does not require collateral to secure accounts receivable from these partners. Sales to these partners as a percent of total sales were as follows:

                                                                 1993   1994  1995
                                                                 ----   ----  ----
   Faulding.....................................................  80%    15%   75%
   IVAX.........................................................   1%    71%   22%

  RISKS AND UNCERTAINTIES RELATED TO DISTRIBUTION

  The Company's currently largest customer, Faulding, distributes NBT Paclitaxel in Australia. Faulding's main competitor in the Australian market, Bristol-Myers Squibb Company ("BMS"), has brought legal action against Faulding on the basis of infringement of certain BMS patents, which Faulding is claiming are invalid in a separate suit. Litigation is an uncertain process, and no assurances can be given that BMS will not obtain an injunction against Faulding which could prevent Faulding from marketing NBT Paclitaxel in Australia pursuant to Faulding's generic approval. If Faulding were to be

                  NAPRO BIOTHERAPEUTICS, INC. AND SUBSIDIARY

                               DECEMBER 31, 1995

  prevented from continuing to market paclitaxel in Australia pursuant to its current generic approval, then Faulding would be unable to continue to market NBT Paclitaxel until such time as Faulding obtains its own nongeneric approval which does not rely on the administration methods claimed in the BMS patents. If BMS is successful in enforcing its patent claims against Faulding, such a result would have a material adverse effect on the Company.

2.RELATED PARTY TRANSACTIONS

  In conjunction with employment, the Company agreed to loan an officer of the Company up to $20,000. In January 1994, $18,487 was advanced under this agreement and remains outstanding at December 31, 1995.

  From time to time, certain employees and officers of the Company may enter into agreements with the Company to defer all or portions of their salaries as a method to conserve cash in the Company. Such amounts totaled $169,358 at December 31, 1994 and 1995. The Company has no obligation to repay such amounts until the Company is profitable.

  The Company recorded $707,190 and $589,660 in 1994 and 1995, respectively, in sales to IVAX, a marketing and development partner which owned 14.3% and 13.2% of the Company's outstanding shares of common stock (see Notes 1 and 8) at December 31, 1994 and 1995, respectively.

  In August 1995, the Company repurchased 144,288 shares of its common stock from certain executive officers of the Company in exchange for the cancellation of certain indebtedness owed by such officers of $1,684,547 to the Company. Included in the canceled indebtedness was $192,867 of accrued interest (see Note 6).

3.NOTES PAYABLE

  In 1992, 1993 and 1994, Faulding made advance payments to the Company totaling $1,100,000. In March 1995, the Company and Faulding finalized an agreement to convert the advance payments into a note payable with a face value of $1,200,000, due in June 1997. The $100,000 original issue discount is being amortized over the life of the note and has a remaining balance of $50,000 at December 31, 1995. The portion of the note on which interest accrues at the rate of 9% increases over time as deliveries of product are made to Faulding. At December 31, 1995, interest is being accrued on $700,000 of the principal balance. Interest accrual is scheduled to commence in the first quarters of 1996 and 1997, with respect to the remaining $300,000 and $200,000 of principal, respectively.

  Notes payable consist of the following:

                                                    DECEMBER 31,     MARCH 31,
                                                 ------------------ -----------
                                                  1994      1995       1996
                                                 ------- ---------- -----------
                                                                    (UNAUDITED)
   Note payable to Faulding, net of unamortized
    original issue discount, due in June 1997,
    interest at 9% accruing on $700,000, payable
    quarterly................................... $   --  $1,150,000 $1,158,333
   Note payable to stockholder, due in December
    1995........................................  40,000        --         --
   Note payable, due in March 1996, interest at
    6.81%, accruing monthly.....................     --      38,801     46,488
   Note payable, due in March 1995..............  43,443        --         --
                                                 ------- ---------- ----------
                                                  83,443  1,188,801  1,204,821
   Less amounts currently payable...............  83,443     38,801     46,488
                                                 ------- ---------- ----------
   Notes payable-long term...................... $   --  $1,150,000 $1,158,333
                                                 ======= ========== ==========

  Interest paid approximated interest expense for the years ended December 31, 1993 and 1994. For the year ended December 31, 1995, interest paid was $69,780 and interest expense was $149,869.

  Future minimum payments under notes payable are as follows:

   1996............................................................. $   38,801
   1997.............................................................  1,200,000
                                                                     ----------
   Total............................................................  1,238,801
   Less unamortized original issue discount.........................     50,000
                                                                     ----------
                                                                     $1,188,801
                                                                     ==========

                  NAPRO BIOTHERAPEUTICS, INC. AND SUBSIDIARY

                               DECEMBER 31, 1995

4.CAPITAL LEASE OBLIGATIONS

  The Company's property held under capital leases consisted of the following, which is included in property and equipment:

                                                                 DECEMBER 31,
                                                               ----------------
                                                                1994     1995
                                                               ------- --------
   Office equipment........................................... $11,496 $ 72,695
   Laboratory equipment.......................................  83,661  356,468
                                                               ------- --------
                                                                95,157  429,163
   Less accumulated depreciation..............................  21,230   96,133
                                                               ------- --------
                                                               $73,927 $333,030
                                                               ======= ========

  At December 31, 1995, minimum payments under capital lease obligations are:

   1996............................................................... $170,240
   1997...............................................................  162,534
   1998...............................................................  155,057
                                                                       --------
   Net minimum lease payments.........................................  487,831
   Less amount representing interest..................................   83,566
                                                                       --------
   Present value of minimum lease payments............................  404,265
   Less current portion...............................................  105,454
                                                                       --------
                                                                       $298,811
                                                                       ========

  The Company has entered into an irrevocable standby letter of credit agreement with a financial institution to support a capital lease agreement for up to $500,000 at an interest rate of prime plus 2%. As of December 31, 1995, no funds have been drawn on the letter of credit.

  The Company is required to maintain certificates of deposit for 33% of the remaining principal outstanding under capital lease obligations ($123,750 at December 31, 1995) as collateral as long as a letter of credit is outstanding. Such pledged amounts are classified as restricted cash in the accompanying consolidated balance sheets.

5.INCOME TAXES

  The Company accounts for income taxes in conformity with Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes ("SFAS No. 109"). Under the provisions of SFAS No. 109, a deferred tax liability or asset (net of a valuation allowance) is provided in the financial statements by applying the provisions of applicable tax laws to measure the deferred tax consequences of temporary differences that will result in net taxable or deductible amounts in future years as a result of events recognized in the financial statements in the current or preceding years.

  As of December 31, 1995, the Company has net operating loss carryforwards for income tax purposes of approximately $15,180,000 and research and development credits of $159,000 to offset future taxable income in the United States, expiring as follows:

                                                                      RESEARCH
                                                             NET         AND
                                                          OPERATING  DEVELOPMENT
                                                           LOSSES      CREDITS
                                                         ----------- -----------
   2006................................................. $   282,000  $    --
   2007.................................................   1,826,000    52,000
   2008.................................................   3,328,000    54,000
   2009.................................................   4,600,000    38,000
   2010.................................................   5,144,000    15,000
                                                         -----------  --------
                                                         $15,180,000  $159,000
                                                         ===========  ========

                  NAPRO BIOTHERAPEUTICS, INC. AND SUBSIDIARY

                               DECEMBER 31, 1995
  In Canada, the Company has net operating loss carryforwards of approximately US$225,000, expiring in 2002.

  Under Section 382 of the Internal Revenue Code of 1986, as amended, the utilization of net operating loss carryforwards is limited after an ownership change, as defined in such Section 382, to an annual amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term tax-exempt rate in effect during the month the ownership change occurred. At least one such ownership change has occurred. As a result, the Company will be subject to an annual limitation on the use of its net operating losses. This limitation affects net operating losses incurred up to the ownership change and does not reduce the total amount of net operating loss which may be taken, but rather limits the amount which may be used during a particular year. Therefore, in the event the Company achieves profitability, such limitation would have the effect of increasing the Company's tax liability and reducing the net income and available cash resources of the Company if the taxable income during any year exceeded the allowable loss carried forward to that year.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets with respect to United States taxing authorities are as follows:

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1994         1995
                                                       -----------  -----------
   Deferred tax liabilities:
    Tax over book depreciation.......................  $    13,587  $       --
    Other............................................       43,466       41,724
                                                       -----------  -----------
   Total deferred tax liabilities....................       57,053       41,724
   Deferred tax assets:
    Tax net operating loss carry forward.............    3,873,693    5,734,815
    Deferred compensation............................       63,510       63,510
    Amortization.....................................      376,256      261,884
    Deferred revenue.................................      426,000       19,287
    Research and development credits.................      144,325      158,897
    Excess of book over tax depreciation.............          --        72,174
    Other............................................      134,348      113,922
                                                       -----------  -----------
   Total deferred tax assets.........................    5,018,132    6,424,489
   Valuation allowance...............................   (4,961,079)  (6,382,765)
                                                       -----------  -----------
   Net deferred tax assets...........................       57,053       41,724
                                                       -----------  -----------
                                                       $       --   $       --
                                                       ===========  ===========

  Significant components of the Company's deferred tax assets with respect to Canadian taxing authorities are as follows:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                  1994   1995
                                                                  ----- -------
   Deferred tax assets:
     Excess of book over tax depreciation........................ $ --  $26,062
     Valuation allowance.........................................   --  (26,062)
                                                                  ----- -------
                                                                  $ --  $   --
                                                                  ===== =======

6.STOCKHOLDERS' EQUITY

  COMMON STOCK PRIVATE PLACEMENTS

  On April 29, 1993 and March 8, 1994 (see Note 8), the Company entered into exclusive long-term contracts with a large reforestation company to develop a renewable source of biomass. In connection with the March 8, 1994 contract, the Company sold 18,000 shares of the Company's Common Stock and a warrant to acquire an additional 2,667 shares of Common Stock for $104,685 in cash. The warrant may be exercised immediately at a price of $9.375 per share and expires June 30, 1996.

                  NAPRO BIOTHERAPEUTICS, INC. AND SUBSIDIARY

                               DECEMBER 31, 1995

  THE SUBSCRIPTION AGREEMENT AND EXECUTIVE AGREEMENTS

  In June 1993, the Company entered into a Subscription Agreement (the "Subscription Agreement") with IVAX pursuant to which the Company sold 1,106,398 shares of the Company's Common Stock and a warrant to acquire an additional 111,111 shares of Common Stock for $3,000,000 in cash. The warrant was exercisable immediately at a nominal price, and expires in June 2003 (see Note 8).

  In connection with the Subscription Agreement, the Company entered into Employment and Executive Stock Agreements (the "Executive Agreements"), pursuant to which the Company sold 1,526,814 shares of the Company's Common Stock at $1.50 per share to certain officers in exchange for cash and promissory notes in the aggregate amount of $2,289,076. The notes are secured by the Common Stock and accrue interest at the lesser of: (i) the greater of the prime rate minus 1% and the applicable federal rate or (ii) the highest rate per annum permitted by law. The initial term of the Executive Agreements is five years. If an officer's employment is terminated during the initial term of the Executive Agreement, the shares held by that officer are subject to repurchase by the Company at its election. The repurchase price is defined by the Executive Agreements, but in no case will be less than the original cost of the shares. The notes receivable and related accrued interest are recorded as a separate reduction of stockholders' equity. In August 1995, the Company repurchased 144,288 shares of Common Stock from certain of these officers in cancellation of $1,684,547 of this indebtedness (see Note 2).

  The Subscription Agreement and Executive Agreements are subject to a Stockholders Agreement which includes provisions regarding certain matters including the composition of the Board of Directors, restrictions on the sale, transfer or other disposition of shares sold in connection with these agreements, and the Company's first offer right for voluntary election to purchase all of the shares held by these stockholders.

  BRIDGE FINANCING AND EXTRAORDINARY LOSS RESULTING FROM EXTINGUISHMENT

  In April 1994, the Company completed the sale (the "Bridge Financing") to private investors of 26.5 units (the "Units"), each Unit consisting of: (i) 10,000 shares of Common Stock and (ii) an unsecured 9% nonnegotiable convertible promissory note of the Company in the principal amount of $50,000, due on the earlier of the consummation of the Company's initial public offering or March 31, 1995, unless converted, at the option of the holder, into shares of Common Stock upon the consummation of the Company's initial public offering, at a rate equal to $5.00 per share of Common Stock (the "Bridge Note"). The purchase price per Unit was $50,000. The Company received gross proceeds of $1,325,000 with respect to the sale of such Units. After the payment of $132,500 in placement fees to the placement agent for the Company with respect to the sale of such Units, and other offering expenses of approximately $75,000, the Company received net proceeds of approximately $1,117,500 from the sale of the Units. The Bridge Financing resulted in the Company's issuance of a total of $1,325,000 principal amount of Bridge Notes and 265,000 shares of Common Stock. Upon closing of the Company's IPO, $1,185,000 in principal amount of Bridge Notes was paid in cash and $140,000 was converted to 28,615 shares of Common Stock. The repayment of the Bridge Notes prior to their one-year stated maturity resulted in a $512,482 extraordinary loss.

  INITIAL PUBLIC OFFERING OF COMMON STOCK AND REDEEMABLE WARRANTS

  In August 1994, the Company completed the IPO of its Common Stock and redeemable warrants to purchase Common Stock. The offering consisted of 1,800,000 shares of Common Stock and redeemable warrants to purchase 2,070,000 shares of Common Stock (including 270,000 redeemable warrants to purchase Common Stock issued in connection with the underwriter's overallotment) (the "Warrants"). The Common Stock and Warrants were purchased separately and are separately transferable. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $5.00, subject to adjustment in certain circumstances, for a period of three years, commencing February 1, 1995. The Warrants are redeemable by the Company, upon the consent of the IPO underwriter, at any time commencing February 1, 1995 upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% of the then effective exercise price of the Warrants ($7.50 at December 31, 1994, subject to adjustment). The net proceeds of the offering to the Company were $7,352,582 (after deduction of the underwriting discount and expenses of the offering). In connection with the completion of the IPO, the Bridge Notes and certain notes payable to IVAX Corporation and another shareholder as well as certain officer salaries which had been deferred since September 1993 in order to preserve cash, were paid. In addition, the normal vesting of stock sold in conjunction with the Executive Agreements was accelerated as a result of completion of the IPO, resulting in a charge, during 1994, of $307,749 to general and administrative expense.

                  NAPRO BIOTHERAPEUTICS, INC. AND SUBSIDIARY

                               DECEMBER 31, 1995
  FAULDING PRIVATE PLACEMENT AND ELIMINATION OF THE FAULDING ROYALTY

  Contemporaneously with consummation of the IPO, the Company sold to Faulding in a private transaction (the "Faulding Private Placement") 400,000 shares of the Company's Nonvoting Common Stock at a price of $5.00 per share, the initial public offering price per share in the IPO, and 400,000 warrants (the "Faulding Warrants") to purchase an additional 400,000 shares of Nonvoting Common Stock at a price of $.10 per warrant, the initial public offering price per Warrant. Shares of Nonvoting Common Stock will automatically convert to Common Stock (with full voting rights), on a share-for-share basis, upon Faulding's disposition thereof. The Nonvoting Common Stock and the Faulding Warrants are identical in all respects to the Common Stock and Warrants which were sold in the IPO, except that, other than in limited circumstances, Faulding, as the holder, has no voting rights with respect to the Nonvoting Common Stock, and the Faulding Warrants are exercisable for Nonvoting Common Stock instead of Common Stock until Faulding's disposition thereof. The proceeds from issuance of the Nonvoting Common Stock and Faulding Warrants were as follows: $1,000,000 was applied directly to eliminate the Company's liability to Faulding resulting from Faulding's royalty rights under the Faulding Agreement (the "Faulding Royalty") and cash of $1,040,000 was received by the Company. Under the Faulding Royalty, the Company would have been obligated to pay Faulding 4% of the Company's sales price on the first 100,000 grams of NBT Paclitaxel it sold to third parties for commercial use. The cost of eliminating the Faulding Royalty was expensed, and was separately reflected in the statement of operations for the year ended December 31, 1994.

  PREFERRED STOCK PRIVATE PLACEMENT

  In July 1995, the Company closed a private placement of 638,750 shares of Convertible Preferred Stock, Series A (the "U.S. Preferred") of the Company, for proceeds of $5,114,111.

  In July and August 1995, the Company closed a private placement of 725,513 shares of Convertible Preferred Stock, Series A (the "Canadian Preferred") of NaPro Canada, for proceeds of $5,959,060.

  The U.S. Preferred has a liquidation preference of $8.00 per share and is immediately convertible into Common Stock of the Company on a share-for-share basis at the option of the holder. The U.S. Preferred may be redeemed by the Company at its liquidation value beginning one year after issuance if the average trading price for the Company's Common Stock over a 20 trading day period has equaled or exceeded $16.00 and beginning three years after issuance if such trading price has equaled or exceeded $10.00. Holders may elect to convert their U.S. Preferred into Common Stock of the Company at any time prior to 15 business days before the date fixed for redemption. The U.S. Preferred also may be redeemed at any time after September 30, 2000 at the option of the holder. The Company may elect to pay the redemption price by issuing its Common Stock valued at 95% of its then market price. The U.S. Preferred has one vote per share.

  The Canadian Preferred has a liquidation preference of CDN$11.00 per share and may be exchanged for Common Stock of the Company on a share-for-share basis at any time after December 1, 1995. The Company has the option to acquire the Canadian Preferred at its liquidation value beginning one year after issuance if the average trading price for the Company's Common Stock over a 20 trading day period has equaled or exceeded the equivalent of CDN$22.00 and beginning three years after issuance if such trading price has equaled or exceeded the equivalent of CDN$13.75. Holders may elect to exchange their Canadian Preferred for Common Stock of the Company at any time prior to 15 business days prior to the date fixed for the Company to acquire the shares under the foregoing option. Holders have the option to require the Company to purchase the Canadian Preferred for its liquidation preference at any time after September 30, 2000. The Company may elect to pay the purchase price of the Canadian Preferred by issuing its Common Stock valued at 95% of its then market price. The Canadian Preferred is entitled to one vote per share in NaPro Canada.

  At December 31, 1995, a total of 513,750 shares of the U.S. Preferred had been converted into 513,750 shares of Common Stock of the Company and 266,421 shares of the Canadian Preferred had been exchanged for 266,421 shares of Common Stock of the Company.

  The Company registered under the Securities Act of 1933 the resale of shares of its Common Stock issued upon conversion of the U.S. Preferred or exchange of the Canadian Preferred. Neither the U.S. Preferred nor the Canadian Preferred has any dividend requirement.

  PRO FORMA STOCKHOLDERS' EQUITY (UNAUDITED)

  In May 1996, the Company's Board of Directors authorized the Company to proceed with the redemption of 2,070,000 redeemable Warrants and with an underwritten offering of 2,000,000 shares of Common Stock. Pro forma Stockholders' Equity as of March 31, 1996 (Unaudited) gives effect to (i) the issuance of 664,140 shares of Common Stock and the receipt of cash in the amount of $3,240,700 (net of offering costs of $80,000) pursuant to Cash exercise elections of redeemable Warrants and (ii) the issuance of 983,584 shares of Common Stock pursuant to Cash-less exercise elections of 1,405,120 redeemable Warrants.

                  NAPRO BIOTHERAPEUTICS, INC. AND SUBSIDIARY

                               DECEMBER 31, 1995

7.COMMON STOCK WARRANTS AND OPTIONS

  COMMON STOCK WARRANTS

  In December 1992 and June 1993, the Company granted to a consultant warrants to purchase 20,000 shares of Common Stock at $1.875 per share. The warrants, which were fully vested at December 31, 1993, expire in December 2002 (13,333 shares) and June 2003 (6,667 shares). Additionally, the Company granted a warrant to a director to purchase 13,333 shares of Common Stock, at an exercise price of $1.875 per share. This warrant is exercisable immediately and expires in June 2003. In June 1993, the Company issued IVAX a warrant to purchase 111,111 shares of Common Stock (see Notes 6 and 8).

  In January 1994 and May 1994, the Company granted to a former consultant and former employee warrants to purchase 33,333 and 16,667 shares, respectively, of Common Stock, at exercise prices of $1.125 and $.01 per share, respectively. The warrant to purchase 33,333 shares is exercisable immediately and expires in April 1997. The warrant to purchase 16,667 shares was exercised in conjunction with the IPO. As a result of these transactions the Company recognized $82,334 in expense. The expense was based on an estimated fair market value of the underlying stock of $2.40 per share, consistent with the value of the Bridge Financing described in
  Note 6. In August 1994, in conjunction with the IPO, 1,980 warrants were purchased by the IPO underwriter.

  NONPLAN STOCK OPTIONS

  In November 1990, Pacific Biotechnology, Inc. ("PB"), one of the Company's predecessors, granted options to purchase 613,333 shares (reduced to 199,233.6 shares in September 1991) of its common stock to two officers. The exercise price is $.1875 per share and the options are fully exercisable during the period from January 1, 1992 to December 31, 1999. In December 1991, when the Company acquired all of the outstanding common stock of PB, all options to purchase PB common stock were exchanged for options to purchase 159,143.30 shares of the Common Stock under the same terms as the PB options. In January 1994, the Company granted to the four outside directors of the Company 27,000 nonplan options to purchase shares of Common Stock which are immediately exercisable at a price of $2.40 and which expire in January 2002.

  THE 1993 STOCK OPTION PLAN

  During 1993, the Board of Directors adopted the NaPro BioTherapeutics, Inc. 1993 Stock Option Plan (the "Plan") to provide stock options to employees and other individuals as determined by the Board of Directors. The Plan provides for option grants designated as either nonqualified or incentive stock options. The Plan provides for the issuance of up to 146,667 shares of Common Stock. The initial term of the Plan is ten years, and the maximum option exercise period shall be no more than ten years from the date of grant. The exercise price for the options will be the fair market value, as determined by any market on which Common Stock is traded, or in the absence of any market, the price shall be as determined by the Board of Directors, or if the Company has offered and sold Common Stock within the preceding sixty days, the price at which such Common Stock was sold. The term of an option for 667 or more shares shall be eight years, and the term of an option for fewer than 667 shares shall be five years. Options for 667 shares or more shall vest 25% after each anniversary date of the grant, and options for fewer than 667 shares shall vest 50% after each anniversary date of the grant. The exercise price for incentive stock options shall be no less than fair market value. The exercise price for nonqualified stock options may be less than, equal to, or greater than fair market value.

  1994 LONG-TERM PERFORMANCE INCENTIVE PLAN

  In May 1994, the Board of Directors adopted and in July 1994, the shareholders approved, the 1994 Long-Term Performance Incentive Plan (the "Incentive Plan"). An aggregate of 375,000 shares were authorized for issuance under the Incentive Plan, to be increased to 875,000 shares authorized, subject to stockholders' approval. The Incentive Plan provides for granting to employees and other key individuals who perform services for the Company ("Participants") the following types of incentive awards: stock options, stock appreciation rights ("SARs"), restricted stock, performance units, performance grants and other types of awards that the Compensation Committee deems to be consistent with the purposes of the Incentive Plan. In addition, each person who is not an employee of the Company or one of its subsidiaries and who is elected or re-elected as a director of the Company by the stockholders at any annual meeting of stockholders commencing with the 1994 annual meeting, and, if first elected or appointed other than at an annual meeting, upon such election or appointment, will receive, as of the business day following the date of each such election or appointment, a nonqualified option to purchase 5,000 shares of Common Stock.

                  NAPRO BIOTHERAPEUTICS, INC. AND SUBSIDIARY

                               DECEMBER 31, 1995

  The following summarizes stock option activity and balances:

                                                            STOCK     EXERCISE
                                                           OPTIONS     PRICE
                                                           -------  ------------
   Outstanding at December 31, 1992....................... 159,467  $        .19
   Granted................................................  79,733           .75
   Canceled............................................... (13,333)          .75
                                                           -------
   Outstanding at December 31, 1993....................... 225,867      .19--.75
   Granted................................................ 144,934    2.40--6.00
   Canceled...............................................  (6,667)         2.40
                                                           -------
   Outstanding at December 31, 1994....................... 364,134     .19--6.00
   Granted................................................ 241,792   6.25--11.75
   Canceled...............................................  (6,667)         2.40
   Exercised.............................................. (31,652)    .75--2.40
                                                           -------
   Outstanding at December 31, 1995....................... 567,607    .19--11.75
   Granted (unaudited)....................................  36,000  10.13--11.13
   Canceled (unaudited)...................................  (3,500)  6.00--10.13
   Exercised (unaudited)..................................  (4,667)    .75--2.40
                                                           -------
   Outstanding at March 31, 1996 (unaudited).............. 595,440    .19--11.75
                                                           =======

  Exercisable shares at December 31, 1995 are 234,252. The above stock options not already exercisable vest over the next nine years.

8.STRATEGIC ALLIANCES

  The Company has entered into strategic alliances with two pharmaceutical companies, Faulding and IVAX, which the Company believes have the capabilities to obtain commercial approval for NBT Paclitaxel and establish NBT Paclitaxel as a major product in the market. These strategic partners will assume responsibility for funding the cost of all aspects of the required clinical and regulatory processes in their respective markets, procedures that would be too costly for the Company to undertake.

  THE FAULDING AGREEMENT

  In 1992, the Company entered into an initial 20-year exclusive agreement with Faulding, which was amended in June 1993, January 1994 and March 1995 (the "Faulding Agreement"), to develop and market paclitaxel in ten countries, including Australia, New Zealand, and much of Southeast Asia. The Faulding Agreement also grants Faulding the nonexclusive right to sell NBT Paclitaxel supplied by the Company in certain countries in the Middle East. Pursuant to the Faulding Agreement, Faulding paid the Company a $200,000 licensing fee and also provided the Company $1,100,000 of advances. The $1,100,000 in advances were subsequently converted into notes payable (see Note 3).

  The Faulding Agreement provides that the Company shall supply all of Faulding's requirements for paclitaxel. The Company is paid a fixed sum for NBT Paclitaxel supplied for noncommercial uses, and a fixed percentage of Faulding's sales price for NBT Paclitaxel supplied for commercial use. In addition, pursuant to the original Faulding Agreement, the Company would have been obligated to pay Faulding a royalty of up to 4% on the first 100,000 grams of NBT Paclitaxel sold to third parties for commercial use. However, in 1994, the Company exercised its right to eliminate this royalty under the Faulding Agreement by paying Faulding $1,000,000 (see Notes 3 and
  6).

  THE IVAX AGREEMENT

  In June 1993, the Company entered into an initial 20-year exclusive agreement with IVAX to develop and market NBT Paclitaxel in the United States, Europe, Japan and the rest of the world not covered by the Faulding Agreement, with the exception of the former Soviet Union countries, China, certain countries in the Middle East, and the Vatican, territories to which IVAX has nonexclusive rights. Simultaneously with entering into the IVAX Agreement, IVAX made a $3,000,000

                  NAPRO BIOTHERAPEUTICS, INC. AND SUBSIDIARY

                               DECEMBER 31, 1995
  equity investment in the Company for 19.8% of the Company's then outstanding Common Stock (see Note 6) and committed to give the Company an additional $1,400,000 in loans over the next three years for acquiring yew tree bark. The loan commitment terminated upon completion of the IPO.

  The IVAX Agreement provides that the Company shall supply all of IVAX's requirements for paclitaxel. The Company is paid a fixed sum for NBT Paclitaxel supplied for noncommercial uses, and a manufacturing payment plus a percentage of IVAX's sales profit (as defined by the agreement) for NBT Paclitaxel sold for commercial uses.

  THE PBI AGREEMENT

  In March 1994, the Company entered into a ten-year initial-term contract with Pacific Biotechnologies, Inc. ("PBI"), a subsidiary of Pacific Regeneration Technologies, Inc., one of the largest reforestation companies in Canada (the "PBI Agreement"). Under the PBI Agreement, PBI is planting and maintaining a plantation of yew trees and bushes designed to provide the Company with a long-term renewable supply of Taxus biomass. Pursuant to such agreement, the Company is obligated to pay PBI an annual fee equal to PBI's costs in performing its obligations under the agreement plus overhead and a specified profit.

  The Company applied $1,500,000 of the net proceeds of the IPO to prepay in full, at a discount, all fees, interest thereon, and all other amounts accrued and which would accrue and be owed by the Company to PBI under the PBI Agreement through December 31, 1995. Amounts paid in excess of the amounts due totaled $268,720 on December 31, 1994 and were recorded on the balance sheet as prepaid expenses. No corresponding amounts are outstanding at December 31, 1995. In addition, the Company's obligation under the PBI Agreement to secure a $100,000 letter of credit in favor of PBI was eliminated. Until such time as plantation cultivation is developed and proven, expenditures under the PBI Agreement are being expended as research and development and are separately reported on the statement of operations.

9.COMMITMENTS AND CONTINGENCIES

  OPERATING LEASES

  The Company has executed noncancelable operating lease agreements for office, research and production facilities. As of December 31, 1995, future minimum lease payments under noncancelable operating lease agreements are as follows:

   1996.............................................................. $  495,102
   1997..............................................................    515,375
   1998..............................................................    498,857
   1999..............................................................    510,725
   2000..............................................................    438,543
                                                                      ----------
   Total                                                              $2,458,602
                                                                      ==========

  Rent expense for the years ended December 31, 1993, 1994 and 1995 amounted to $215,138, $146,400 and $262,332, respectively.

  UNCERTAINTY OVER THE SELLING PRICE UNDER THE FAULDING AGREEMENT

  Under the Faulding Agreement (see Note 8), the Company is paid a fixed sum for NBT Paclitaxel supplied for noncommercial uses, and a fixed percentage of Faulding's sales price for NBT Paclitaxel supplied for commercial use. The Company recognizes the corresponding revenue at the time of shipment of NBT Paclitaxel to Faulding, based upon the intended use indicated by Faulding on its purchase orders. Faulding's actual selling price, however, may differ from the amounts originally budgeted and indicated to the Company. Faulding has agreed to communicate to the Company the final amount of sales, and, average selling prices, and on or about April 30, 1996, an adjustment will be calculated, which may either increase or decrease the Company's revenue from sales of products to Faulding for 1995.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

No dealer, sales representative or any other person is authorized in connection with any offering made hereby to give any information or to make any representation not contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any such securities to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary.........................................................   3
Risk Factors...............................................................   6
Use of Proceeds............................................................  20
Price Range of Common Stock................................................  21
Dividend Policy............................................................  21
Capitalization.............................................................  22
Dilution...................................................................  23
Selected Financial Data....................................................  24
Management's Discussion and
 Analysis of Financial Condition and
 Results of Operations.....................................................  25
Business...................................................................  31
Management.................................................................  47
Certain Relationships and Related
 Transactions..............................................................  59
Principal Stockholders.....................................................  61
Description of Capital Stock...............................................  63
Underwriting...............................................................  67
Legal Matters..............................................................  69
Experts....................................................................  69
Additional Information.....................................................  69
Index to Financial Statements.............................................. F-1

                               ----------------


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                2,000,000 SHARES

                 [LOGO OF NAPRO BIOTHERAPEUTICS APPEARS HERE]

                          NaPro BioTherapeutics, Inc.

                                  COMMON STOCK

                               ----------------

                                   PROSPECTUS

                               ----------------

                     Vector Securities International, Inc.
                               J.P. Morgan & Co.

                                     , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is a statement of estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

   Securities and Exchange Commission Registration Fee................ $ 11,903
   National Association of Securities Dealers, Inc Filing Fee.........    3,950
   NASDAQ National Market Listing Fee.................................   50,000
   Blue Sky Legal Fees and Expenses...................................   15,000
   Printing Expenses..................................................  125,000
   Transfer Agent's Fees and Expenses.................................   10,000
   Accounting Fees and Expenses.......................................   50,000
   Legal Fees and Expenses............................................  150,000
   Miscellaneous Expenses.............................................   34,147
                                                                       --------
     Total............................................................ $450,000
                                                                       ========

- --------
* To be supplied by amendment.

  All such expenses will be borne by the NaPro BioTherapeutics, Inc. (the "Company").

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, with respect to any criminal action or proceedings, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

   The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145 of the DGCL. In that regard, ARTICLE SIX, subparagraph (d) of the Certificate of Incorporation provides that the personal liability of a director or officer of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer shall be limited to the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended and that any repeal or modification of ARTICLE SIX, subparagraph (d) of the Certificate of Incorporation by the stockholders of the Company shall not adversely affect any right or protection of a director or officer of the Company existing at the time of such repeal or modification.

   In addition, of the Bylaws of the Company provide indemnification to the fullest extent permitted by the DGCL as follows:

                                  ARTICLE VI

               INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

   1. INDEMNIFICATION: THIRD PARTY ACTIONS. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent, of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

   2. INDEMNIFICATION: DERIVATIVE ACTIONS. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   3. MANDATORY INDEMNIFICATION. To the extent that a director or officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article VI or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

   4. AUTHORIZATION FOR INDEMNIFICATION. Any indemnification under Sections 1 and 2 of this Article VI (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 1 and 2 of this Article VI. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

   5. ADVANCE PAYMENT OF EXPENSES. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this Article VI. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

   6. NON-EXCLUSIVITY. The indemnification and advancement of expenses provided by, or granted pursuant to , the other subsections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in unless otherwise provided when authorized or ratified, as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

   7. INSURANCE. The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article VI.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   Within the past three years, the Company has issued securities without registration under the Securities Act of 1933, as amended (the "Securities Act"), as follows:

   On April 29, 1993, the Company issued 18,000 shares of Common Stock to Pacific Regeneration Technologies Inc. at a price of $5.625 per share.

   Pursuant to a Stock Purchase Warrant dated June 3, 1993, the Company granted to Herbert L. Lucas, a warrant to purchase 2,000 shares of Common Stock at a price of $2.40 per share. This warrant has been exercised.

   Pursuant to the Executive Agreements dated June 7, 1993 between the Company and each of Leonard P. Shaykin, Dr. Sterling K. Ainsworth, Dr. Patricia A. Pilia and Dr. Larry Helson, each of the foregoing purchased 531,864, 578,592, 150,428 and 265,932 shares of Common Stock, respectively, at a price of $1.50 per share.

   Pursuant to Stock Purchase Warrant dated June 7, 1993, the Company granted to Kirkland & Ellis, a warrant to purchase 6,667 shares of Common Stock at a price of $1.875 per share.

   Pursuant to a Stock Purchase Warrant dated June 7, 1993, the Company granted to Arthur D. Harrison, a warrant to purchase 13,334 shares of Common Stock at a price of $1.875 per share.

   In June 1993, D&N Holding Company ("D&N"), a wholly-owned subsidiary of IVAX Corporation, and the Company entered into a Subscription Agreement pursuant to which the Company sold to D&N, for the aggregate purchase price of $3,000,000, 1,106,398 shares of Common Stock and a warrant (the "D&N Warrant") to purchase 111,111 shares of Common Stock at an exercise price of $0.05 per share. On March 29, 1996, Mr. Shaykin purchased the D&N Warrant with a two year, non-interest bearing note issued to D&N with a face value of $944,443.50.

   Pursuant to a Settlement Agreement dated as of January 7, 1994 by and between the Company and Broadmark, the Company issued warrants to Broadmark to purchase 33,334 shares of Common Stock at an exercise price of $1.125 per share. In exchange for such warrants, the Company and Broadmark agreed to release and discharge each other from all claims arising out of matters occurring before January 7, 1994.

  In April 1994, the Company completed the sale to private investors of 26.5 Units (the "Units"), each Unit consisting of (i) 10,000 shares of Common Stock and (ii) an unsecured 9% non-negotiable convertible promissory note of the Company in aggregate principal amount of $50,000, convertible into shares of Common Stock at a rate equal to the initial public offering price per share of Common Stock. The purchase price per Unit was $50,000. The Company received gross proceeds of $1,325,000 with respect to the sale of such Units. After the payment of $132,500 in placement fees to the Underwriter, who acted as placement agent for the Company with respect to the sale of such Units, and other offering expenses of approximately $75,000, the Company received net proceeds of approximately $1,117,500 from the sale of the Units. In August 1994, principal and interests totaling approximately $140,000 were converted into 28,615 shares of Common Stock.

  Pursuant to a Settlement Agreement dated May 6, 1994 by and between the Company and John H. Kreisher ("Kreisher"), the Company issued warrants to Kreisher to purchase 16,667 shares of Common Stock at an exercise price of $.01 per share. In exchange for such warrants, the Company and Kreisher agreed, among other things, to release and discharge each other form all claims arising out of matters occurring before May 6, 1994. This warrant has been exercised.

  In August 1994, the Company issued and sold to F.H. Faulding & Co., Ltd. ("Faulding"), 400,000 shares of the Company's Nonvoting Common Stock at a price of $5.00 per share. In consideration for such purchase, $1,000,000 was applied directly to eliminate Faulding's royalty rights under the Amended and Restated Master Agreement dated January 19, 1994 between the Company and Faulding and $1,000,000 was paid in cash to the Company.

  In July 1995, the Company closed a private placement of 638,750 shares of Convertible Preferred Stock, Series A (the "US Preferred") of the Company, for proceeds of $5,114,111. In July and August 1995, the Company closed a private placement of 725,513 shares of Convertible Preferred Stock, Series A (the "Canadian Preferred") of the Company's Canadian subsidiary, NaPro BioTherapeutics (Canada), Inc. ("NaPro Canada"), for proceeds of $5,959,060. At December 31, 1995, a total of 513,750 shares of the U.S. Preferred had converted into 513,750 shares of Common Stock of the Company and 266,421 shares of the Canadian Preferred had been exchanged for 266,421 shares of common stock of the Company. Subsequent to the private placement, Company registered under the Securities Act, the resale of shares of Common Stock issued upon conversion of the U.S. Preferred or exchange of the Canadian Preferred. Neither the U.S. Preferred nor the Canadian Preferred has any dividend requirement.

  At the times the above-mentioned securities were issued, the foregoing persons represented to the Company that they were acquiring the securities for purposes of investment and not with a view to distribution under the Securities Act and appropriate legends were placed on the certificates representing the securities so issued. Exemption from registration of such securities is claimed under Section 4(2) of the Securities Act since no public offering was involved and the securities had been taken for investment and not with a view to distribution.

  Within the past three years, pursuant to the 1993 Stock Option Plan, the Company issued and has outstanding options to purchase 100,347 shares of Common Stock (the "1993 Options") to certain employees, agents and consultants of the Company. The Company received no consideration for the Options. As a result of exercise of stock options granted pursuant to this plan, the Company has issued 36,319 shares of Common Stock.

  Within the past three years, pursuant to the 1994 Long Term Performance Incentive Plan, the Company issued and has outstanding options to purchase 315,828 shares of Common Stock (the "1994 Options") to certain employees, agents and consultants of the Company. The Company received no consideration for the 1994 Options.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)Exhibits

EXHIBIT
NUMBER                                 DESCRIPTION OF EXHIBIT
- -------                                ----------------------
  1.1 -- Form of Underwriting Agreement
  3.1 -- Amended and Restated Certificate of Incorporation of the Company. Incorporated
         herein by reference from the Registration Statement on Form S-1 of the Company, filed with the Securities and Exchange Commission (the "Commission") on July 27,
         1994 (File No.-33 78016).
  3.2 -- Certificate of Designation for Convertible Preferred Stock, Series A. Incorporated
         herein by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 (File No. 0-2430).
  3.3 -- Bylaws of the Company. Incorporated herein by reference from the registration statement on Form S-1 of the Company Filed with the Commission on July 27, 1994
         (File No. 33-78016).
  4.1 -- Form of Common Stock Certificate. Incorporated herein by reference from the registration statement on Form S-1 of the Company, filed with the Commission on
         July 27, 1994 (File No. 33-78016).
  4.2 -- Underwriter's Warrant Agreement. Incorporated herein by reference from the registration statement on Form S-1 of the Company, filed with the Commission on
         July 27, 1994 (File No. 33-78016).
  4.3 -- Warrant Agreement. Incorporated herein by reference from the registration statement on Form S-1 of the Company, filed with the Commission on July 27, 1994
         (File No. 33-78016).
  4.4 -- Warrant Certificate. Incorporated herein by reference from the registration statement on Form S-1 of the Company, filed with the Commission on July 27, 1994
         (File No. 33-78016).
  4.5 -- The Certificate of Incorporation and Bylaws of the Company are included as
         Exhibits 3.1 through 3.3
  5.1 -- Opinion and consent of Kirkland & Ellis as to the legality of the shares being registered.**
 10.1 -- Company's 1993 Stock Option Plan. Incorporated herein by reference from the registration statement on Form S-1 of the Company, filed with the Commission on
         July 27, 1994 (File No. 33-78016).
 10.2 -- Company's 1994 Long-Term Performance Incentive Plan. Incorporated herein by reference from the registration statement on Form S-1 of the Company, filed with the Commission on July 27, 1994 (File No. 33-78016).
 10.3 -- Common Stock Warrant dated as of June 7, 1993 between the Company and Broadmark
         Capital Corporation. Incorporated herein by reference from the registration statement on Form S-1 of the Company, filed with the Commission on July 27, 1994
         (File No. 33-78016).
 10.4 -- Subscription Agreement dated as of June 7, 1993 between the Company and D&N
         Holding Company. Incorporated herein by reference from the registration statement on Form S-1 of the Company, filed with the Commission on July 27, 1994 (File No.
         33-78016).
 10.5 -- Stock Purchase Warrant dated as of June 7, 1993 between the Company and Arthur D.
         Harrison. Incorporated herein by reference from the registration statement on Form
         S-1 of the Company, filed with the Commission on July 27, 1994 (File No. 33-
         78016).

 EXHIBIT
 NUMBER                                   DESCRIPTION OF EXHIBIT
 -------                                  ----------------------
  10.6 --   Stock Purchase Warrant dated as of June 7, 1993 between the Company and D&N
            Holding Company. Incorporated herein by reference from the registration statement on Form S-1 of the Company, filed with the Commission on July 27, 1994 (File No.
            33-78016).
  10.7 --   Stock Purchase Warrant dated as of June 7, 1993 between the Company and Kirkland &
            Ellis. Incorporated herein by reference from the registration statement on Form S-
            1 of the Company, filed with the Commission on July 27, 1994 (File No. 33-78016).
  10.8 --   Stock Purchase Warrant dated as of December 15, 1992 between the Company and
            Kirkland & Ellis. Incorporated herein by reference from the registration statement on Form S-1 of the Company, filed with the Commission on July 27, 1994 (File No.
            33-78016).
  10.9 --   Stock Purchase Warrant dated as of June 3, 1992 between the Company and Herbert L.
            Lucas. Incorporated herein by reference from the registration statement on Form S-
            1 of the Company, filed with the Commission on July 27, 1994 (File No. 33-78016).
 10.10 --   Stock Purchase Warrant dated as of June 3, 1992 between the Company and H.J.
            Meyers & Co., Inc. Incorporated herein by reference from the registration statement on Form S-1 of the Company, filed with the Commission on July 27, 1994
            (File No. 33-78016).
 10.11 --   Stock Purchase Warrant dated as of June 3, 1992 between the Company and Freshman,
            Marantz, Orlanski, Cooper, and Klein 1993 Investments. Incorporated herein by reference from the registration statement on Form S-1 of the Company, filed with the Commission on July 27, 1994 (File No. 33-78016).
 10.12 --   Stock Purchase Warrant dated as of April 30, 1993 between the Company and Pacific
            Regeneration Technologies, Inc. Incorporated herein by reference from the registration statement on Form S-1 of the Company, filed with the Commission on
            July 27, 1994 (File No. 33-78016).
 10.13 --   Registration Agreement dated as of June 7, 1993 by and among the Company, D&N
            Holding Company, Sterling K. Ainsworth, Patricia A. Pilia, Leonard P. Shaykin, and
            Lawrence Helson. Incorporated herein by reference from the registration statement on Form S-1 of the Company, filed with the Commission on July 27, 1994 (File No.
            33-78016).
 10.14 --   Amended and Restated Stockholders Agreement dated as of May 31, 1994 by and among the Company, D&N Holding Company, Sterling K. Ainsworth, Patricia A. Pilia,
            Leonard P. Shaykin, and Lawrence Helson. Incorporated herein by reference from the registration statement on Form S-1 of the Company, filed with the Commission on
            July 27, 1994 (File No. 33-78016).
 10.15 --   Amended and Restated Employment and Executive Stock Agreement dated as of June 7,
            1993 and amended and restated as of May 31, 1994 between the Company and Leonard
            P. Shaykin. Incorporated herein by reference from the registration statement on
            Form S-1 of the Company, filed with the Commission on July 27, 1994 (File No. 33-
            78016).
 10.16 --   Amended and Restated Employment and Executive Stock Agreement dated as of June 7,
            1993 and amended and restated as of May 31, 1994 between the Company and Sterling
            K. Ainsworth. Incorporated herein by reference from the registration statement on
            Form S-1 of the Company, filed with the Commission on July 27, 1994 (File No. 33-
            78016).
 10.17 --   Amended and Restated Employment and Executive Stock Agreement dated as of June 7,
            1993 and amended and restated as of May 31, 1994 between the Company and Patricia
            A. Pilia. Incorporated herein by reference from the registration statement on Form
            S-1 of the Company, filed with the Commission on July 27, 1994 (File No. 33-
            78016).
 10.18 --   Amended and Restated Employment and Executive Stock Agreement dated as of June 7,
            1993 and amended and restated as of May 31, 1994 between the Company and Larry
            Helson. Incorporated herein by reference from the registration statement on Form
            S-1 of the Company, filed with the Commission on July 27, 1994 (File No. 33-
            78016).

 EXHIBIT
 NUMBER                                   DESCRIPTION OF EXHIBIT
 -------                                  ----------------------
 10.19 --   Company's Stock Option Agreement with Sterling K. Ainsworth. Incorporated herein by reference from the registration statement on Form S-1 of the Company, filed with the Commission on July 27, 1994 (File No. 33-78016).
 10.20 --   Company's Stock Option Agreement with Patricia A. Pilia. Incorporated herein by reference from the registration statement on Form S-1 of the Company, filed with the Commission on July 27, 1994 (File No. 33-78016).
 10.21 --   Services and Supply Agreement dated as of December 1, 1993 between the Company and
            Pacific Biotechnologies Inc. Incorporated herein by reference from the registration statement on Form S-1 of the Company, filed with the Commission on
            July 27, 1994 (File No. 33-78016).
 10.22 --   Subscription Agreement dated as of April 29, 1993 between the Company and Pacific
            Regeneration Technologies. Incorporated herein by reference from the registration statement on Form S-1 of the Company, filed with the Commission on July 27, 1994
            (File No. 33-78016).
 10.23 --   Amended and Restated Master Agreement dated as of January 19, 1994 between the
            Company and F.H. Faulding & Co., Ltd. Incorporated herein by reference from the registration statement on Form S-1 of the Company, filed with the Commission on July 27, 1994 (File No. 33-78016).
 10.24 --   Amendment No. 1 To Amended and Restated Master Agreement Dated January 19, 1994,
            executed as of March 23, 1995. Incorporated herein by reference from the Company's
            Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 0-
            24320).
 10.25 --   Agreement dated as of June 7, 1993 between the Company and Baker Norton
            Pharmaceuticals, Inc. Incorporated herein by reference from the registration statement on Form S-1 of the Company, filed with the Commission on July 27, 1994
            (File No. 33-78016).
 10.26 --   Lease dated February 28, 1995 between the Company and the Mutual Life Assurance
            Company of Canada. Incorporated herein by reference from the Company's Quarterly
            Report on Form 10-Q for the quarter ended June 30, 1995 (File No. 0-2430).
 10.27 --   Subscription Agreement and Investment Letter between the Company and NaPro Canada.
            Incorporated herein by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 (File No. 0-2430).
 10.28 --   Put/Call Agreement dated July 12, 1995 between the Company and the Purchasers of
            Series A Preferred Shares of NaPro Canada. Incorporated herein by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995
            (File
            No. 0-2430).
 10.29 --   Side Letter dated July 21, 1995 to Put/Call Agreement. Incorporated herein by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended
            June 30, 1995 (File No. 0-2430).
 10.30 --   Engagement Letter dated February 16, 1995, between the Company and Capital West
            Partners. Incorporated herein by reference from the Company's Quarterly Report on
            Form 10-Q for the quarter ended June 30, 1995 (File No. 0-2430).
 10.31 --   Subscription Agreement between the Company and the purchasers of Convertible
            Preferred Stock, Series A, of the Company. Incorporated herein by reference from the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995
            (File No. 0-2430).
 10.32 --   Purchase Agreement between the Company and certain purchasers of Preferred Shares of NaPro Canada. Incorporated herein by reference from the Company's Quarterly
            Report on Form 10-Q for the quarter ended June 30, 1995 (File No. 0-2430).
 10.33 --   Purchase Agreement between the Company and BPI Capital Management Corporation as
            to Preferred Shares of NaPro Canada. Incorporated herein by reference from the
            Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 (File
            No. 0-2430).

 EXHIBIT
 NUMBER                                   DESCRIPTION OF EXHIBIT
 -------                                  ----------------------
 10.34 --   Lease between the Company and Gunbarrel Facility L.L.C. dated October 16, 1995.
            Incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995.
 10.35 --   First Amendment to Lease dated November 27, 1995, between the Company and
            Gunbarrel Facility L.L.C. Incorporated herein by reference from the Company's
            Annual Report on Form 10-K for the year ended December 31, 1995.
 10.36 --   Agreement between the Company and Pacific Biotechnologies Inc. dated March 29,
            1996. Incorporated herein by reference from the Company's Annual Report on Form
            10-K for the year ended December 31, 1995.
 10.37 --   Culture Agreement dated as of March 1, 1996 between Zelenka Nursery, Inc.
            ("Zelenka") and the Company. The Company has filed with the Commission on June 27,
            1996, a Confidential Treatment Request with respect to this agreement, and accordingly, certain language has been redacted.**
 10.38 --   Agreement for Sale, Harvest and Storage of Nursery Stock dated as of May 1, 1996 between Zelenka and the Company. The Company has filed with the Commission on June
            27, 1996, a Confidential Treatment Request with respect to this agreement, and accordingly, certain language has been redacted.**
  21.1 --   List of Subsidiaries**
  23.1 --   Consent of Ernst & Young LLP, Independent Auditors.
  23.2 --   Consent of Kirkland & Ellis (included in Exhibit 5.1).**
  24.1 --   Powers of Attorney (included in signature page)**

- --------
 *To be filed by Amendment.
** Previously Filed.

(b)Financial Statement Schedules

  None.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Company hereby undertakes (i) that for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective and (ii) that for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, as of July 26, 1996.

                                       NaPro BioTherapeutics, Inc.

                                          /s/Gordon H. Link, Jr.
                                       By: ___________________________________
                                                  Gordon H. Link, Jr.
                                           Vice President and Chief Financial
                                                       Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                          TITLE                       DATE
        ---------                          -----                       ----
 ___________*___________   President and Chief Executive Officer;  July 26, 1996
   STERLING K. AINSWORTH   Director (Principal Executive Officer)
 ___________*___________     Chairman of the Board of Directors    July 26, 1996
    LEONARD P. SHAYKIN
 /s_Gordon/H. Link, Jr__. Vice President, Chief Financial Officer, July 26, 1996
    GORDON H. LINK, JR.           (Principal Financial and
                               Principal Accounting Officer)
 ___________*___________                  Director                 July 26, 1996
   E. GARRET BEWKES, JR.
 ___________*___________                  Director                 July 26, 1996
       PHILLIP FROST
 ___________*___________                  Director                 July 26, 1996
   RICHARD C. PFENNIGER,
           JR.
 ___________*___________                  Director                 July 26, 1996
     PATRICIA C. PILIA
 ___________*___________                  Director                 July 26, 1996
      MARK B. HACKEN
 ___________*___________                  Director                 July 26, 1996
     VAUGHN D. BRYSON
 ___________*___________                  Director                 July 26, 1996
   ARTHUR H. HAYES, JR.
 /s/Gordon H. Link, Jr__.             Attorney-in-Fact             July 26, 1996
    GORDON H. LINK, JR.

* Signed by Attorney-in-Fact